Exhibit 10.1
     EXECUTION VERSION
UNCOMMITTED REVOLVING CREDIT AGREEMENT
Dated as of October 18, 2010
among
TESORO PANAMA COMPANY, S.A.,
as Borrower,
CERTAIN LENDERS LISTED ON THE SIGNATURE PAGES HEREOF,
as Lenders,
and
BNP PARIBAS,
as Administrative Agent, Collateral Agent, Letter of Credit Issuer, Swing Line Lender and
Daylight Overdraft Bank
CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK,
as Syndication Agent
and
BNP PARIBAS SECURITIES CORP.,
as Arranger

i

v

TABLE OF CONTENTS

Page
Exhibits
Exhibit A	Form of Collateral Pool Report
Exhibit B	Form of Borrowing Request
Exhibit C	Form of Compliance Certificate
Exhibit D	Form of Letter of Credit Request
Exhibit E	Form of Mark to Market Report
Exhibit F	Form of Note
Exhibit G	Form of Position Limit Report
Exhibit H	Risk Control Policy
Exhibit I	Form of Security Agreement
Exhibit J	Form of Notice of Declining Lender
Exhibit K	Form of Notice of Assignment
Exhibit L	Form of Notice of Maximum Availability Amount Election

Schedules
Schedule A	Approved Account Debtors
Schedule B	Availability Grid
Schedule C	Closing Date Swap Lender Close-out Amounts
Schedule 1.01	List of Maximum Considered Limits and Maximum Credit Limits
Schedule 3.03	Borrower’s Account for Advances
Schedule 7.05	Litigation
Schedule 7.10	Taxes
Schedule 7.11	Material Indebtedness Not Included in Financial Statements
Schedule 7.15	Subsidiaries
Schedule 9.05	Indebtedness
Schedule 9.06	Transaction with Affiliates
Schedule 9.08	Contingent Obligations
Schedule 12.02	Notices

UNCOMMITTED REVOLVING CREDIT AGREEMENT
     This UNCOMMITTED REVOLVING CREDIT AGREEMENT (the “Agreement”) is entered into as of October 18, 2010, by and among TESORO PANAMA COMPANY, S.A., a Panamanian company (the “Borrower”), each of the financial institutions listed on the signature pages hereof as a Lender (individually, a “Lender” and collectively, the “Lenders”), and BNP PARIBAS, as Administrative Agent, Letter of Credit Issuer, Swing Line Lender, and Daylight Overdraft Bank (in its capacity as Administrative Agent for the Lenders, together with its successors in such capacity, the “Administrative Agent”), CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as Syndication Agent, and BNP PARIBAS SECURITIES CORP., as Arranger.
     WHEREAS, the Borrower has requested, and the Lenders, the Letter of Credit Issuers, and the Administrative Agent are willing to provide, certain secured revolving loans and other financial accommodations on an uncommitted basis, all on the terms and subject to the conditions hereinafter set forth;
     NOW, THEREFORE, the parties hereto agree as follows:
ARTICLE I
DEFINITIONS
     SECTION 1.01 Certain Defined Terms. The following terms have the following meanings:
     “Acceptable Investment Grade Credit Enhancement” means (i) a guarantee (in form and substance satisfactory to the Administrative Agent) from a financial institution acceptable to the Administrative Agent, (ii) or a letter of credit (in form and substance satisfactory to the Administrative Agent) provided by any Person (other than an Affiliate of the Borrower) rated Investment Grade who has consented to an assignment of proceeds of such letter of credit to the Collateral Agent or otherwise as to which the Collateral Agent has a perfected security interest pursuant to Article 9 of the UCC, or (iii) credit insurance in amounts and from an insurance provider acceptable to the Administrative Agent in its sole discretion that is otherwise in compliance with Section 8.06 of this Agreement or other credit enhancement in form and substance acceptable to the Administrative Agent provided by a Lender covering the creditworthiness of an Account with respect to which the Administrative Agent shall have received such documentation and evidence as it deems necessary or desirable to confirm the existence and direction of payment thereof (provided, however that the Administrative Agent shall not require disclosure of such Lender’s remuneration in connection with any such credit enhancement).
     “Account” has the meaning stated in the Uniform Commercial Code.
     “Account Debtor” means a Person who is obligated to the Borrower under an Account of the Borrower.

     “Acquisition” shall mean any transaction or series of related transactions for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business or division of a Person, (b) the acquisition of in excess of 50% of the capital stock, partnership interests or equity of any Person, or otherwise causing any Person to become a Subsidiary, or (c) a merger or consolidation or any other combination with another Person (other than a Person that is a Subsidiary) provided that the Borrower or the Subsidiary is the surviving entity.
     “Additional Costs” has the meaning specified in Section 5.01(a) of this Agreement.
     “Adjusted Net Working Capital” shall mean, with respect to the Borrower, as determined from time to time, Net Working Capital minus the net amount of all loans and other advances or other amounts due and owing to the Borrower from its equity holders or Affiliates unless any such amount is (a) secured by a letter of credit acceptable to the Administrative Agent or (b) such amount reflects an Approved Affiliate Oil Cargo Receivable (provided, however, that the aggregate amount of Approved Affiliate Oil Cargo Receivables may not constitute more than 50% of the Borrower’s Net Working Capital on the date of such determination).
     “Adjusted Pro Rata Share” shall have the meaning ascribed to it in the Swap Lender Intercreditor Agreement.
     “Adjusted Tangible Net Worth” shall mean, as of the date of any determination thereof with respect to the Borrower, Tangible Net Worth minus the net amount of all loans and other advances or other amounts due and owing to the Borrower from its equity holders or Affiliates unless any such amount is (a) secured by a letter of credit acceptable to the Administrative Agent or (b) such amount reflects an Approved Affiliate Oil Cargo Receivable (provided however that the aggregate amount of Approved Affiliate Oil Cargo Receivables may not constitute more than 50% of the Borrower’s Tangible Net Worth on the date of such determination).
     “Administrative Agent” shall mean BNP Paribas in its capacity as administrative agent under this Agreement and the other Loan Documents, together with its successors and assigns in such capacity.
     “Administrative Agent-Related Persons” shall mean BNP Paribas, together with its respective Affiliates and each of their respective officers, directors, employees, agents and attorneys.
     “Affiliate” shall mean, as to any Person, any other Person which, directly or indirectly, is in control of, is controlled by, or is under common control with, such Person. A Person shall be deemed to control another Person if the controlling Person possesses, directly or indirectly, the power to direct or cause the direction of the management and policies of the other Person, whether through the ownership of voting securities, by contract, or otherwise.
     “Aggregate Outstanding Extensions of Credit” shall mean, at any time, the aggregate outstanding principal amount of all Loans, together with the aggregate amount of all L/C Obligations.

     “Agreement” shall mean this Uncommitted Revolving Credit Agreement, as amended, restated, supplemented, or otherwise modified from time to time.
     “Alternative Base Rate” shall mean for any day the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the greatest of (a) the rate of interest established by BNP Paribas from time to time at its principal office in New York City as its “base rate” for loans in Dollars (the “base rate” is a rate set by BNP Paribas based upon various factors including BNP Paribas’ costs and desired return, general economic conditions and other factors and is used as a reference point for pricing of some loans, which may be priced at, above or below such announced rate and is not intended to be the lowest rate of interest charged by BNP Paribas in connection with extensions of credit to debtors), (b) the Federal Funds Rate in effect on such day plus 0.50%, or (c) the Eurodollar Rate for Interest Periods of 3 months plus 1.50%. Any change in the reference rate announced by BNP Paribas shall take effect at the opening of business on the day specified in the public announcement of such change.
     “Alternative Base Rate Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “Alternative Base Rate”.
     “Applicable Lending Office” shall mean, for each Lender and for each Type of Loan, the “Lending Office” of such Lender (or of an Affiliate thereof) designated for such Type of Loan on the signature pages hereof or such other office of such Lender (or of an Affiliate thereof) as such Lender may from time to time specify to the Administrative Agent and the Borrower as the office by which its Loans of such Type are to be made and maintained.
     “Applicable Margin” shall mean, (i) with respect to Alternative Base Rate Loans, 1.75% per annum; and (ii) with respect to Eurodollar Rate Loans, 2.75% per annum.
     “Approved Account Debtor Limit” shall mean the designated Dollar amount per Account Debtor that the Required Lenders and the Facility B Agent approve in writing from time to time for each Account Debtor that the Required Lenders approve in writing from time to time, which on the Closing Date shall be the Account Debtors and Dollar amounts set forth opposite the name of each such Account Debtor on Schedule A attached hereto. Each Lender shall inform the Administrative Agent of its approval or disapproval of additional Account Debtors and increases or decreases in Dollar amounts in writing by electronic communication at ed.tice@us.bnpparibas.com (or any other electronic address acceptable to the Administrative Agent in its discretion) within five (5) Business Days after receipt of notice from the Administrative Agent, provided, however, that failure of a Lender to affirmatively approve or disapprove of any Approved Account Debtor Limit shall be deemed approval of such Approved Account Debtor Limit by such Lender.
     “Approved Affiliate Oil Cargo Receivable” shall mean each Account, calculated in Dollars, due and payable to the Borrower within thirty (30) days on regular commercial terms documented by a written contract for sale in form and substance acceptable to and which contract shall have been delivered to the Administrative Agent and is acceptable to the Administrative Agent in its discretion, arising in connection with one (1) shipment or delivery of Products, with respect to which (i) the Account Debtor is an Affiliate of the Borrower, (ii) such Account has been guaranteed by the Parent in a manner acceptable to the Administrative Agent, and (iii) so long as such Account is outstanding, the Parent has available credit under one or more of its committed revolving credit facilities in an amount not less than the full aggregate amount of all Approved Affiliate Oil Cargo Receivables then outstanding and (1) no default, event of default, or other material violation or breach of such credit facilities exists and is continuing, and (2) there are no conditions to the drawing of funds in respect of such available credit that cannot be promptly satisfied solely by the Parent (but in any event satisfied within two (2) Business Days) without the consent or approval of any other Person at such time, unless such conditions have been expressly waived in writing by the applicable lender and any other Person required to so waive.
     “Approving Lenders” shall have the meaning specified in Section 3.11(b) of this Agreement.
     “Assignee” has the meaning specified in Section 12.08(a) of this Agreement.
     “Attorney Costs” shall mean and includes all fees and disbursements of any law firm or other external counsel.
     “Authorized Officer” shall mean, with respect to any action by the Borrower, any officer of the Borrower authorized to take such action pursuant to the Borrower’s Organizational Documents or resolutions of the Borrower delivered to the Administrative Agent from time to time.
     “Bankruptcy Code” shall mean the Federal Bankruptcy Reform Act of 1978, as amended (11 U. S.C. §101, et seq.).
     “Barrel” shall mean a quantity equal to forty-two U.S. gallons.
     “Basis Risk” shall mean, with respect to any Commodity Contract for the sale or purchase of Product that is hedged by another Commodity Contract for the sale or purchase of Product, the risk attributable to the Borrower resulting from changes in value that arise from differences between the delivery location, time of delivery or type or grade of the underlying asset for such Commodity Contract and the delivery location, time of delivery or type or grade of the underlying asset for the hedging Commodity Contract.
     “Basle Accord” has the meaning specified in Section 5.01(c) of this Agreement.
     “Borrowing” shall mean a borrowing hereunder consisting of Loans made to the Borrower on any given day under Article II or Article III of this Agreement.
     “Borrowing Date” shall mean any date on which a Borrowing occurs hereunder.
     “Borrowing Request” shall mean a request by the Borrower for a Borrowing, in the form attached hereto as Exhibit B, duly completed by the Borrower in accordance with this Agreement.
     “Business Day” shall mean any day other than a Saturday, Sunday or other day on which commercial banks are not authorized to be open or are required to close in New York City;

provided, however, that if such day relates to a borrowing of, a payment or prepayment of principal of or interest on, or a Conversion of or into, or an Interest Period for, a Eurodollar Rate Loan or a notice by the Borrower with respect to any such borrowing, payment, prepayment, Conversion or Interest Period, “Business Day” shall mean any day other than a Saturday, Sunday or other day on which dealings in Dollar deposits are carried out in the London interbank market.
     “Capital Adequacy Regulation” shall mean any guideline, request or directive of any central bank or other Governmental Authority, or any other law, rule or regulation, whether or not having the force of law, in each case, regarding capital adequacy of any Lender or of any corporation controlling a Lender.
     “Cash Collateral” shall mean currency issued by the United States, as well as Cash Equivalents, which has been pledged and deposited with, or delivered to, the Collateral Agent as Collateral hereunder subject to a pledge of deposit agreement and other security documentation acceptable to the Administrative Agent. The Borrower shall grant the Collateral Agent a first priority perfected security interest in all such Cash Collateral (subject only to Permitted Liens). In the event that Cash Collateral is held at another financial institution, under a lockbox or any other arrangement, such Cash Collateral will be subject to an acceptable tri-party Security Agreement granting the Collateral Agent a first priority perfected security interest in such account (subject only to Permitted Liens).
     “Cash Collateral Account” shall mean a deposit account or deposit accounts of the Borrower held by the Collateral Agent at either (a) its Principal Office in the name of the Borrower, or (b) at another depositary institution acceptable to the Administrative Agent, such approval not to be unreasonably withheld or delayed in each case pursuant to the terms of an account agreement providing for, among other things, the granting of first priority (perfected security interest in such account subject to Permitted Liens) and subject to a control agreement or other Security Agreement of similar effect governed by the law of the jurisdiction where the deposit account is located.
     “Cash Equivalents” shall mean direct obligations of, or guaranteed as to timely payment of principal and interest by, the United States or any agency or instrumentality thereof, provided that such obligations (a) are backed by the full faith and credit of the United States, (b) shall mature within 180 days of their date of issuance, (c) are subject to a first priority perfected security interest (subject only to Permitted Liens), (d) are not subject to, or encumbered by, any Lien (except for (i) the Lien granted to the Collateral Agent pursuant to (x) the Security Agreements, or (y) another security agreement acceptable in form and substance to the Administrative Agent, and (ii) any other Permitted Liens), and (e) if in certificated form, are endorsed to the order of the Administrative Agent or in blank and delivered to the Administrative Agent or its bailee.
     “Castor/Tesoro Storage Agreement” shall mean that certain Transportation and Storage Agreement, dated as of September 18, 2007, by and between the Borrower and Castor Petroleum Ltd., as amended by that certain First Amendment to Transportation and Storage Agreement, dated November 27, 2008, and as amended by that certain Second Amendment to

Transportation and Storage Agreement, dated November 28, 2008, together with any amendments, restatements, or other modifications thereof.
     “Close-out Amount” shall have the meaning ascribed to it in the Swap Lender Intercreditor Agreement.
     “Closing Date” shall mean the date on which all conditions precedent set forth in Section 6.01 of this Agreement have been satisfied or waived by the Administrative Agent and the Lenders, which in respect of this Agreement was October 18, 2010.
     “Code” shall mean the Internal Revenue Code of 1986, as amended, and regulations promulgated thereunder.
     “Collateral” shall mean, all of the assets of the Borrower and its Subsidiaries whether now existing or hereafter arising and whether now owned or hereafter acquired, including all “Collateral” as such term is used in each of the Security Agreements and each of the following:
     (a) All Accounts, Inventory, Chattel Paper, Instruments, Deposit Accounts, Securities Accounts, Commodity Accounts, Commercial Tort Claims, Letter of Credit Rights and Investment Property (including, without limitation, all Swap Contracts) now owned or hereafter acquired by the Borrower, together with any property the sale or lease of which has given rise to such Accounts, Inventory, Chattel Paper, Instruments, Deposit Accounts, Letter of Credit Rights or Investment Property and all Supporting Obligations securing the payment of, or performance under, any such Accounts, Inventory, Chattel Paper, Instruments, Deposit Accounts, Letter of Credit Rights or Investment Property;
     (b) All other personal property now owned or hereafter acquired by the Borrower, including Documents, Documents of Title, Equipment, machinery, fixtures, licenses, patents, trademarks, contracts, contract rights and other General Intangibles (including, without limitation, all rights of the Borrower under any Swap Contracts);
     (c) All policies of insurance (whether or not required by the Administrative Agent) covering any property referred to herein;
     (d) All books, records, supplies, customer lists and other materials in any way related to any property described herein including computer software, computer files and all licenses and other rights necessary to own, operate and access the same;
     (e) All money or property of the Borrower in the Administrative Agent’s possession;
     (f) Cash and investments of the Borrower; and
     (g) All proceeds, products, replacements, additions to, increases of, substitutions for, accessions of, and property necessary for the operation of any of the property described herein, including insurance payable as a result of loss or damage to such property and any proceeds thereunder, refunds of unearned premiums of any such insurance policy and claims against third parties.

     “Collateral Agent” shall mean the Administrative Agent when acting in its capacity as collateral agent under this Agreement and the other Loan Documents for benefit of the Lenders, the Letter of Credit Issuers, and the Swap Lenders, and, to the extent provided for in the Combined Facilities Intercreditor Agreement, also when acting in its capacity as collateral agent for the benefit of the Facility B Agent and the Facility B Lenders.
     “Collateral Pool” shall mean at any time, an amount equal to the sum of:
          (a) 100% of the face value of Cash Collateral (including cash held in lockbox accounts or concentration accounts in the name of the Borrower so long as the Collateral Agent has been granted a first priority perfected security interest in such lockbox accounts, subject only to Permitted Liens); plus
          (b) 90% of Eligible Accounts Receivable; plus
          (c) 90% of Fully Hedged Eligible Inventory; plus
          (d) 90% of the amount of Net Liquidity Value in Eligible Brokerage Accounts; plus
          (e) 90% of the Letters of Credit Issued for Pre-Sold/Fully Hedged Products Not Yet Delivered; plus
          (f) 85% of Hedged Eligible Inventory that is not Fully Hedged Eligible Inventory; plus
          (g) 85% of the Letters of Credit Issued for Hedged Products Not Yet Delivered; plus
          (h) 80% of Eligible Net Unrealized Positive MTM Gains; minus
          (i) 100% of Reserves; minus
          (j) 120% of the Lenders’ Swap Liability.
     The value of the Collateral Pool shall be determined by reference to the most recently dated Collateral Pool Report prepared by the Borrower pursuant to Section 8.02(c) of this Agreement absent any error in such Collateral Pool Report as of the date delivered. The value of each type of Collateral set forth above shall be computed in accordance with the provisions of the respective definitions provided in or otherwise by this Agreement. Notwithstanding the foregoing, (i) the aggregate amount of Approved Affiliate Oil Cargo Receivables and any other Accounts for which the Account Debtor is an equity holder or Affiliate of the Borrower or the Parent included in the calculation of the Collateral Pool may not exceed an amount equal to 50% of the minimum Adjusted Tangible Net Worth of the Borrower required pursuant to Section 9.14 of this Agreement or 50% of the minimum Adjusted Net Working Capital of the Borrower required pursuant to Section 9.15 of this Agreement, and (ii) the aggregate amount of Hedged Eligible Inventory included in the calculation of the Collateral Pool may not exceed an aggregate maximum volume of 750,000 Barrels at any time. Notwithstanding any other provision of the

Loan Documents, no asset shall be given positive value (i.e. be added to) in the Collateral Pool unless the Collateral Agent has been granted a first priority (subject to Permitted Liens) perfected security interest in such asset. Notwithstanding any other provision of the Loan Documents, the Administrative Agent, in its sole and absolute discretion, shall have the right to permanently or temporarily decrease the Collateral Pool, or add or modify additional concentration or other limits affecting the Collateral Pool, at any time for any duration, effective upon verbal notification to the Borrower. In the event of any such decrease, addition or modification by the Administrative Agent, the Administrative Agent shall within one (1) Business Day give notice of such decrease, addition or modification to the Lenders. Notwithstanding any other provision of the Loan Documents, no asset shall be included in the Collateral Pool in duplicate categories such that it would be counted towards the calculation of the Collateral Pool more than once.
     “Collateral Pool Report” shall mean a certificate, executed by a Responsible Officer of the Borrower and substantially in the form of Exhibit A hereto, delivered to the Administrative Agent and the Lenders in accordance with the requirements of Section 8.02(c) of this Agreement, which shall have attached thereto schedules in form and substance (as to accuracy and completeness) acceptable to the Administrative Agent and the Lenders showing the following with respect to all Collateral comprising the Collateral Pool:
(a)	bank account statements reflecting Cash Collateral and other statements reflecting ownership and market value of Cash Equivalents;

(b)	brokers account statements reflecting Net Liquidity Value in Eligible Brokerage Accounts;

(c)	schedule of Eligible Accounts Receivable with details (including break outs of any Approved Affiliate Oil Cargo Receivables) and reconciliations as to any offsets, counterclaims or other applicable deductions as provided in the definition of Eligible Accounts Receivable as well as agings;

(d)	schedule of Fully Hedged Eligible Inventory containing back-up information as to (i) location and pricing (calculated pursuant to a methodology acceptable to the Administrative Agent) of inventory (specifically setting out in-transit inventory, which shall be included as a separate line item on the Collateral Pool Report), (ii) weekly statements from third-party storage providers (including PTP) and inspection report for all Products in storage from an independent third-party firm in the Republic of Panama acceptable to the Administrative Agent that in each case includes confirmations of volume, (iii) schedule of negotiable documents of title representing such Fully Hedged Eligible Inventory, if applicable, and (iv) supporting documentation evidencing the hedges, including copies of the open strategy summary reports in form and substance acceptable to the Administrative Agent;

(e)	schedule of Hedged Eligible Inventory containing back-up information as to (i) location and pricing (calculated pursuant to a methodology acceptable to the Administrative Agent) of inventory (specifically setting out in-transit inventory, which shall be included as a separate line item on the Collateral Pool Report), (ii)

weekly statements from third-party storage providers (including PTP) and inspection report for all Products in storage from an independent third-party firm in the Republic of Panama acceptable to the Administrative Agent that in each case includes confirmations of volume, and (iii) schedule of negotiable documents of title representing such Hedged Eligible Inventory, if applicable, and (iv) supporting documentation evidencing the hedges, and (v) a copy of the open strategy summary reports in form and substance acceptable to the Administrative Agent;

(f)	evidence in form and substance acceptable to the Administrative Agent of committed available credit of the Parent;

(g)	the value of any Letters of Credit Issued for Products Not Yet Delivered, broken down by Letters of Credit Issued for Hedged Products Not Yet Delivered and Letters of Credit Issued for Pre-Sold/Fully Hedged Products Not Yet Delivered and by counterparty and showing all related liabilities including accounts payable, accrued payables, and marked-to-market losses;

(h)	the value of Eligible Net Unrealized Positive MTM Gains;

(i)	copies of third-party statements of accounts confirming account or asset balances in brokerage and commodities used in the calculation of the Collateral Pool, and other similar counterparty confirmations supporting the calculation of the Collateral Pool;

(j)	if any Eligible Account Receivable or the creation, attachment, perfection, or enforcement of any Lien on any Eligible Account Receivable is governed by Panama law, a copy (with original counterpart to follow promptly thereafter) of a “Supplemental Commercial Pledge Agreement” executed by a Responsible Officer of the Borrower in the form attached to that certain Commercial Pledge Agreement, dated as of the date hereof, between the Borrower and the Administrative Agent, with respect to each such Eligible Account Receivable;

(k)	schedule of Reserves;

(l)	schedule of all Lenders’ Swap Liability together with all supporting documentation in respect thereof,

(m)	schedule of Letters of Credit and Loans outstanding as of the relevant Collateral Pool Reporting Date;

(n)	schedule of Facility B Aggregate Outstanding Extensions of Credit as of the relevant Collateral Pool Reporting Date, which shall include without limitation updated values for escalating clause letters of credit,

(o)	the Facility B Maximum Amount then in effect; and

(p)	as required by Section 8.02(d) of this Agreement, a Position Limit Report and a Mark to Market Report.
All amounts in the Collateral Pool Report will be calculated in Dollars and, to the extent any such amounts shall be converted from another currency, shall be so converted pursuant to a methodology approved by the Administrative Agent and the Required Lenders.
     “Collateral Pool Reporting Date” shall mean the last Business Day of each calendar week.
     “Collection Account” shall have the meaning ascribed to such term in Section 3.14(a) of this Agreement.
     “Combined Facilities Aggregate Outstanding Extensions of Credit” shall mean the sum of the Aggregate Outstanding Extensions of Credit and the Facility B Aggregate Outstanding Extensions of Credit.
     “Combined Facilities Intercreditor Agreement” shall mean that certain Intercreditor Agreement, in form and substance acceptable to the Lenders, dated as of even date herewith, among the Lenders and the Facility B Lenders relating to priority with respect to the Collateral and certain other matters addressed therein, as amended from time to time.
     “Combined Facilities Maximum Amount” shall mean, as of any date of determination, the least of (a) the sum of the Maximum Availability Amount then in effect plus the Facility B Maximum Amount then in effect, (b) the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to the Borrower’s Adjusted Tangible Net Worth set forth on Schedule B attached hereto as of such date, or (c) the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to the Borrower’s Adjusted Net Working Capital set forth on Schedule B attached hereto as of such date.
     “Commodity Contract” shall mean a contract for the purchase, sale, storage, transfer or exchange of Products; and any futures, forward, exchange, swap or other derivatives contract or any option or cap, collar or floor transactions, or similar arrangements or similar transactions (i) in respect of Products or (ii) relating to the purchase, sale, storage, transfer, exchange or price of any Product that may have a fixed price, a floating price and floating differential, or other pricing basis.
     “Commodity Swap Contract” shall mean a Swap Contract documenting a commodity swap relating to Products.
     “Compliance Certificate” shall mean a certificate in the form of Exhibit C hereto, pursuant to which a Responsible Officer of the Borrower certifies that (i) the Borrower is in compliance with this Agreement, (ii) shows in detail the calculations supporting such Responsible Officer’s certification of compliance with Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement (in each case, with respect to any calculation adjusted on an Economic Basis, including a reconciliation with GAAP or IFRS, as applicable), and (iii) all representations and warranties contained herein are true and complete as of the date thereof (except with respect to representations and warranties relating to an earlier date, in which case such representations and warranties shall be true as of such earlier date).
     “Contingent Obligation” shall mean, as to any Person, any direct or indirect liability of that Person, whether or not contingent, with or without recourse, (a) with respect to any Indebtedness, lease, dividend, letter of credit or other obligation (the “primary obligations”) of another Person (the “primary borrower”) including any obligation of that Person (i) to purchase, repurchase or otherwise acquire such primary obligations or any security therefor, (ii) to advance or provide funds for the payment or discharge of any such primary obligation, or to maintain working capital or equity capital of the primary borrower or otherwise to maintain the net worth or solvency or any balance sheet item, level of income or financial condition of the primary borrower, (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary borrower to make payment of such primary obligation, or (iv) otherwise to assure or hold harmless the holder of any such primary obligation against loss in respect thereof (each, a “Guaranty Obligation”); (b) with respect to any Surety Instrument (other than any Letter of Credit) issued for the account of that Person or as to which that Person is otherwise liable for reimbursement of drawings or payments; (c) to purchase any materials, supplies or other property from, or to obtain the services of, another Person if the relevant contract or other related document or obligation requires that payment for such materials, supplies or other property, or for such services, shall be made regardless of whether delivery of such materials, supplies or other property is ever made or tendered, or such services are ever performed or tendered; or (d) in respect of any Swap Contract or Commodity Contract.
     “Continue”, “Continuation” and “Continued” shall refer to the continuation pursuant to Section 3.04 of this Agreement of a Eurodollar Rate Loan from one Interest Period to the next Interest Period or of an Alternative Base Rate Loan upon its maturity to a new maturity.
     “Convert”, “Conversion” and “Converted” shall refer to a conversion pursuant to Section 3.04 of this Agreement of one Type Loan into another Type of Loan, which may be accompanied by the transfer by a Lender (at its sole discretion) of a Loan from one Applicable Lending Office to another.
     “Contractual Obligation” shall mean, as to any Person, any provision of any security issued by such Person or of any agreement, undertaking, contract, indenture, mortgage, deed of trust or other instrument, document or agreement to which such Person is a party or by which it or any of its property is bound.
     “Conversion to Approving Lenders Funding Date” shall have the meaning specified in Section 3.11 of this Agreement.
     “Credit Extension” shall mean and includes (a) the making of any Loans hereunder, and (b) the Issuance of any Letters of Credit hereunder.
     “Daylight Overdraft Bank” shall mean, with respect to each Daylight Overdraft Loan, BNP Paribas in its capacity as the Lender that has agreed to provide Daylight Overdraft Loans to the Borrower, together with its successors and assigns in such capacity.

     “Daylight Overdraft Loan” shall mean a discretionary Loan made by the Daylight Overdraft Bank to the Borrower as provided in Section 3.12 of this Agreement.
     “Daylight Overdraft Sublimit” shall mean, as of any date, an amount equal to the lesser of (i) $20,000,000 or (ii) $50,000,000 minus the aggregate principal amount of any Swing Line Loans outstanding as of such date.
     “Declining Lender” shall have the meaning specified in Section 3.11 of this Agreement.
     “Default” shall mean any event or circumstance which, with the giving of notice, the lapse of time, or both, would (if not cured or otherwise remedied during such time) constitute an Event of Default.
     “Default Rate” shall mean, in respect of any principal of any Loan, any obligation of the Borrower with respect to any Letter of Credit or any other amount under this Agreement (including any fee due hereunder), any Note or any other Loan Document equal to 2.00% per annum plus the otherwise applicable interest rate for such Loan or the stated per annum rate of such fee (including Letter of Credit fees) or other amounts (or, with respect to obligations of the Borrower in respect of Letters of Credit or other fees or obligations hereunder with no stated per annum rate or with respect to overdue interest, in all cases the Alternative Base Rate as in effect from time to time plus 2.00%).
     “Defaulting Lender” shall mean at any time, any Lender that (a) within one (1) Business Day of when due, has failed to fund any portion of any Loans or participations in Letters of Credit, to the Borrower, the Administrative Agent, any Lender or any Letter of Credit Issuer required pursuant to the terms of this Agreement to be funded by such Lender, or has notified the Administrative Agent that it does not intend to do so, unless the subject of a good faith dispute; (b) notified the Borrower, the Administrative Agent, any Letter of Credit Issuer, or any Lender in writing that it does not intend to comply with any of its funding obligations under this Agreement or has made a public statement to the effect that it does not intend to comply with its funding obligations under this Agreement or under other agreements in which it commits to extend credit; (c) failed, within one (1) Business Day after request by the Administrative Agent or the Borrower, to confirm that it will comply with the terms of this Agreement relating to its obligations to fund prospective Loans or participations in any Letter of Credit (provided, however, that the issuance of a Notice of Declining Lender and the election not to fund further Extensions of Credit in accordance with the terms and conditions contained herein will not solely by virtue thereof result in a Declining Lender being a Defaulting Lender); (d) otherwise failed to pay over to the Administrative Agent, any Letter of Credit Issuer, or any other Lender any other amount required to be paid by it hereunder within one (1) Business Day of the date when due, unless the subject of a good faith dispute; (e) (i) has become or is insolvent or has a parent company that has become or is insolvent or (ii) has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment or has a parent company that has become the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee or custodian appointed for it, or has taken any action in furtherance of, or indicating its consent to, approval of or acquiescence in any such proceeding or appointment.

     “Delta” shall mean, in relation to an option referencing any Product, the change in the option premium under such option for a one unit change in the price of the underlying Product.
     “Delta Equivalent Basis” shall mean the method of calculating the quantity of cash (or futures) position in Product that will theoretically hedge an option position against an adverse change in the price of any underlying Product by multiplying the Delta of the option by the relevant contract size, volume, or nominal amount.
     “Dollars“, “dollars” , and “$” each mean lawful money of the United States.
     “Economic Basis” shall mean the calculation of financial accounting terms in accordance with GAAP or IFRS, as the case may be, with after-tax mark to market adjustments to certain assets and liabilities, including without limitation marked-to-market gains on inventory, marked-to-market gains or losses on forward contracts not already included in financial statements prepared in accordance with GAAP or IFRS, as the case may be, and marked-to-market gains or losses on storage assets, but in each case pursuant to a methodology acceptable to the Administrative Agent and the Borrower; provided, however, that marked-to-market gains or losses on storage assets shall include marked-to-market gains or losses of all hedged storage assets and shall exclude marked-to-market gains or losses of unhedged storage assets to the extent that the demand charge in connection with such unhedged storage assets for the current and subsequent month is either prepaid or otherwise deducted from such calculation.
     “Eligible Accounts Receivable” shall mean, at the time of any determination thereof, the Borrower’s Accounts, as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:
     (a) Such Account (i) is the result of the sale of Products, and (ii) one of the following sets of criteria has been satisfied with respect to such Account:
(1)	such Account is supported or otherwise covered by an Acceptable Investment Grade Credit Enhancement and (A) the amount of such Account in the calculation of the Collateral Pool does not exceed the amount of such Acceptable Investment Grade Credit Enhancement after taking into account any deductibles and coverage limits and (B) the aggregate amount of all Eligible Account Receivables from such Account Debtor and its Affiliates included in the calculation of the Collateral Pool does not exceed $5,000,000 (unless a greater amount is approved by the Required Lenders and the Facility B Agent);

(2)	the related Account Debtor is subject to an Approved Account Debtor Limit, the aggregate amount of all Eligible Account Receivables from such Account Debtor included in the calculation of the Collateral Pool does not exceed such Account Debtor’s Approved Account Debtor Limit, and the aggregate amount of all Eligible Account Receivables from such Account Debtor and its

Affiliates included in the calculation of the Collateral Pool is equal to or greater than $250,000 in the aggregate; or

(3)	the related Account Debtor is not supported or otherwise covered by an Acceptable Investment Grade Credit Enhancement or subject to an Approved Account Debtor Limit, the aggregate amount of all Eligible Account Receivables from such Account Debtor included in the calculation of the Collateral Pool does not exceed $250,000, and the aggregate amount of all Eligible Account Receivables from Account Debtors included in the calculation of the Collateral Pool pursuant to this Subclause (a)(ii)(3) does not exceed $3,000,000 in the aggregate;
     (b) The Borrower has lawful and absolute title to such Account (subject to Permitted Liens);
     (c) Such Account is a valid, legally enforceable obligation of the Person who is obligated under such Account;
     (d) Such Account shall have excluded therefrom any portion that is subject to any dispute, offset or contra (including any offset relating to any forward contract marked-to-market loss), netting arrangement, counterclaim or other claim or defense on the part of the Account Debtor against the Borrower or any Affiliate of the Borrower or to any claim on the part of the Account Debtor denying liability under such Account (including without limitation, with respect to any Approved Affiliate Oil Cargo Receivables, any dispute, offset or contra, netting arrangement, counterclaim or other claim or defense of the Parent or any Affiliate of the Parent or the Borrower that in the ordinary course of business is offset throughout the organization); provided, however, that in the event that the portion that is subject to any such dispute, offset or contra, netting arrangement, counterclaim or other claim or defense is secured with a letter of credit or other irrevocable guarantee of payment in form and substance satisfactory to the Administrative Agent and issued in the name of the Borrower or the Administrative Agent by a financial institution having an Investment Grade rating or such other financial institution acceptable to the Administrative Agent, such portion secured by the letter of credit or other irrevocable guarantee of payment shall not be excluded from eligibility hereunder;
     (e) Such Account is not evidenced by any chattel paper, promissory note or other instrument;
     (f) Such Account is subject to a first priority perfected security interest (or properly filed and acknowledged assignment, in the case of U.S. government contracts, if any) in favor of the Collateral Agent pursuant to the Loan Documents under all applicable law, prior to the rights of, and enforceable as such against, any other Person (including with respect to any Account that the Borrower may have in the future governed by or for which the creation, attachment, perfection, or enforcement of a Lien on such Account is governed by Panama law, that such Account is not subject to any agreement with the respective Account Debtor restricting the assignment thereof and the Administrative Agent shall have received a legal opinion of the Borrower’s special Panama counsel confirming perfection of such lien in form and substance acceptable to the Administrative Agent), and such Account is not subject to any security interest or Lien in favor of any Person other than the Liens of the Administrative Agent pursuant to the Loan Documents;
     (g) Such Account shall have excluded any portion which is not payable in Dollars and/or representing sales tax, excise tax or any other Taxes or collections on behalf of any governmental entity or taxing authority (U.S. or foreign) which the Borrower is obligated to distribute to such governmental entity or taxing authority;
     (h) Such Account is by its terms due and payable within thirty (30) days or less from the date of the invoice, no extension or indulgence has been granted extending the due date, and such Account is not 10 or more days past due;
     (i) Such Account complies in all material respects with all applicable laws and regulations;
     (j) The related Account Debtor and/or other party which may be liable thereon is not subject to any bankruptcy or similar proceeding;
     (k) At the time of the sale the related Account Debtor is not in default on any prior indebtedness to the Borrower and the Borrower has no reason to anticipate that any such prior indebtedness or newly arising indebtedness of such Account Debtor will not be paid when due;
     (l) If the applicable Account Debtor with respect to such Account is to be billed on an open account basis, the Required Lenders have otherwise approved such Account Debtor for open account billing;
     (m) If the applicable Account Debtor with respect to such Account is not to be billed on an open account basis, the applicable Account Debtor shall have provided a letter of credit or bank guarantee from a financial institution acceptable to the Administrative Agent advised to the Borrower through the Administrative Agent;
     (n) The Administrative Agent, in its reasonable judgment, does not believe that collection of such receivable is insecure or that such receivable may not be paid by reason of the Account Debtor’s financial inability to pay;
     (o) Unless such Account is an Approved Affiliate Oil Cargo Receivable, no Account Debtor in respect of such Account is (i) an Affiliate of the Borrower, or (ii) incorporated in or primarily conducting business in any jurisdiction outside of the U.S., unless such Account Debtor and Account is approved in writing by the Administrative Agent and the Required Lenders (provided, however that each Lender shall inform the Administrative Agent of its approval or disapproval in writing by electronic communication at ed.tice@us.bnpparibas.com (or any other electronic address acceptable to the Administrative Agent in its discretion) within five (5) Business Days after receipt of notice from the Administrative Agent, provided, further, that failure of a Lender to affirmatively approve or disapprove shall be deemed approval by such Lender); and
     (p) Such Account has not been otherwise determined by the Administrative Agent, in its reasonable discretion, not to be eligible.
     The aggregate value of Eligible Accounts Receivable, for purposes of calculating the Collateral Pool hereunder shall be the aggregate invoiced amount due and owing to the Borrower with respect to such Eligible Accounts Receivable (or, with respect to Eligible Accounts Receivable that have not yet been invoiced, such amounts for which the related Account Debtor has not received an invoice but have been recorded in the books and records of the Borrower and where the underlying Product has been delivered to the applicable Account Debtor), minus, for sake of clarity, amounts excluded pursuant to clauses (d) or (g) of this definition of “Eligible Accounts Receivable”.
     “Eligible Assignee” shall mean (a) one of the existing Lenders hereunder, (b) a commercial bank organized under the laws of the United States, or any state thereof, and having a combined capital and surplus of at least $100,000,000; (c) a commercial bank organized under the laws of any other country which is a member of the Organization for Economic Cooperation and Development (the “OECD”), or a political subdivision of any such country, and having a combined capital and surplus of at least $100,000,000, provided that such bank is acting through a branch or agency located in the United States; (d) a Person that is primarily engaged in the business of commercial lending and that is (i) a Subsidiary of a Lender, (ii) a Subsidiary of a Person of which a Lender is a Subsidiary, or (iii) a Person of which a Lender is a Subsidiary; (e) a finance company, insurance company or other financial institution or fund (whether a corporation, partnership, trust or other entity) that is engaged in making, purchasing or otherwise investing in commercial loans in the ordinary course of its business and having total assets in excess of $100,000,000; (f) another Person having a long-term credit rating no lower than A- by S&P, or if not rated by S&P, the equivalent rating of another nationally recognized statistical rating agency approved by the Administrative Agent, or (g) the Federal Reserve Bank.
     “Eligible Inventory” shall mean, at the time of determination thereof, all of the physical Inventory of Products of the Borrower, in-transit or stored at storage locations approved by the Administrative Agent, as to which the following requirements have been fulfilled to the satisfaction of the Required Lenders:
     (a) The Inventory is owned by the Borrower free and clear of all Liens in favor of third parties, except Liens in favor of the Collateral Agent under the Loan Documents and except for Permitted Liens;
     (b) The Inventory has not been allocated to deliveries with the result that a buyer would have rights to the Inventory that would be superior to the Collateral Agent’s security interest, nor shall such Inventory have become the subject of a customer’s ownership or Lien;
     (c) The Inventory is (i) in transit under the ownership of the Borrower and under the control of the Borrower, the Collateral Agent, or the Facility B Agent in its

capacity as collateral agent for the benefit of the Lenders, the Letter of Credit Issuers, and the Swap Lenders pursuant to the Combined Facilities Intercreditor Agreement; or (ii) in a segregated storage tank owned by PTP and subject to a control or storage warrant or other custodial agreement by and among one or more of PTP, the Borrower and the Collateral Agent, in form and substance acceptable to the Administrative Agent;
     (d) The Inventory is subject to a negotiable tank receipt, other warehouse receipt, bill of lading or other document of title evidencing ownership of such Inventory all copies of which (including without limitation with respect to any bills of lading, three of three bills of lading) have been issued in the name of or endorsed to the order of the Administrative Agent and delivered to the Administrative Agent;
     (e) For Inventory located in a third party-owned storage facility or pipeline, the Borrower agrees to notify the owner of the storage facility, in a format acceptable to the Administrative Agent, of the Administrative Agent’s security interest and, if requested by the Collateral Agent, to request an acknowledgment from the owner of the storage facility of the Administrative Agent’s security interest and its agreement to honor instructions from the Administrative Agent regarding the movement of Inventory;
     (f) The Inventory is subject to a fully perfected first priority security interest (subject only to Permitted Liens) in favor of the Administrative Agent pursuant to the Loan Documents;
     (g) The Inventory is currently saleable in the normal course of the Borrower’s business without any notice to, or consent of, any governmental agency or department or division thereof, except for any immaterial notice or consent incidental to such sale where the failure to give such notice or consent does not prevent or rescind the sale or materially adversely affect the security interest to be granted therein pursuant to the Security Agreements or the perfection thereof;
     (h) The Inventory does not consist of bill-and-hold goods (i.e., Inventory which has been previously sold by the Borrower but which is being held by the Borrower pending delivery); and
     (i) The Inventory has not otherwise been determined in the discretion of the Administrative Agent to be ineligible.
     The Administrative Agent may exclude at any time from Eligible Inventory any type of Inventory that the Required Lenders reasonably determine to be unmarketable.
     The aggregate value in Dollars of Eligible Inventory for purposes of calculating the Collateral Pool hereunder shall be the current market value as determined pursuant to a pricing methodology acceptable to the Administrative Agent based on Platts or another published industry index acceptable to the Administrative Agent, in each case with adjustments thereto acceptable to the Administrative Agent.
     “Eligible Net Unrealized Positive MTM Gains” means the aggregate marked-to-market In The Money Positions of all Commodity Swap Contracts of the Borrower as to which the

Collateral Agent has a perfected security interest pursuant to Article 9 of the UCC by counterparty for which the then current maturity date or termination date is less than or equal to twelve (12) months from the date of calculation thereof that serves to hedge another item of Collateral used in the calculation of the Collateral Pool, net of (i) Out Of The Money Positions, accounts payable, and other obligations of the Borrower to the related counterparty under such Commodity Swap Contracts; (ii) purchases contracted for but not yet invoiced, and (iii) margin consisting of cash or Cash Equivalents held by the Borrower received from any counterparties pursuant to such Commodity Swap Contracts, and (iv) any claim of offset or other counterclaim actually known by the Borrower, any of the Borrower’s Affiliates, or the Administrative Agent in respect of such Commodity Swap Contracts by any counterparties thereto, which are reasonably expected to be deducted from payment. Eligible Net Unrealized Positive MTM Gains in respect of any counterparty shall only be included in the Collateral Pool if the counterparty is a Swap Lender or is otherwise subject to a designated Dollar amount limit for such counterparty that the Required Lenders and the Facility B Agent approve in writing from time to time, which on the Closing Date shall be the counterparties (including without duplication any Account Debtors) and Dollar amounts set forth opposite the name of each such counterparty on Schedule A attached hereto; provided, however, that any marked-to-market gains on transportation and storage commodity contracts shall not be included in the calculation of “Eligible Net Unrealized Positive MTM Gains”. Each Lender shall inform the Administrative Agent of its approval or disapproval of additional counterparties and increases or decreases in Dollar amounts in writing by electronic communication at ed.tice@us.bnpparibas.com (or any other electronic address acceptable to the Administrative Agent in its discretion) within five (5) Business Days after receipt of notice from the Administrative Agent, provided, however, that failure of a Lender to affirmatively approve or disapprove of any such limit shall be deemed approval of such limit by such Lender.
     “Environmental Claims” shall mean all claims, however asserted, by any Governmental Authority or other Person alleging potential liability or responsibility for violation of any Environmental Law, or for release or injury to the environment.
     “Environmental Laws” shall mean all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters.
     “ERISA” shall mean the Employee Retirement Income Security Act of 1974, and regulations promulgated thereunder.
     “ERISA Affiliate” shall mean any trade or business (whether or not incorporated) under common control with the Borrower within the meaning of Section 414(b) or (c) of the Code (and Sections 414(m) and (o) of the Code for purposes of provisions relating to Section 412 of the Code).
     “ERISA Event” shall mean (a) a Reportable Event with respect to a Pension Plan; (b) a withdrawal by the Borrower or any ERISA Affiliate from a Pension Plan subject to Section 4063 of ERISA during a plan year in which it was a substantial employer (as defined in Section 4001(a)(2) of ERISA) or a cessation of operations which is treated as such a withdrawal under

Section 4062(e) of ERISA; (c) a complete or partial withdrawal by the Borrower or any ERISA Affiliate from a Multiemployer Plan or notification that a Multiemployer Plan is in reorganization; (d) the filing of a notice of intent to terminate of a Pension Plan as a termination within the meaning of Section 4041 or 4041A of ERISA, or the commencement of proceedings by the PBGC to terminate a Pension Plan or Multiemployer Plan; (e) an event or condition which constitutes grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any Pension Plan or Multiemployer Plan; or (f) the imposition of any liability under Title IV of ERISA, other than PBGC premiums due but not delinquent under Section 4007 of ERISA, upon the Borrower or any ERISA Affiliate.
     “Eurodollar Rate Loans” shall mean Loans that bear interest at rates based on rates referred to in the definition of “Eurodollar Rate”.
     “Eurodollar Rate” shall mean for any day the rate per annum (rounded upward, if necessary, to the next 1/16 of 1%) equal to the rate for deposits in Dollars for a period equal to the applicable Interest Period appearing on the applicable Reuters Screen at 11:00 a.m., London time, two (2) Business Days prior to the first day of such Interest Period for Interest Periods of one, two or three months.
     “Event of Default” shall mean any of the events or circumstances specified in Section 10.01 of this Agreement.
     “Exchange Act” shall mean the Securities and Exchange Act of 1934, and regulations promulgated thereunder.
     “Excluded Taxes” shall mean, with respect to the Administrative Agent or any Lender, or any other recipient of any payment to be made by or on account of any of the Obligations hereunder, (a) income or franchise taxes imposed on (or measured by) its net income by the United States, or by the jurisdiction under the laws of which such recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits taxes imposed by the United States or any similar tax imposed by any other jurisdiction in which any Lender is located, and (c) in the case of a Non-U.S. Person, any withholding tax that is imposed on amounts payable to such Non-U.S. Person at the time such Non-U.S. Person becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Person’s failure to comply with Section 5.07 of this Agreement, except to the extent that such Non-U.S. Person (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from the Borrower with respect to such withholding tax pursuant to Section 5.07 of this Agreement.
“Expiration Date” shall mean the earliest to occur of:
     (a) 364 days from the Closing Date; or
     (b) the date on which, in connection with a demand for payment of all Obligations, the Administrative Agent at the direction of the Required Lenders declares the Uncommitted Facility evidenced hereby terminated; or

     (c) the date that the Obligations are accelerated by the Administrative Agent and the Required Lenders pursuant to Section 10.02 of this Agreement.
     “Face Amount” shall mean, with respect to any Letter of Credit or any other letter of credit referred to herein, the maximum aggregate amount the Letter of Credit Issuer (or, with respect to any letter of credit other than a Letter of Credit, the related letter of credit issuing bank) may be obligated to pay to the beneficiary pursuant to the terms of such Letter of Credit or other letter of credit and which, with respect to any Letter of Credit or other letter of credit issued in an “approximate” face amount or in a face amount with a tolerance of “plus or minus” a particular percentage, shall equal the sum of such face amount plus such percentage of such face amount equal to the maximum tolerance or such amount as shall be otherwise stipulated in the Letter of Credit or other letter of credit.
     “Facility B” shall mean that certain senior secured credit facility provided to the Borrower pursuant to the Facility B Credit Agreement.
     “Facility B Agent” shall mean BNP Paribas (Suisse) SA, as administrative agent and arranger for the Facility B Lenders.
     “Facility B Aggregate Outstanding Extensions of Credit” shall mean, at any time, the aggregate outstanding principal amount and Face Amount of all Facility B L/C Obligations and any other credit extensions made pursuant to Facility B, including, without limitation, any advances of principal and any amounts owed to the lenders thereunder in respect of the countersigning of letters of indemnity.
     “Facility B Credit Agreement” shall mean that certain Facility Letter, dated as of the date hereof, by and among the Borrower, the Facility B Agent, and the Facility B Lenders.
     “Facility B Maximum Amount” shall mean the aggregate maximum amount of credit available for advances of principal, letters of credit, countersigned letters of indemnity, and other extensions of credit under Facility B (prior to giving effect to the Collateral Pool or any other borrowing base or applicable sublimits).
     “Facility B L/C Obligations” shall mean, at any time, the sum of (a) the aggregate Face Amount of all letters of credit then outstanding under Facility B and (b) the amount of all unreimbursed drawings under all letters of credit under Facility B.
     “Facility B Lenders” shall mean all lenders under Facility B from time to time.
     “Facility B Loan Documents” shall mean the Facility B Credit Agreement, together with all definitive credit documentation relating thereto, and any amendment, restatement, supplement, or other modification of any of the foregoing.
     “Federal Funds Rate” shall mean, for any period, a fluctuating interest rate per annum equal for each day during such period to the weighted average of the rates on overnight federal funds transactions with members of the Federal Reserve System arranged by federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day that is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three federal funds brokers of recognized standing selected by it.
     “Fee Letters” shall mean (i) that certain fee letter dated as of as of the date hereof by and among the Borrower, BNP Paribas in its capacity as Administrative Agent, Sole Bookrunner, Letter of Credit Issuer, and Swing Line Lender, and BNP Paribas Securities Corp. in its capacity as Arranger, pursuant to which the Borrower agreed to pay certain fees to BNP Paribas and BNP Paribas Securities Corp. upon the terms and conditions set forth more fully therein, and (ii) any other fee letter by and among the Borrower, the Administrative Agent, and the Lenders, pursuant to which the Borrower agrees to pay certain fees to the Lenders upon the terms and conditions set forth more fully therein.
     “Foreign Law Security Document” shall mean each of (i) that certain Deed of Security Over Contracts and Receivables Proceeds, dated as of the date hereof, by and between the Borrower and the Collateral Agent, (ii) that certain Swiss law governed Assignment Agreement, dated as of the date hereof, by and between the Borrower and the Collateral Agent, (iii) that certain Swiss law governed Pledge Agreement, dated as of the date hereof, by and between the Borrower and the Facility B Agent, (iv) that Commercial Pledge Agreement, dated as of the date hereof, by and between the Borrower and the Collateral Agent, and (v) that certain Storage Warrant, dated as of or about the date hereof, by and among PTP, the Collateral Agent, and the Borrower, in each case together with any amendments, restatements, supplements, or other modifications thereof.
     “FRB” shall mean the Board of Governors of the Federal Reserve System, and any Governmental Authority succeeding to any of its principal functions.
     “Fully Hedged Eligible Inventory” shall mean Hedged Eligible Inventory with respect to which the Basis Risk (other than location Basis Risk) has also been hedged in a manner satisfactory to the Administrative Agent.
     “GAAP” shall mean generally accepted accounting principles set forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.
     “GAAS” shall mean generally accepted auditing standards as set forth from time to time by the American Institute of Certified Public Accountants for the conduct of audits.
     “Governmental Authority” shall mean any nation or government, any state or other political subdivision thereof, any central bank (or similar monetary or regulatory authority) thereof, any entity exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, and any corporation or other entity owned or controlled, through stock or capital ownership or otherwise, by any of the foregoing.

     “Guaranty Obligation” has the meaning specified in the definition of “Contingent Obligation”.
     “Hedged Eligible Inventory” shall mean, at the time of determination thereof, all of the Borrower’s Eligible Inventory valued on a marked-to-market basis, pursuant to a methodology acceptable to the Administrative Agent, and adjusted to reflect differentials and pricing information provided by Platts (or another published industry index acceptable to the Administrative Agent) with respect to which outright price risk shall have been hedged in a manner satisfactory to the Administrative Agent and, (a) in the case of such hedges placed through a recognized commodities exchange, subject to the execution of a tri-party Security Agreement with the Collateral Agent and the related commodities broker in form and substance acceptable to the Administrative Agent granting a first priority perfected security interest in the related commodities or futures hedge account to the Collateral Agent (subject only to Permitted Liens), and (b) in the case of such hedges purchased on an over-the-counter basis, subject to the execution of other documentation reasonably acceptable to the Administrative Agent granting a first priority perfected security interest in the related over-the-counter hedges to the Collateral Agent (subject only to Permitted Liens). No hedge contracts entered into by, or on behalf of, the Borrower shall contain any provision preventing the assignment of such contracts to the Collateral Agent (or requiring the consent of any Person other than the applicable counterparty to permit such assignment unless such consent shall have been obtained) and shall not include provisions that allow the cancellation of the contract upon the bankruptcy, either voluntary or involuntary, or insolvency of Borrower, unless (i) such right of cancellation applies to both parties of the contract and (ii) the contract provides for means to calculate the mark-to-market liquidation value of such contract and the payment of such amount to the party it is owed by the other party to such contract.
     “IFRS” shall mean the generally accepted guidelines, principles and rules for the preparation of financial statements set forth from time to time by the International Accounting Standards Board, which are applicable to the circumstances as of the date of determination.
     “Indebtedness” of any Person shall mean, without duplication, (a) all indebtedness for borrowed money; (b) all obligations issued, undertaken or assumed as the deferred purchase price of property or services (other than trade payables entered into in the ordinary course of business on ordinary terms); (c) all non-contingent reimbursement or payment obligations with respect to Surety Instruments; (d) all obligations evidenced by notes, bonds, debentures or similar instruments, including obligations so evidenced incurred in connection with the acquisition of property, assets or businesses; (e) all indebtedness created or arising under any conditional sale or other title retention agreement, or incurred as financing, in either case with respect to property acquired by the Person (even though the rights and remedies of the seller or bank under such agreement in the event of default are limited to repossession or sale of such property but in such event not in excess of the fair market value of such property); (f) all obligations with respect to capital leases; (g) all net obligations with respect to Swap Contracts and Commodity Contracts; (h) all indebtedness referred to in clauses (a) through (g) above secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien upon or in property (including accounts and contract rights) owned by such Person, even though such Person has not assumed or become liable for the payment of such indebtedness but only to the extent of the fair market value of such property;

and (i) all Guaranty Obligations in respect of indebtedness or obligations of others of the kinds referred to in clauses (a) through (g) above.
     “Indemnified Liabilities” has the meaning specified in Section 12.05 of this Agreement.
     “Indemnified Person” has the meaning specified in Section 12.05 of this Agreement.
     “Indemnified Taxes” shall mean Taxes other than Excluded Taxes.
     “Insolvency Proceeding” shall mean (a) any case, action or proceeding before any court or other Governmental Authority relating to bankruptcy, reorganization, insolvency, liquidation, receivership, dissolution, winding-up or relief of debtors, or (b) any general assignment for the benefit of creditors, composition, marshalling of assets for creditors, or other, similar arrangement in respect of its creditors generally or any substantial portion of its creditors; undertaken under U.S. Federal, state, or foreign law, including the Bankruptcy Code.
     “Intercreditor Agreements” shall mean the Swap Lender Intercreditor Agreement and the Combined Facilities Intercreditor Agreement.
     “Interest Period” shall mean with respect to any Eurodollar Rate Loan, each period of one, two or three months, in each case commencing on the date such Loan is made or converted from a Loan or Loans of another Type, or the last day of the next preceding Interest Period with respect to such Loan, and ending on the last day of such period, in each case as a Borrower may select as provided in Section 3.03 of this Agreement; provided, however, that no Interest Period shall extend beyond the Expiration Date.
     “In The Money Positions” shall mean, with respect to Swap Contracts and Commodity Contracts entered into by the Borrowers with counterparties permitted in the calculation of the Collateral Pool, all forward positions in respect of such Swap Contracts and Commodity Contracts which have a net positive value as of the date of calculation, having been marked-to-market based on an industry accepted pricing methodology acceptable to the Administrative Agent, and which Swap Contracts and Commodity Contracts would be considered to be “in the money” based on the standard industry characterization of such contracts.
     “Inventory” shall have the meaning ascribed to such term in the Uniform Commercial Code of the State of New York.
     “Investment Grade” means, with respect to any Person, the long term senior unsecured noncredit enhanced credit rating of which is BBB- or higher by S&P, if rated by S&P and Baa3 or higher by Moody’s, if rated by Moody’s.
     “IRS” shall mean the Internal Revenue Service, and any Governmental Authority succeeding to any of its principal functions under the Code.
     “Issue” shall mean, with respect to any Letter of Credit, to issue, amend, extend the expiry of, or renew or increase the amount of, such Letter of Credit; and the terms “Issued” “Issuing” and “Issuance” have corresponding meanings.

     “Joint Venture” shall mean a corporation, partnership, joint venture or other similar legal arrangement (whether created by contract or conducted through a separate legal entity) now or hereafter formed by the Borrower or any of its Subsidiaries with another Person in order to conduct a common venture or enterprise with such Person.
     “L/C Amendment Application” shall mean, with respect to each Letter of Credit Issuer, the application form for amendment of outstanding standby or commercial documentary letters of credit as shall at any time be in use by such Letter of Credit Issuer.
     “L/C Application” shall mean, with respect to each Letter of Credit Issuer, the application form for issuances of standby or commercial documentary letters of credit as shall at any time be in use by such Letter of Credit Issuer.
     “L/C Obligations” shall mean at any time the sum of (a) the maximum aggregate undrawn Face Amount of all Letters of Credit then outstanding, plus (b) the amount of all unreimbursed drawings under all Letters of Credit.
     “L/C-Related Documents” shall mean the Letters of Credit, the L/C Applications, the L/C Amendment Applications and any other document relating to any Letter of Credit, including any of the Letter of Credit Issuers’ standard form documents for letter of credit issuances.
     “Lenders” shall mean (a) on the date hereof, the lenders listed on the signature pages hereof, including but not limited to the Daylight Overdraft Lender and the Swing Line Lender, and (b) thereafter, the lenders from time to time holding Loans or participations in Letters of Credit after giving effect to any assignments thereof permitted by Section 12.08(a) of this Agreement or as a result of an increase in the Maximum Considered Amount pursuant to Section 2.04(b) of this Agreement, including but not limited to the Daylight Overdraft Lender and the Swing Line Lender.
     “Lender’s Aggregate Accommodations” shall mean, for each Lender, (a) with respect to any Loans on any date, such Lender’s aggregate outstanding principal amount thereof after giving effect to any Borrowings and prepayments or repayments of Loans occurring on such date; and (b) with respect to any outstanding L/C Obligations on any date, the amount of such Lender’s L/C Obligations on such date after giving effect to any Issuances of Letters of Credit occurring on such date and any other changes in the aggregate amount of the L/C Obligations as of such date, including as a result of any reimbursements of outstanding unpaid drawings under any Letters of Credit or any reductions, in the maximum amount available for drawing under Letters of Credit taking effect on such date.
     “Lenders’ Swap Liability” shall mean, on aggregate basis but without duplication, as of the date of calculation, the sum of all amounts due, if positive, from the Borrower to Swap Lenders as counterparties in connection with, and as determined pursuant to, all Swap Contracts between the Borrower and Swap Lenders (whether the obligation of the Borrower thereunder is direct or contingent) or among the Borrower, the Swap Lenders and any other party, in each case marked-to-market pursuant to methodology acceptable to the Administrative Agent; provided, however, that the Lenders’ Swap Liability shall not include any amounts in excess of the aggregate Close-Out Amounts (which Close-out Amounts, pursuant to the Swap Lender

Intercreditor Agreement, will not exceed as of the Closing Date the individual or aggregate amount limits set forth on Schedule C attached hereto as) for all Swap Lenders or, with respect to any Swap Lender, any amounts in excess of such Swap Lender’s individual Close-Out Amount. The value of such obligations under the related Swap Contracts shall be marked-to-market daily based upon a pricing methodology determined by the Borrower and each Swap Lender and approved by the Administrative Agent in its sole discretion. For the avoidance of doubt, Lenders’ Swap Liability shall not include any cash in the possession or under the control of or letters of credit issued to any Swap Lender as collateral under any Master Agreement to the extent that such inclusion would result in double counting of such liability to the related Swap Lender.
     “Letter of Credit” shall mean any Performance Letter of Credit or Trade Letter of Credit (including without limitation any Performance Letter of Credit or Trade Letter of Credit that is a Long Term Letters of Credit) Issued by a Letter of Credit Issuer pursuant to Article IV of this Agreement.
     “Letters of Credit Issued for Hedged Products Not Yet Delivered” shall mean any Letters of Credit Issued for Products Not Yet Delivered with respect to which the underlying related Product is Hedged Eligible Inventory. The collateral amounts resulting from this calculation shall not be duplicative of amounts included in the calculation of any other Collateral Pool line item for any reason.
     “Letters of Credit Issued for Pre-Sold/Fully Hedged Products Not Yet Delivered” shall mean any Letters of Credit Issued for Products Not Yet Delivered with respect to which the underlying related Products are either (a) allocated to delivery to a customer pursuant to a contract for sale or (b) Fully Hedged Eligible Inventory. The collateral amounts resulting from this calculation shall not be duplicative of amounts included in the calculation of any other Collateral Pool line item for any reason.
     “Letters of Credit Issued for Products Not Yet Delivered” shall mean an amount equal to the Face Amount of any Trade Letter of Credit (i) related to the physical purchase of Products and/or (ii) covering the Borrower’s marked-to-market obligations on any open forward contract or open over-the-counter transaction with respect to which the expiration date of such Letter of Credit has not occurred, minus (1) the value (determined by means of a commercially reasonable method agreed to by the Borrower and the Administrative Agent ) of any costs or other liabilities incurred under such Letter of Credit for the purchase of the related Products by the Borrower under such Letters of Credit with respect to which title to such Products has passed to the Borrower as of the date of calculation thereof minus (2) any marked-to-market loss liability on any open forward contract or open over-the-counter transaction and minus (3) any liability pertaining to an exchange payable and any other amounts owed to the beneficiary of such Trade Letter of Credit.
     “Letter of Credit Issuer” shall mean, with respect to each Letter of Credit, BNP Paribas, together with its successors and assigns in such capacity, and any other Lender, acceptable to the Borrower and the Administrative Agent, that the Administrative Agent may designate by notice to the Lenders. There shall at all times be no more than three (3) Letter of

Credit Issuers hereunder, unless the Administrative shall agree to permit a greater number, at which time the Administrative Agent shall promptly notify the other Lenders in writing.
     “Letter of Credit Issuer-Related Persons” shall mean each Letter of Credit Issuer, together with its respective Affiliates and the officers, directors, employees, agents and attorneys-in-fact of such Persons and Affiliates.
     “Letter of Credit Request” shall mean a request by the Borrower for an Issuance in the form of Exhibit D hereto.
     “Leverage Ratio” shall mean, as of the date of any determination thereof with respect to the Borrower the ratio of (a) total consolidated liabilities determined in accordance with GAAP and adjusted on an Economic Basis (excluding Subordinated Indebtedness), to (b) Adjusted Tangible Net Worth.
     “Lien” shall mean any security interest, mortgage, deed of trust, pledge, hypothecation, assignment, charge or deposit arrangement, encumbrance, lien (statutory or other) or preferential arrangement of any kind or nature whatsoever in respect of any property (including those created by, arising under or evidenced by any conditional sale or other title retention agreement, the interest of a lessor under a capital lease, any financing lease having substantially the same economic effect as any of the foregoing, or the filing of any financing statement (or the equivalent or analogous item under Panamanian or any other jurisdiction’s law) naming the owner of the asset to which such lien relates as debtor, under the Uniform Commercial Code or any comparable law).
     “Loan” shall mean any Revolving Loan, any Daylight Overdraft Loan, or any Swing Line Loan.
     “Loan Documents” shall mean this Agreement, the Notes, the Security Agreements, the Intercreditor Agreements, the financing statements, the L/C-Related Documents, and all other documents and instruments delivered by the Borrower in connection the Uncommitted Facility.
     “Long Position” shall mean the aggregate quantity measured in Barrels of Product owned by the Borrower resulting from the following long positions:
     (a) all Product of the Borrower;
     (b) all imbalances (whether in storage or in pipelines or otherwise) of Product due to the Borrower; and
     (c) all Commodity Contracts of the Borrower for the purchase or positive exchange of Product which, with respect only to options, shall be calculated on a Delta Equivalent Basis that equates to a contracted purchase by the Borrower of Product (regardless if financially settled).
     “Long Term Letter of Credit” shall mean a Trade Letter of Credit or a Performance Letter of Credit with a tenor of more than 90 but less than 364 days from its date of Issuance,

provided that such Letter of Credit may contain an automatic renewal provision that extends its maturity beyond these dates with the consent of the applicable Letter of Credit Issuer.
     “Long Term Letter of Credit Sublimit” shall mean an amount equal to $25,000,000.
     “Margin Stock” shall mean “margin stock” as such term is defined in Regulation T, U or X of the FRB.
     “Mark to Market Report” shall mean a report, certified by a Responsible Officer of the Borrower and substantially in the form of Exhibit E hereto, delivered to the Administrative Agent and the Lenders as a component of the Collateral Pool Report in accordance with the requirements of Section 8.02(c) of this Agreement, which shall have attached thereto schedules in form and substance (as to accuracy and completeness) acceptable to the Administrative Agent, which report shall include without limitation (i) a comprehensive mark-to-market report of the Borrower’s positions with respect to physical and paper Products for all current and future periods, (ii) relevant information regarding all instruments (including contracts for spot and future delivery of physical Products, exchanges and derivatives including swaps and options) that create either an obligation of the Borrower to purchase or an obligation of the Borrower to sell Products or that otherwise generate price exposure, and (iii) such other information as the Administrative Agent may reasonably request.
     “Master Agreement” shall mean a Master Agreement in a form promulgated by the International Swap Dealers Association, Inc., and any other similar agreement for the periodic purchase and sale of Products approved by the Administrative Agent in its discretion.
     “Material Adverse Effect” shall mean any event, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a material adverse effect on (a) the business, assets, property, operations, liabilities (actual or contingent), or condition (financial or otherwise) of the Borrower, (b) the ability of the Borrower to perform any of its material obligations under any Loan Document, (c) the legality, validity, binding effect or enforceability against the Borrower of any material provision of any Loan Document, or (d) the rights and remedies of, or benefits available to, (i) the Administrative Agent, the Lenders, the Letter of Credit Issuers, or the Swap Lenders under any one or more of the Loan Documents, or (ii) the Facility B Lenders with respect to Facility B, except to the extent directly caused or expressly permitted by any of the foregoing Persons described in clause (i) or (ii) hereof.
     “Material Adverse Political Development” shall mean any event, development or circumstance, that in the reasonable opinion of the Required Lenders could reasonably be expected to materially adversely affect the ownership by the Borrower of, or any Lien on, the Collateral or any significant portion thereof, resulting from (a) any material governmental action by a Governmental Authority which is a moratorium on debt payments, or the implementation of transfer, convertibility or other similar monetary restrictions, (b) any other material action of any Governmental Authority, including the loss, condemnation, confiscation, compulsory sale, expropriation or nationalization of all or a material portion of the Borrower’s assets, or the assumption of custody or control of all or a material portion of such assets, or of the business or operations of the Borrower or its voting share capital, (c) war, insurrection, riots, civil or political violence or other similar circumstances involving the Republic of Panama or (d) any change in any treaty to which the Republic of Panama is a party, any requirement of law of the Republic of Panama, or any other governmental action by any competent Governmental Authority of the Republic of Panama or decision of any court of competent jurisdiction. In each case, with respect to the foregoing clauses (a) through (d), if in any such case, in the reasonable opinion of the Required Lenders, such event or circumstance could reasonably be expected to (x) materially adversely affect the ownership by the Borrower of, or any Lien on, the collateral or any significant portion thereof, or (y) result in a Material Adverse Effect.
     “Maturity Date” shall mean, (a) with respect to a Revolving Loan, the earliest to occur of (i) the date 180 days from the date such Revolving Loan is made, (ii) the date that written demand is made for payment by the Administrative Agent upon the request of the Required Lenders, or (iii) the Expiration Date; (b) with respect to a Swing Line Loan, the applicable Swing Line Maturity Date; and (c) with respect to a Daylight Overdraft Loan, the Business Day on which such Loan is made.
     “Maximum Availability Amount” shall mean, as of any date of determination, an amount equal to $245,000,000, subject to increase or decrease pursuant to Section 2.04(a) or 2.05 of this Agreement.
     “Maximum Considered Amount” shall mean, as of any date of determination, an amount initially equal to $260,000,000, subject to increase pursuant to Section 2.04(b) of this Agreement. The Maximum Considered Amount shall equal the sum of the Maximum Considered Limits of all Lenders, as in effect from time to time.
     “Maximum Considered Limit” shall mean, for each Lender, the maximum amount of such Lender’s Aggregate Accommodations that such Lender will consider accommodating hereunder, which amount shall initially be provided on Schedule 1.01 hereto, as the same may be increased from time to time pursuant to the terms of this Agreement.
     “Maximum Lender Pro Rata Share Limit” shall mean, for each Lender at any time, such Lender’s Pro-Rata Share of the Maximum Availability Amount in effect from time to time.
     “Moody’s” shall mean Moody’s Investors Service.
     “Multiemployer Plan” shall mean a “multiemployer plan”, within the meaning of Section 4001(a)(3) of ERISA, to which the Borrower or any ERISA Affiliate makes, is making, or is obligated to make contributions or, during the preceding three calendar years, has made, or been obligated to make, contributions.
     “Net Basis Position” shall mean the aggregate net quantity of Products, measured in Barrels, purchased or sold under a Commodity Contract that is hedged by a sale or purchase under a Commodity Contract at a different delivery location, for delivery during a different time period, or for different grades of the same Products, taking into account the hedging impact from any storage and/or transportation contract.
     “Net Cash Proceeds” shall mean the aggregate amount of cash received (directly or indirectly) from time to time (whether as initial consideration or through the payment or disposition of deferred consideration) by or on behalf of the Borrower or any of its Subsidiaries in connection with the issuance or incurrence of Indebtedness, the sale of assets, or the receipt of insurance proceeds, in each case after deducting therefrom only (a) reasonable fees, commissions, and expenses related thereto and required to be paid by any Borrower or any of Subsidiary of a Borrower in connection with such issuance or incurrence or sale, and (b) taxes paid or payable to any taxing authorities by the Borrower or any such Subsidiary in connection with such issuance or incurrence, sale, or receipt of proceeds, in each case to the extent, but only to the extent, that the amounts so deducted are, at the time of receipt of such cash, actually paid or payable, and are properly attributable to such transaction.
     “Net Liquidity Value in Eligible Brokerage Accounts” shall mean (a) with respect to Borrower’s commodities futures accounts held with a broker, the net liquidating value (as determined from time to time by the applicable futures broker in accordance with customary industry procedures reasonably acceptable to the Administrative Agent) of that portion of the Borrower’s commodities futures account (i) held with brokers acceptable to the Administrative Agent in its sole discretion, (ii) held in the applicable brokers’ NYMEX member account, (iii) in which the Collateral Agent has been granted a first priority perfected security interest pursuant to a control agreement, in form and substance reasonably acceptable to the Administrative Agent, among the Collateral Agent, the Borrower, and the applicable brokers, subject only to Permitted Liens, and (iv) which has had deducted from such portion any amounts borrowed by the Borrower under any margin finance lines offered by the related broker which may be outstanding, and (b) with respect to Borrower’s commodities futures accounts held for its own NYMEX member account without a broker, (i) the net liquidating value (as determined from time to time by the Borrower in accordance with customary industry procedures reasonably acceptable to the Administrative Agent) of that portion of the Borrower’s NYMEX member account consisting of Commodities Contracts relating to Products, and (ii) in which the Collateral Agent has been granted a first priority perfected security interest pursuant to documentation in form and substance acceptable to the Administrative Agent, subject only to Permitted Liens.
     “Net Long Position” shall mean at any time, the absolute value by which Long Positions at such time exceed Short Positions at such time.
     “Net Outright Position” shall mean, with respect to the Borrower’s overall portfolio, at any time on an aggregate basis, the absolute value of the Net Long Position or Net Short Position of such Product, as applicable, at such time.
     “Net Short Position” shall mean at any time, the absolute value of Long Positions at such time minus the absolute value of Short Positions at such time, if a negative number.
     “Net Working Capital” shall mean, with respect to the Borrower, as determined from time to time, (a) consolidated current assets as determined in accordance with GAAP (or, in the case of any determinations of consolidated current assets of the Borrower based on its annual financial statements, IFRS) and adjusted on an Economic Basis, minus (b) consolidated current liabilities, as determined in accordance with GAAP (or, in the case of any determinations of consolidated current liabilities of the Borrower based on its annual financial statements, IFRS) and adjusted on an Economic Basis.

     “Non-Defaulting Lender” shall mean, at any time, each Lender that is not a Defaulting Lender at such time.
     “Non-U.S. Person” shall have the meaning ascribed to such term in Section 5.07(f) of this Agreement.
     “Note” shall mean any of the promissory notes executed by the Borrower pursuant to Section 3.02(b) of this Agreement, substantially in the form of Exhibit F hereto, and all promissory notes delivered in substitution or exchange therefor, in each case as the same shall be modified and supplemented and in effect from time to time.
     “Notice of Maximum Availability Amount Election” has the meaning specified in Section 2.04(a) of this Agreement.
“NYMEX” shall mean The New York Mercantile Exchange, Inc.
     “Obligations” shall mean (a) all Credit Extensions, fees, advances, debts, liabilities, obligations, indemnities, costs, expenses, compliance guidelines, and duties arising under this Agreement or any Loan Document (including, without limitation, all fees and disbursements of counsel to the Administrative Agent, to the Lenders, or to the Letter of Credit Issuers that are required to be paid by the Borrower pursuant to the terms of the Loan Documents or otherwise) owing by the Borrower to the Administrative Agent, any Letter of Credit Issuer, any Lender, or any Indemnified Person, including but not limited to the unpaid principal amount of, and interest (including, without limitation, interest accruing after the maturity of the Loans and interest accruing after the filing of any petition in bankruptcy, or the commencement of any insolvency, reorganization or like proceeding, relating to the Borrower, whether or not a claim for post-filing or post-petition interest is allowed in such proceeding) on the Loans, whether direct or indirect (including those acquired by assignment), absolute or contingent, due or to become due, now existing or hereafter arising including without limitation overdraft costs arising as a result of transfers of funds made through the automated clearinghouse system and all obligations of the Borrower under Loans and arising from Letters of Credit, and (b) all indebtedness, liabilities and obligations owing by Borrower to any Swap Lender under a Swap Contract, whether due or to become due, absolute or contingent, or now existing or hereafter arising. For purposes of determining the amount of the Borrower’s Obligations under a Swap Contract, the amount of such Obligation shall be an amount equal to the Close-out Amount with respect to such Swap Contract.
     “Organizational Documents” shall mean, for any Person, each constitution, certificate of incorporation, by-laws, shareholder agreements, or similar agreements or instruments relating to the rights of the equity holders of the Borrower, as applicable, and all applicable resolutions of the equity holders or Board of Directors thereof, and any other constituent documents in respect thereof.
     “Other Taxes” shall mean any present or future stamp or documentary taxes or any other excise or property taxes, charges or similar levies which arise from any payment made hereunder or from the execution, delivery or registration of, or otherwise with respect to, this Agreement or any other Loan Documents.

     “Out Of The Money Positions” shall mean, with respect to Swap Contracts and Commodity Contracts entered into by the Borrower with counterparties permitted in the calculation of the Collateral Pool, all forward positions in respect of such Swap Contracts and Commodity Contracts which have a net zero value or negative value as of the date of calculation, having been marked-to-market based on an industry accepted pricing methodology acceptable to the Administrative Agent, and which Swap Contracts and Commodity Contracts would be considered to be “out of the money” based on the standard industry characterization of such contracts.
     “Parent” shall mean Tesoro Corporation, a Delaware corporation.
     “Parent TSA Guaranty” shall mean each of (i) that certain Continuing Unconditional Guaranty, dated as of September 18, 2007, made by the Parent in favor of PTP, and (ii) that certain Continuing Unconditional Guaranty, dated as of September 18, 2007, made by the Parent in favor of Castor Petroleum Ltd.
     “Participant” has the meaning specified in Section 12.08(b).
     “PBGC” shall mean the Pension Benefit Guaranty Corporation, or any Governmental Authority succeeding to any of its principal functions under ERISA.
     “Pension Plan” shall mean a pension plan (as defined in Section 3(2) of ERISA), other than a Multiemployer Plan, subject to Title IV of ERISA which the Borrower sponsors, maintains, or to which it makes, is making, or is obligated to make contributions, or in the case of a multiple employer plan (as described in Section 4064(a) of ERISA) has made contributions at any time during the immediately preceding five (5) plan years.
     “Performance L/C Sublimit” shall mean an amount equal to $25,000,000.
     “Performance Letter of Credit” shall mean any stand-by Letter of Credit with an expiration date up to 364 days from its date of initial Issuance (a) Issued to support the Borrower’s margin, bonding, or tariff requirements or to secure the Borrower’s obligations under Swap Contracts, transportation of Products on pipelines, or performance by the Borrower related to Products (other than the obligation to pay for the purchase of Products), in each case in the ordinary course of business, or (b) Issued as otherwise categorized by the Required Lenders in their sole discretion.
     “Permitted Liens” shall mean (a) Liens in favor of the Collateral Agent, (b) statutory inchoate liens (except for Liens for the benefit of warehousemen, terminal operators or landlords), (c) Liens for the benefit of warehousemen, terminal operators, pipeline operators, storage owners, or landlords arising in the ordinary course of the Borrower’s business, (d) deposits of cash or cash equivalents securing the performance of bids, tenders, statutory or regulatory obligations, or securing letters of credit which in turn secure such performance, in each case made in the ordinary course of business, (e) rights of collecting banks having rights of setoff, revocation, refund or chargeback with respect to money or instruments of the Borrower or on deposit with or in the possession of such banks, (f) Liens expressly permitted pursuant to any Intercreditor Agreement, (g) Liens under Master Agreements which support and are limited to securing the rights and obligations of the counterparties under such agreement to net and setoff their respective obligations under such Master Agreement, and (h) Liens arising in favor of financial institutions that maintain securities accounts, commodities accounts, or brokerage accounts for the benefit of the Borrower so long as any such securities accounts, commodities accounts, or brokerage accounts are subject to account control agreements acceptable to the Administrative Agent.
     “Permitted Short-Term Investments” means, as at any date of determination, (i) marketable securities (a) issued or directly and unconditionally guaranteed as to interest and principal by the United States Government or (b) issued by any agency of the United States the obligations of which are backed by the full faith and credit of the United States, in each case maturing within one year after such date; (ii) marketable direct obligations issued by any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case maturing within one year after such date and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iii) commercial paper maturing no more than one year from the date of creation thereof and having, at the time of the acquisition thereof, a rating of at least A-1 from S&P or at least P-1 from Moody’s; (iv) certificates of deposit or bankers’ acceptances maturing within one year after such date and issued or accepted by any Lender or by any commercial bank organized under the laws of the United States or any state thereof or the District of Columbia that (a) is at least “adequately capitalized” (as defined in the regulations of its primary Federal banking regulator) and (b) has Tier 1 capital (as defined in such regulations) of not less than $100,000,000; and (v) shares of any money market mutual fund that (a) has substantially all of its assets invested continuously in the types of investments referred to in clauses (i) and (ii) above, (b) has net assets of not less than $500,000,000, and (c) has the highest rating obtainable from either S&P or Moody’s.
     “Permitted Uses” shall mean those purposes set forth in Section 2.02 of this Agreement with respect to Loans and Letters of Credit, as applicable.
     “Person” shall mean an individual, partnership, corporation, limited liability company, business trust, joint stock company, trust, unincorporated association, joint venture or Governmental Authority.
     “Plan” shall mean an employee benefit plan (as defined in Section 3(3) of ERISA) which the Borrower sponsors or maintains or to which the Borrower makes, is making, or is obligated to make contributions and includes any Pension Plan.
     “Platts” shall mean Platts, a division of The McGraw-Hill Companies.
     “Position Limit Report” shall mean a report, certified by a Responsible Officer of the Borrower and substantially in the form of Exhibit G hereto, delivered to the Administrative Agent and the Lenders as a component of the Collateral Pool Report in accordance with the requirements of Section 8.02d of this Agreement, which shall have attached thereto schedules in form and substance (as to accuracy and completeness) acceptable to the Administrative Agent.
     “Principal Office” shall mean, as to the Administrative Agent or any Letter of Credit Issuer, the principal office of its New York Branch located in New York City, or such other office or offices as such Administrative Agent or Letter of Credit Issuer may from time to time notify the Borrower.
     “Products” shall mean crude oil and fuel oil used in connection with crude oil for blending and hedging purposes and such other products as may be approved by the Required Lenders from time to time.
     “Prohibited Amendment” shall have the meaning given to such term in the Combined Facilities Intercreditor Agreement.
     “Pro Rata Share” shall mean (a) at any time on or prior to a Conversion to Approving Lenders Funding Date, for any Lender, a fraction, the numerator of which is such Lender’s Maximum Considered Limit and the denominator of which is the Maximum Considered Amount, and (b) at any time after a Conversion to Approving Lenders Funding Date, for any Lender, a fraction, the numerator of which is the amount of Lender’s Aggregate Accommodations attributable to such Lender on such date and the denominator of which is the aggregate amount of Lender’s Aggregate Accommodations attributable to all Lenders (including all Declining Lenders) having Loans or L/C Obligations outstanding as of such date of calculation.
     “PTP” shall mean Petroterminal de Panama, S.A..
     “PTP/Castor Storage Agreement” shall mean that certain Second Transportation and Storage Agreement, dated as of September 18, 2007, by and between PTP and Castor Petroleum Ltd., as amended by that First Amendment to Second Transportation and Storage Agreement, dated as of November 28, 2008, together with any amendments, restatements, or other modifications thereof.
     “Regulations A, D, U and X” shall mean, respectively, Regulations A, D, U and X of the Board of Governors of the Federal Reserve System (or any successor), as the same may be modified and supplemented and in effect from time to time.
     “Regulatory Change” shall mean, with respect to the Administrative Agent, any change after the date hereof in Federal, state or foreign law or regulations (including Regulation D) or the adoption or making after such date of any interpretation, directive or request applying to a class of banks including the Administrative Agent or any Letter of Credit Issuer of or under any Federal, state or foreign law or regulations (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) by any court or governmental or monetary authority charged with the interpretation or administration thereof.
     “Reportable Event” shall mean, any of the events set forth in Section 4043(c) of ERISA or the regulations thereunder, other than any such event for which the 30-day notice requirement under ERISA has been waived in regulations issued by the PBGC.
     “Required Lenders” shall mean Lenders having, in the aggregate, Maximum Considered Limits greater than fifty percent (50%) of the Maximum Considered Amount; provided, however, that with respect solely to the decision by the Required Lenders to make demand for payment of the Obligations, “Required Lenders” shall mean Lenders holding

Aggregate Outstanding Extensions of Credit greater than fifty percent (50%) of the total Aggregate Outstanding Extensions of Credit for all Lenders; provided, further, that if any Lender is a Defaulting Lender as of any date of determination, then on such date such Defaulting Lender shall be excluded from the determination of the Required Lenders and, for purposes of calculating fifty percent (50%) of the Maximum Considered Amount or Aggregate Outstanding Extensions of Credit, the Maximum Considered Amount or Aggregate Outstanding Extensions of Credit shall be reduced by such Defaulting Lender’s otherwise applicable Maximum Considered Limit or Aggregate Outstanding Extensions of Credit.
     “Requirement of Law” shall mean, as to any Person, any law (statutory or common), treaty, rule or regulation or determination of an arbitrator or of a Governmental Authority, in each case applicable to or binding upon the Person or any of its property or to which the Person or any of its property is subject.
     “Reserve Requirement” shall mean any applicable reserve requirement established under Regulation D of the Board of Governors of the Federal Reserve System for compliance by member banks of the Federal Reserve System in New York City with deposits exceeding one billion Dollars which would be applicable to lenders making Eurodollar Rate Loans or Alternative Base Rate Loans. Without limiting the effect of the foregoing, the Reserve Requirement shall include any other reserves required to be maintained by such member banks by reason of any Regulatory Change with respect to (a) any category of liabilities that includes deposits by reference to which the Eurodollar Rate for Eurodollar Rate Loans or the Alternative Base Rate for Alternative Base Rate Loans is to be determined, or (b) any category of extensions of credit or other assets that includes Eurodollar Rate Loans or Alternative Base Rate Loans.
     “Reserves” shall mean reserves in amounts equal to (a) the Borrower’s due and unpaid tank charges, (b) the demand charge deduction for a period of 30 days that PTP could require the Parent to pay, (c) an amount equal to (i) while no Default or Event of Default has occurred and is continuing, 50% of the stamp tax that would be assessed upon enforcement of any Foreign Law Security Document in the Republic of Panama, and (ii) upon the occurrence and during the continuation of a Default or an Event of Default, 100% of the stamp tax that would be assessed upon enforcement of any Foreign Law Security Document in the Republic of Panama, and (d) such other amounts as may be agreed upon by the Borrower and the Administrative Agent.
     “Responsible Officer” shall mean (a) the chief executive officer or the president, any vice president, or any secretary of the Borrower, as the context may require, or any other officer having substantially the same authority and responsibility or having been designated by the chief executive officer or president to act in such capacity; or (b) with respect to compliance with financial compliance guidelines, the chief financial officer, the treasurer, assistant treasurer or controller of the Borrower, as the context may require, or any other officer having substantially the same authority and responsibility.
     “Revolving Loan” has the meaning specified in Section 3.01 of this Agreement.
     “Risk Control Policy” shall mean, the Borrower’s risk management policy and its credit policies approved in accordance with the Borrower’s internal controls and in full force and effect on the Closing Date as provided by the Borrower to the Administrative Agent, in each case attached hereto as Exhibit H, as the same may be amended, modified, supplemented or revised in accordance with Section 8.18 of this Agreement.
     “S&P” shall mean Standard & Poor’s Ratings Group, a Division of the McGraw Hill Companies or any legal successor in interest thereto.
     “Security Agreements” shall mean (i) that certain Security Agreement, dated as of even date herewith, substantially in the form of Exhibit I hereto, executed by the Borrower and delivered to the Collateral Agent granting to the Collateral Agent a first and prior security interest in, and Lien upon, the Collateral (subject only to Permitted Liens), together with each other agreement granting or perfecting a Lien on any Collateral, including without limitation any control agreements relating to securities, commodities or deposit accounts, storage warrants, custodial agreements, and trust agreements; and (ii) the Foreign Law Security Documents together with any and all other agreements, instruments, documents or other written records governed by the law of the Republic of Panama, the Swiss Confederation, or the United Kingdom entered into by the Borrower or otherwise delivered on its behalf for the purpose of granting in favor of the Collateral Agent or the Facility B Agent the equivalent of a perfected first priority security interest under such law (subject only to Permitted Liens).
     “Sharing Event” shall have the meaning ascribed to it in the Swap Lender Intercreditor Agreement.
     “Short Position” shall mean the aggregate quantity measured in Barrels of Product attributable to the Borrower resulting from the following short positions:
          (a) all imbalances (whether in storage or in pipelines or otherwise) of Product due from the Borrower; and
          (b) all Commodity Contracts of the Borrower for the sale or negative exchange of Product which, with respect only to options, shall be calculated on a Delta Equivalent Basis that equates to a contracted purchase by the Borrower of Product (regardless if financially settled).
     “Solvent” means, with respect to any Person and its Subsidiaries on a particular date, that on such date, (a) such Persons are adequately capitalized to conduct their business and affairs as a going concern, considering the size and nature of their business and intended purposes, (b) the present fair saleable value of the assets of such Persons are greater than the amount that will be required to pay the liabilities of such Persons, as such liabilities become absolute and matured, (c)such Persons do not have an unreasonably small amount of capital with which to conduct their business, and (d) such Persons are able to pay their debts as they mature.
     “Subordinated Indebtedness” shall mean, with respect to the Borrower, Indebtedness (a) for which the Borrower is directly and primarily liable, and (b) that is subordinated to the obligations of the Borrower hereunder on terms, and pursuant to documentation containing other terms (including interest, amortization, compliance guidelines and events of default), in form and substance reasonably satisfactory to the Administrative Agent and the Required Lenders, such approval not to be unreasonably withheld or delayed.

     “Subsidiary” of a Person shall mean any corporation, association, partnership, joint venture or other business entity of which more than 50% of the voting stock or other equity interests (in the case of Persons other than corporations), is owned or controlled directly or indirectly by the Person, or one or more of the Subsidiaries of the Person, or a combination thereof. Unless the context otherwise clearly requires, references herein to a “Subsidiary” refer to a Subsidiary of the Borrower.
     “Surety Instruments” shall mean all letters of credit (including standby and commercial), bank’s acceptances, bank guaranties, shipside bonds, surety bonds and similar instruments.
     “Swap Contract” shall mean (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other Master Agreement, including any such obligations or liabilities under any Master Agreement.
     “Swap Lenders” means BNP Paribas and its Affiliates in their capacity as a party to a Swap Contract and any other Lender or Facility B Lender or Affiliate of a Lender or Facility B Lender approved by the Administrative Agent, which has signed and become a party to the Swap Lender Intercreditor Agreement; provided, in each case, for so long as each of the same remain a Lender or an Affiliate of a Lender hereunder and a party to the Swap Lender Intercreditor Agreement and/or remain entitled to the benefit of the Security Agreement.
     “Swap Lender Intercreditor Agreement” shall mean that certain Intercreditor Agreement, in form and substance acceptable to the Lenders, dated as of even date herewith, among the Lenders, the Facility B Lenders, and the Swap Lenders relating to the sharing of Collateral.
     “Swing Line Lender” shall mean, with respect to each Swing Line Loans, BNP Paribas in its capacity as the Lender that has agreed to provide Swing Line Loans to the Borrower, together with its successors and assigns in such capacity.
     “Swing Line Loan” shall mean a Loan made pursuant to the provisions of Section 3.13 of this Agreement.
     “Swing Line Maturity Date” shall mean, with respect to any Swing Line Loan, the earliest of (i) the fourth (4th) Business Day after such Swing Line Loan was made, (ii) written demand made for payment by the Administrative Agent at the request of the Swing Line Lender, or (iii) the Expiration Date.
     “Swing Line Sublimit” shall mean, as of any date, an amount equal to (i) $50,000,000 minus (ii) the aggregate principal amount of any Daylight Overdraft Loans outstanding as of such date.
     “Tangible Net Worth” shall mean, as of the date of any determination thereof with respect to the Borrower, (a) total consolidated assets of the Borrower as determined in accordance with GAAP (or, in the case of any determinations of consolidated assets of the Borrower based on its annual financial statements, IFRS) and adjusted on an Economic Basis, minus (b) consolidated liabilities as determined in accordance with GAAP (or, in the case of any determinations of consolidated liabilities of the Borrower based on its annual financial statements, IFRS) and adjusted on an Economic Basis, minus (c) the value of investments made by Borrower in the capital stock, shares, participations, membership interests, partnership interests, or other equity interests of another Person and any warrants or options to purchase any of the foregoing, plus (d) any Subordinated Indebtedness that is classified as a current liability in accordance with GAAP (or, in the case of any determinations of such classification based on the Borrower’s annual financial statements, IFRS), provided, however, that Subordinated Indebtedness may not constitute more than 50% of the Borrower’s Tangible Net Worth.
     “Taxes” shall mean any and all present or future taxes, levies, imposts, deductions, charges or withholdings, and all liabilities with respect thereto, excluding, in the case of the Administrative Agent, any Letter of Credit Issuer, or any Lender, such taxes (including income taxes or franchise taxes) as are imposed on or measured by the Administrative Agent’s, any Letter of Credit Issuer’s or any Lender’s net income or profits or gains (whether worldwide, or only insofar as such income, profits or gains are considered to a rise in or relate to a particular jurisdiction, or otherwise) by the jurisdiction (or any political subdivision thereof) under the laws of which the Administrative Agent, such Letter of Credit Issuer or such Lender is organized or maintains a lending office.
     “Tolerance Limit Violation” shall mean any violation of any of the limits set forth in Sections 8.13 and 8.14 of this Agreement resulting from the Borrower (a) exceeding any limit set forth in Section 8.14(a) of this Agreement by more than 10% (the amount of any such excess over 10%, hereinafter referred to as the “Tolerance Excess Amount”), or (b) exceeding any limit set forth in Section 8.13 or 8.14(b) of this Agreement by more than 15%,
     “Trade Letter of Credit” shall mean any commercial documentary letter of credit or stand-by letter of credit (which is not a Performance Letter of Credit) (a) Issued in support of the Borrower’s purchase or exchange of Products in the ordinary course of business and (b) otherwise permitted to be Issued hereunder pursuant to Section 2.02(b) of this Agreement.
     “Type” of Loans shall have the meaning specified in Section 1.04 of this Agreement.
     “UCP” has the meaning specified in Section 4.08 of this Agreement.
     “Uncommitted Facility” shall mean the uncommitted and discretionary credit facility as evidenced by this Agreement and the other Loan Documents.

     “Unfunded Pension Liability” shall mean the excess of a Pension Plan’s benefit liabilities under Section 4001(a)(16) of ERISA, over the current value of that Pension Plan’s assets, determined in accordance with the assumptions used for funding the Pension Plan pursuant to Section 412 of the Code for the applicable plan year.
     “Uniform Commercial Code” or “UCC” shall mean the Uniform Commercial Code as now or hereafter in effect in the State of New York, provided, however, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Administrative Agent’s security interest in any assets of the Borrower is governed by the Uniform Commercial Code as enacted and in effect in a U.S. jurisdiction (including any U.S. territory which has enacted the Uniform Commercial Code) other than the State of New York, the term ‘Uniform Commercial Code’ means the Uniform Commercial Code as enacted an in effect in such other jurisdiction solely for the purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
     “United States” and “U.S.” each shall mean the United States of America.
     SECTION 1.02 Other Interpretive Provisions.
     (a) The meanings of defined terms are equally applicable to the singular and plural forms of the defined terms.
     (b) The words “hereof”, “herein”, “hereunder” and similar words refer to this Agreement as a whole and not to any particular provision of this Agreement; and Subsection, Section, Schedule and Exhibit references are to this Agreement unless otherwise specified.
     (c) The term “documents” includes any and all instruments, documents, agreements, certificates, indentures, notices and other writings, however evidenced.
     (i) The term “including” is not limiting and means “including without limitation.”
     (ii) In the computation of periods of time from a specified date to a later specified date, the word “from” means “from and including”; the words “to” and “until” each mean “to but excluding”, and the word “through” means “to and including.”
     (d) The term “including” is not limiting and means “including without limitation”.
     (e) Unless otherwise expressly provided herein, (i) references to agreements (including this Agreement) and other contractual instruments shall be deemed to include all subsequent amendments, restatements, supplements, and other modifications thereto, but only to the extent such amendments and other modifications are not prohibited by the terms of any Loan Document, and (ii) references to any statute or regulation are to be construed as including all statutory and regulatory provisions consolidating, amending, replacing, supplementing or interpreting the statute or regulation.

     (f) Initially capitalized terms that are not defined herein but are defined in the UCC shall have the meanings ascribed to such terms in the applicable UCC.
     (g) The captions and headings of this Agreement are for convenience of reference only and shall not affect the interpretation of this Agreement.
     (h) This Agreement and other Loan Documents may use several different limitations, tests or measurements to regulate the same or similar matters. All such limitations, tests and measurements are cumulative and shall each be performed in accordance with their terms.
     (i) This Agreement and the other Loan Documents are the result of negotiations among and have been reviewed by counsel to the Administrative Agent, the Lenders, the Borrower and the other parties, and are the products of all parties. Accordingly, they shall not be construed against the Administrative Agent merely because of the Administrative Agent’s involvement in their preparation.
     (j) The term “reimburse” or “reimbursement” when used with respect to Letters of Credit shall include (a) a cash payment, or (b) the making of a Loan if the proceeds of such Loan are used, in either event, to reimburse each Letter of Credit Issuer of such Letter of Credit for any drawings made thereunder.
     (k) Unless otherwise expressly provided for herein, if any effective date or date of determination provided for herein is on a day other than a Business Day, then such date shall be the immediately preceding Business Day.
     SECTION 1.03 Accounting Principles.
     (a) Unless the context otherwise clearly requires, all accounting terms not expressly defined herein shall be construed, and all financial computations required under this Agreement shall be made, in accordance with GAAP or IFRS, as the case may be, consistently applied.
     (b) References herein to “fiscal year” and “fiscal quarter” refer to such fiscal periods of the Borrower.
     SECTION 1.04 Types of Loans.
     Loans hereunder are distinguished by “Type”. The “Type” of a Loan refers to whether such Loan is an Eurodollar Rate Loan or an Alternative Base Rate Loan. Loans may be identified by Type.
ARTICLE II
THE UNCOMMITTED FACILITY
     SECTION 2.01 Uncommitted Line.

     (a) Each Lender severally agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to make Loans to the Borrower, and to participate in Letters of Credit Issued by any Letter of Credit Issuer, in Dollars during the period from and including the Closing Date to (but not including) the Expiration Date in an aggregate principal amount at any one time outstanding up to but not exceeding the amount of the Maximum Lender Pro Rata Share Limit of such Lender as in effect from time to time; provided, however, that in no event shall the Aggregate Outstanding Extensions of Credit exceed the lesser of (i) the Maximum Availability Amount then in effect, and (ii) the Collateral Pool; provided, further, that in no event shall the Combined Facilities Aggregate Outstanding Extensions of Credit exceed the least of (i) Combined Facilities Maximum Amount then in effect, (ii) the Collateral Pool, or (iii) $700,000,000.
     (b) NOTWITHSTANDING (i) THAT THIS AGREEMENT SETS FORTH CERTAIN PROCEDURES FOR THE POSSIBLE ISSUANCE OF LETTERS OF CREDIT BY EACH LETTER OF CREDIT ISSUER, FOR THE ACCOUNT OF THE BORROWER AND TO BE PARTICIPATED IN BY THE OTHER LENDERS, AND FOR THE POSSIBLE EXTENSION OF LOANS BY THE LENDERS TO THE BORROWER AND (ii) THAT THIS AGREEMENT CONTAINS CERTAIN AGREEMENTS OF THE BORROWER TO PROVIDE INFORMATION TO THE LENDERS ON A REGULAR BASIS, TO MAKE CERTAIN PAYMENTS TO THE LENDERS AND TO TAKE OTHER ACTIONS THAT MAY BENEFIT THE LENDERS OR CONSTRAIN THE BORROWER, THE BORROWER ACKNOWLEDGES AND AGREES THAT (A) THE LENDERS HAVE NO OBLIGATION WHATSOEVER TO AGREE TO THE ISSUANCE OF LETTERS OF CREDIT OR TO MAKE LOANS AS DESCRIBED HEREIN OR OTHERWISE AND (B) THE LENDERS HAVE THE RIGHT, SHOULD THEY EXTEND CREDIT TO THE BORROWER AT ANY TIME AS DESCRIBED HEREIN OR OTHERWISE, TO DISCONTINUE THE ISSUANCE, RENEWAL OR EXTENSION OF LETTERS OF CREDIT FOR THE ACCOUNT OF THE BORROWER AT ANY TIME, IN EACH CASE IN THE SOLE AND ABSOLUTE DISCRETION OF THE LENDERS.
     SECTION 2.02 Purpose of Uncommitted Facility.
     (a) Revolving Loans and Swing Line Loans shall be used for the purposes of (i) financing or securing the Borrower’s performance related to the purchase, storage, or sale of Products, (ii) to refinance Facility B L/C Obligations and L/C Obligations resulting from, or incurred in connection with, the purchase of Products, and (iii) for other general hedging and working capital requirements of the Borrower.
     (b) Letters of Credit shall be used for the purpose of purchasing Products that are either pre-sold or hedged, to secure performance obligations, and for related general hedging and working capital requirements of the Borrower.
     (c) Daylight Overdraft Loans may be used only in accordance with Section 3.12(a)(iv) of this Agreement.

     SECTION 2.03 The Sublimits.
     In addition to any other limitations set forth in this Agreement, the following limitations apply with respect to the Uncommitted Facility:
     (a) The aggregate outstanding principal amount of Daylight Overdraft Loans shall at no time exceed the Daylight Overdraft Sublimit.
     (b) The aggregate outstanding principal amount of Swing Line Loans shall at no time exceed the Swing Line Sublimit.
     (c) The sum of the Face Amount of all Long Term Letters of Credit Issued hereunder shall at no time exceed the Long Term Letter of Credit Sublimit.
     (d) The sum of the Face Amount of all Performance Letters of Credit Issued hereunder shall at no time exceed the Performance Letter of Credit Sublimit.
     (e) Each Loan and any Letter of Credit Issued hereunder may be subject to multiple sublimits as provided in this Section 2.03, and to the extent such Letter of Credit or Credit Extension is subject to multiple sublimits, it shall reduce the availability under each applicable sublimit accordingly.
     The foregoing limitations may be modified, or new sublimits may be added, at any time by the Administrative Agent, in its sole and absolute discretion, upon verbal notification followed by written notice within five (5) Business Days; provided, however, that any such modification that makes any sublimit less restrictive shall require the consent of the Required Lenders.
     SECTION 2.04 Increases and Decreases In Maximum Availability Amount and Maximum Considered Amount.
     (a) The Borrower shall have the right to elect to increase the Maximum Availability Amount in effect from time to time to an amount (not in excess of the Maximum Considered Amount then in effect after giving effect to any increases thereof in connection with or prior to such election) equal to one of the Dollar Amounts set forth in Schedule B attached to this Agreement under the heading “Maximum Availability Amount”; provided, however, that any such increase is subject to satisfaction of each of the conditions precedent contained in Section 6.03 of this Agreement. After giving effect to any such increase (i) the Maximum Availability Amount shall be equal to one of the Dollar amounts set forth on Schedule B attached to this Agreement under the heading “Maximum Availability Amount” and (ii) the Borrower shall cause the Facility B Maximum Amount to be equal to the Dollar amount set forth on Schedule B attached to this Agreement under the heading “Facility B Maximum Amount” that corresponds to such to such Maximum Availability Amount. The Borrower shall make any such election by delivering to the Administrative Agent, each Letter of Credit Issuer, and each Lender a written notice of its Maximum Availability Amount election executed by a Responsible Officer in the form of Exhibit L attached hereto (each, a “Notice of Maximum Availability Amount Election”) no less than three (3) Business Days prior to the proposed effective date of such election. Upon the effectiveness of any increase in Maximum Availability Amount hereunder, the covenant requirements provided for in Sections 9.14, 9.15, and 9.17 of this Agreement shall be based on the new Maximum Availability Amount; provided, however, that:
     (i) in the event that, as of the reporting date contained in any Compliance Certificate, the Maximum Availability Amount exceeds the amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” that corresponds to the Borrower’s Adjusted Tangible Net Worth set forth on Schedule B attached hereto as of such date, then as of the date that such Compliance Certificate is delivered or should have been delivered, (A) the Maximum Availability Amount shall automatically, without further action by any Person, be reduced to the next lowest amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” necessary to eliminate such excess, and (B) the Borrower shall cause the Facility B Maximum Amount to be immediately reduced to the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount” that corresponds to such Maximum Availability Amount necessary to eliminate such excess;
     (ii) in the event that, as of the reporting date contained in any Compliance Certificate, the Maximum Availability Amount exceeds the amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” that corresponds to the Borrower’s Adjusted Net Working Capital set forth on Schedule B attached hereto as of such date, then as of the date that such Compliance Certificate is delivered or should have been delivered, (A) the Maximum Availability Amount shall automatically, without further action by any Person, be reduced to the next lowest amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” necessary to eliminate such excess, and (B) the Borrower shall cause the Facility B Maximum Amount to be immediately reduced to the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount” that corresponds to such Maximum Availability Amount necessary to eliminate such excess;
     (iii) in the event that as of the reporting date contained in any Compliance Certificate the Combined Facilities Maximum Amount exceeds the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to the Borrower’s Adjusted Tangible Net Worth set forth on Schedule B attached hereto as of such date, then as of the date that such Compliance Certificate is delivered or should have been delivered, (A) the Maximum Availability Amount shall automatically, without further action by any Person, be reduced to the next lowest amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” necessary to eliminate such excess, and (B) the Borrower shall cause the Facility B Maximum Amount to be immediately reduced to the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount”

that corresponds to such Maximum Availability Amount necessary to eliminate such excess; and
     (iv) in the event that as of the reporting date contained in any Compliance Certificate the Combined Facilities Maximum Amount exceeds the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to the Borrower’s Adjusted Net Working Capital set forth on Schedule B attached hereto as of such date, then as of the date that such Compliance Certificate is delivered or should have been delivered, (A) the Maximum Availability Amount shall automatically, without further action by any Person, be reduced to the next lowest amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount“ necessary to eliminate such excess, and (B) the Borrower shall cause the Facility B Maximum Amount to be immediately reduced to the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount“ that corresponds to such Maximum Availability Amount necessary to eliminate such excess.
     (b) The Borrower shall have the right to request that the Maximum Considered Amount be increased up to an aggregate amount not to exceed, at any time, $550,000,000; provided, however, that any such increase is subject to satisfaction of each of the conditions precedent contained in Section 6.04 of this Agreement. Notwithstanding anything to the contrary contained herein, satisfaction of any conditions precedent contained in Section 6.04 of this Agreement shall not be deemed to be a commitment or consent by any Lender to any such increase in the Maximum Considered Amount or in such Lender’s Maximum Considered Limit and any such commitment or consent shall be at the sole discretion of each Lender and shall not be effective unless and until accepted in writing. Further, the Borrower shall have the right to request that (i) any of the sublimits contained in Section 2.03 of this Agreement be increased in connection with any increase in the Maximum Considered Amount and (ii) in the event that the Combined Facilities Maximum Amount permitted pursuant to this Agreement is equal to or greater than $500,000,000, the Facility B Maximum Amount be increased to an amount greater than the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount” that corresponds to the Maximum Availability Amount then in effect so long as, after giving effect to such increase in the Facility B Maximum Amount, the Combined Facilities Maximum Amount does not exceed $700,000,000; provided, however, that any such increase the sublimits contained in Section 2.03 of this Agreement or the Facility B Maximum Amount is subject to approval of the Lenders pursuant to Section 12.01 of this Agreement. Notwithstanding anything to the contrary contained herein, any increase in the Maximum Considered Amount pursuant to this Section 2.04(b) shall not be deemed to be a consent by or approval of any Lender with respect to any such increase in any of the sublimits contained in Section 2.03 of this Agreement or the Facility B Maximum Amount in an amount greater than the amount set forth on Schedule B attached hereto under the heading “Facility B Maximum Amount” that corresponds to the Maximum Availability Amount then in effect, and any such consent or approval shall be at the sole discretion of each Lender and shall not be effective unless and until accepted in writing in accordance with Section 12.01 of this Agreement.
     SECTION 2.05 Administrative Agent Decrease In Maximum Availability Amount.
     The Administrative Agent, in its sole and absolute discretion, shall have the right to permanently or temporarily decrease the Maximum Availability Amount (or increase the Maximum Availability Amount after any such decrease to the extent such increase is not greater than any such decrease) at any time for any duration. Upon the effectiveness of any decrease or increase in Maximum Availability Amount hereunder, the Lenders shall agree among themselves upon any necessary reallocation of Loans or L/C Obligations necessary to make the pro rata interests of each Lender correspond to its Pro Rata Share of the Maximum Availability Amount.
ARTICLE III
REVOLVING LOANS
     SECTION 3.01 Loans.
     (a) Each Lender severally agrees, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making revolving loans (the “Revolving Loans”), from time to time to the Borrower on any Business Day during the period from the Closing Date to the Expiration Date, in an aggregate amount not to exceed at any time the Maximum Availability Amount. Subject to the uncommitted nature of the Uncommitted Facility and to the terms and conditions of this Agreement, during such period the Borrower may borrow, repay and reborrow up to the Maximum Availability Amount by means of Eurodollar Rate Loans and Alternative Base Rate Loans and may Convert Loans of one Type into Loans of another Type (as provided in Section 3.04 of this Agreement) or Continue Loans of one Type as Loans of the same Type (as provided in Section 3.04 of this Agreement). Each Alternative Base Rate Loan requested hereunder shall be in a principal amount no less than $100,000 and in increments of $50,000 in excess thereof, and each Eurodollar Rate Loan requested hereunder shall be in a principal amount no less than $5,000,000 and in increments of $1,000,000 in excess thereof. No more than seven (7) separate Interest Periods in respect of Eurodollar Rate Loans (in the aggregate) from each Lender may be outstanding at any one time.
     (b) THE BORROWER ACKNOWLEDGES AND AGREES THAT NO LENDER HAS ANY DUTY TO FUND ANY REVOLVING LOAN REQUESTED BY THE BORROWER BUT THAT THE LENDERS WILL EVALUATE EACH LOAN REQUEST AND IN THEIR ABSOLUTE AND SOLE DISCRETION WILL DECIDE WHETHER TO FUND SUCH LOAN REQUEST.
     SECTION 3.02 Loan Accounts.
     (a) The Loans made by the Lenders and the Letters of Credit Issued by any Letter of Credit Issuer shall be evidenced by one or more accounts or records maintained by the Administrative Agent in the ordinary course of business. The accounts or records maintained by the Administrative Agent shall be conclusive absent manifest error of the amount of the Loans made by the Lenders to the Borrower and the Letters of Credit Issued for the account of the Borrower hereunder, and the interest and payments thereon. Any failure so to record or any error in doing so shall not, however, limit or otherwise affect the obligation of the Borrower hereunder to pay any amount owing with respect to the Loans or any Letter of Credit.
     (b) Upon the request of any Lender, the Loans made by such Lender may be evidenced by one or more Notes payable to the order of each Lender. Each Lender may endorse on the schedules annexed to such Note(s) the date, amount, Type, interest rate and duration of Interest Period (if applicable) and maturity of each Loan made by such Lender and the amount of each payment of principal made by the Borrower with respect thereto. Each Lender is irrevocably authorized by the Borrower to endorse its Note(s) and each such Lender’s records shall be conclusive absent manifest error; provided, however, that the failure of any Lender to make, or an error in making, a notation thereon with respect to any Loan shall not limit or otherwise affect the obligations of the Borrower hereunder or under any such Note to the related Lender.
     (c) Subject to the terms and conditions of this Agreement and the right of any Lender to approve or disapprove any request for a Loan hereunder in its sole discretion, prior to the Expiration Date the Borrower may borrow, repay and reborrow Loans up to the Maximum Availability Amount on a revolving basis.
     SECTION 3.03 Requests for Borrowings.
     (a) The Borrower may request a Borrowing by giving the Administrative Agent a Borrowing Request, and giving each Lender a copy thereof, no later than (i) in the case of any Eurodollar Rate Loans or Conversion into or Continuation as Eurodollar Rate Loans, 12:00 p.m. New York time, three (3) Business Days prior to the requested date of such funding, Conversion, or Continuation, which shall be a Business Day, and (ii) in the case of Alternative Base Rate Loans or Conversion into or Continuation as Alternative Base Rate Loans, 12:00 p.m. New York time on the Business Day of the requested date of such funding, Conversion, or Continuation, which shall be a Business Day. Any Borrowing Request received by the Administrative Agent or a Lender later than 12:00 p.m. New York time, shall be deemed to have been received thereby at the opening of business on the next Business Day. Each Borrowing Request shall be made by facsimile or other electronic means acceptable to the Administrative Agent, shall be signed by an Authorized Officer and shall be effective upon receipt by the Administrative Agent and each of the Lenders. Subject to Section 3.03(c) of this Agreement, unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders prior to 5:00 p.m., New York time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request (in which event the provisions of Section 3.11 of this Agreement shall be applicable), each of the Lenders hereunder shall be obligated, regardless of whether it has affirmatively agreed to fund its Pro Rata Share of the related Revolving Borrowing, prior to 3:00 p.m., New York time, on the date such Revolving Loan is to be made, to make available to the Administrative Agent at the Administrative Agent’s Principal Office, in immediately available funds, an amount equal to such Lender’s Pro Rata Share of such Revolving Loan, multiplied by the amount of such Revolving Loan. After the Administrative Agent’s receipt of such funds and upon fulfillment of all applicable conditions precedent in Article VI hereof, the Administrative Agent will make such funds available to the Borrower, no later than close of business on that same Business Day, by crediting the amount of such Borrowing to the account of the Borrower more fully described in Schedule 3.03 hereto (in which the Collateral Agent shall have been granted a first priority (subject to Permitted Liens) perfected security interest).
     (b) Each Borrowing Request shall be irrevocable and binding on the Borrower. The Borrower will indemnify each Lender against any loss, cost or expense incurred by such Lender as a result of any failure of the Borrower to fulfill, on or before the date requested for a Borrowing in the related Borrowing Request, the applicable conditions precedent thereto set forth in Article VI hereof, including any loss, cost or expense incurred by reason of the liquidation or reemployment of any deposits or other funds acquired by such Lender to fund any Loan to be made by such Lender as part of such Borrowing when such Loan, as a result of such failure, is not made on such date.
     (c) Unless the Administrative Agent has received a written Notice of Declining Lender from one or more Lenders in the form of Exhibit J prior to 5:00 p.m., New York time, one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request, the Administrative Agent may assume that such Lender will make its portion of such Borrowing available to the Administrative Agent in accordance with Section 3.03(a) of this Agreement and the Administrative Agent may, in reliance on such assumption, cause to be distributed to the Borrower on such date the full amount of each of the Lenders’ ratable portion of such Borrowing, and if such amount is not made available by any Lender as required pursuant to Section 3.03(a) of this Agreement, then with respect to such amounts that are unpaid for less than two (2) Business Days, the Administrative Agent will be entitled to recover such amount on demand from such Lender, together with interest thereon at the Federal Funds Rate and with respect to such amounts that are unpaid thereafter, the Administrative Agent will be entitled to recover such amount on demand from such Lender with interest thereon at the interest rate otherwise applicable to such Loan (including the Applicable Margin) pursuant to Section 3.07 of this Agreement and provided further that in the event such amount shall not be paid by such Lender within five (5) Business Days, the Borrower shall be required to either prepay such Lender’s pro rata portion of such Loan in full with any additional compensation required pursuant to Section 5.05 of this Agreement or deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Lender’s pro rata portion of such Loan.
     (d) The failure of any Lender to make the Loan to be made by it as part of any Borrowing shall not relieve any other Lender of its obligation, if any, hereunder to make its Loan on the date of such Borrowing, but no Lender shall be responsible for the failure of any other Lender to make the Loan to be made by such other Lender on the date of any Borrowing.

     SECTION 3.04 Optional Prepayments. The Borrower shall have the right to prepay Loans or to Convert Loans of one Type into Loans of another Type or Continue Loans of one Type as Loans of the same Type, at any time or from time to time, in a minimum amount equal to $100,000 without premium or penalty; provided that (a) the Borrower shall give the Administrative Agent notice of each such prepayment, Conversion or Continuation (and, upon the date specified in any such notice of prepayment, the amount to be prepaid shall become due and payable hereunder); (b) any prepayment of Loans shall include a payment of accrued interest on the amounts prepaid through and including the date of prepayment, and (c) in the event that Eurodollar Rate Loans are prepaid or Converted on any day other than the last day of an Interest Period for such Loans, the Borrower shall also be required to pay additional amounts as provided in Section 5.05 of this Agreement. Upon full repayment of all of the Obligations of the Borrower hereunder and receipt thereof by the Administrative Agent and the Lenders, the facility evidenced by this Credit Agreement shall be terminated and all liens released in accordance with the provisions of the Security Agreements.
     SECTION 3.05 Mandatory Prepayments of Loans.
     Notwithstanding the provisions of Section 3.04 of this Agreement:
     (a) if for any reason the Aggregate Outstanding Extensions of Credit shall exceed the lesser of (i) the Maximum Availability Amount then in effect (including without limitation after giving effect to any reduction in the Maximum Availability Amount in pursuant to Section 2.04(a) of this Agreement), or (ii) the Collateral Pool, the Borrower shall within one (1) Business Day, and without notice or demand, prepay the outstanding principal amount of the Loans outstanding at such time by an amount equal to the applicable excess and if upon repayment of all Loans there remains an excess amount, such excess amount shall be covered with Cash Collateral as provided in Section 4.06 of this Agreement;
     (b) if for any reason the sum of the Combined Facilities Aggregate Outstanding Extensions of Credit shall exceed the least of (i) Combined Facilities Maximum Amount then in effect (including without limitation after giving effect to any reduction in the Maximum Availability Amount in pursuant to Section 2.04(a) of this Agreement), (ii) the Collateral Pool, or (iii) $700,000,000, the Borrower shall within one (1) Business Day, and without notice or demand, prepay the outstanding principal amount of the Loans outstanding at such time by an amount equal to the applicable excess and if upon repayment of all Loans there remains an excess amount, such excess amount shall be covered with Cash Collateral as provided in Section 4.06 of this Agreement; and
     (c) if for any reason the aggregate amount of outstanding Swing Line Loans shall exceed the Swing Line Sublimit, the Borrower shall within one (1) Business Day, and without notice or demand, prepay the outstanding principal amount of the Swing Line Loans outstanding at such time by an amount equal to the applicable excess.
     (d) Upon the sale of any assets or property of the Borrower or any of its Subsidiaries (other than the sale of Inventory or other disposition of obsolete or worn out property in the ordinary course of the Borrower’s or such Subsidiary’s business), the

Borrowers shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds of such sale (provided, however, that no such prepayment shall be required in an amount in excess of the then outstanding Loans).
     (e) Upon the issuance or incurrence of any senior Indebtedness (other than hereunder or under Facility B or Indebtedness otherwise permitted under Section 9.05 of this Agreement) by the Borrower or any of its Subsidiaries on or after the Closing Date, the Borrower shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds of such senior Indebtedness (provided, however, that no such prepayment shall be required in an amount in excess of the then outstanding Loans).
     (f) Upon receipt by the Borrower or any of its Subsidiaries of any extraordinary gains resulting from a transaction not in the ordinary course of the Borrower’s business, or any proceeds of insurance in an aggregate amount in excess of $100,000, with respect to any Collateral, the Borrower shall immediately prepay the outstanding Loans in an amount equal to 100% of the Net Cash Proceeds of such extraordinary gain or proceeds (provided, however, that no such prepayment shall be required in an amount in excess of the then outstanding Loans).
     SECTION 3.06 Repayment.
     The outstanding principal amount of each Loan shall be due and payable on the sooner to occur of (a) its Maturity Date or (b) the Expiration Date. All outstanding Obligations shall be due and payable on the Expiration Date.
     SECTION 3.07 Interest.
     (a) The Borrower hereby promises to pay to the Administrative Agent for account of each Lender interest on the unpaid principal amount of each Loan made by such Lender for the period from and including the date of such Loan to but excluding the date such Loan shall be paid in full, at the following rates per annum:
     (i) If such Loan is a Revolving Loan, during such periods as such Revolving Loan is an Eurodollar Rate Loan, for each Interest Period relating thereto, the Eurodollar Rate for such Interest Period plus the Applicable Margin;
     (ii) If such Loan is a Revolving Loan, during such periods as such Revolving Loan is an Alternative Base Rate Loan, the Alternative Base Rate plus the Applicable Margin; and
     (iii) If such Loan is a Daylight Overdraft Loan or Swing Line Loan, the Alternative Base Rate plus the Applicable Margin plus 0.50% per annum.
     (b) Notwithstanding the foregoing, if any amount of principal of or interest on any Loan, or any other amount payable hereunder or under any other Loan Document is not paid in full when due (whether at stated maturity, by acceleration, demand or otherwise), the Borrower agrees to pay interest on such unpaid principal or other amount, from the date such amount becomes due until the date such amount is paid in full, and after as well as before any entry of judgment thereon to the extent permitted by law, payable on demand, at the Default Rate.
     (c) Accrued interest on each Loan shall be payable in arrears (i) (A) with respect to Eurodollar Rate Loans, on the last day of each Interest Period therefore and the Maturity Date thereof, and (B) with respect to Alternative Base Rate Loans, on the last day of each calendar month and on the Maturity Date of such Loan, and (ii) upon the payment or prepayment thereof or the Conversion of such Loan to a Loan of another Type (but only on the principal amount so paid, prepaid or Converted), except that interest payable at the Default Rate shall be payable from time to time on demand of the Required Lenders. Promptly after the determination of any interest rate provided for herein or any change therein, the Administrative Agent shall give notice thereof to the Lenders and to the Borrower.
     (d) Anything herein to the contrary notwithstanding, the Obligations of the Borrower to the Administrative Agent hereunder shall be subject to the limitation that payments of interest shall not be required for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by the Administrative Agent would be contrary to the provisions of any law applicable to the Administrative Agent limiting the highest rate of interest that may be lawfully contracted for, charged or received by the Administrative Agent, and in such event the Borrower shall pay the Administrative Agent interest at the highest rate permitted by applicable law.
     (e) Regardless of any provision contained in any Note or in any of the Loan Documents, the Administrative Agent shall not be deemed to have contracted for or be entitled to receive, collect or apply as interest under any such Note or any Loan Document, or otherwise, any amount in excess of the maximum rate of interest permitted to be charged by applicable law, and, in the event that the Administrative Agent receives, collects or applies as interest any such excess, such amount which would be excessive interest shall be applied to the reduction of the unpaid principal balance of such Note, and, if the principal balance of such Note is paid in full, any remaining excess shall forthwith be paid to the Borrower. In determining whether or not the interest paid or payable under any specific contingency exceeds the highest lawful rate, the Borrower and the Administrative Agent shall, to the maximum extent permitted under applicable law, (i) characterize any non-principal payment as an expense, fee, or premium, rather than as interest, (ii) exclude voluntary prepayments and the effect thereof, and (iii) spread the total amount of interest throughout the entire contemplated term of such Note so that the interest rate is uniform throughout such term; provided, that if all Obligations under the Notes and all Loan Documents are performed in full prior to the end of the full contemplated term thereof, and if the interest received for the actual term thereof exceeds the maximum lawful rate, the Administrative Agent shall refund to the Borrower the amount of such excess, or credit the amount of such excess against the aggregate unpaid principal balance of each of the Lenders’ Notes on a pro rata basis based upon unpaid principal balances outstanding at the time in question.

     SECTION 3.08 Computation of Fees and Interest.
     (a) All computations of fees and interest under this Agreement and, unless expressly provided for otherwise, under the other Loan Documents, shall be made (i) with respect to Eurodollar Rate Loans, on the basis of a 360-day year for the actual days elapsed (which results in more interest being paid than if computed on the basis of a 365-day year, or 366-day year if applicable), and (ii) and with respect to all other amounts, on the basis of a 365 or 366-day year, as applicable, for the actual days elapsed. Interest and fees shall accrue during each period during which interest or such fees are computed from the first day thereof to the last day thereof.
     (b) Each determination of an interest rate by the Administrative Agent shall be conclusive and binding on the Borrower in the absence of manifest error.
     SECTION 3.09 Payments by the Borrower.
     (a) All payments to be made by the Borrower shall be made without set-off, recoupment or counterclaim. Except as otherwise expressly provided herein, all payments by the Borrower shall be made to the Administrative Agent for the account of the Lender or Lenders to which such payments are owed at the Administrative Agent’s Principal Office, and shall be made in Dollars and in immediately available funds, no later than 1:00 p.m., New York time, on the date specified herein. Any payment received by the Administrative Agent later than 1:00 p.m. (New York time) shall be deemed to have been received on the following Business Day and any applicable interest or fee shall continue to accrue. The Administrative Agent will promptly thereafter cause to be distributed like funds relating to the payment of principal, interest or fees ratably (other than amounts payable pursuant to the Fee Letters or Sections 4.07(b) or 5.01(a) of this Agreement or any other amounts payable solely to any Letter of Credit Issuer hereunder for its own account) to the Lenders and like funds relating to the payment of any other amount payable to any Lender to such Lender, in each case to be applied in accordance with the terms of this Agreement.
     (b) Whenever any payment is due on a day other than a Business Day, such payment shall be made on the following Business Day, and such extension of time shall in such case be included in the computation of interest or fees, as the case may be, provided that in the case of Interest Periods with respect to Eurodollar Rate Loans, if payment on the last day of such Interest Period would fall in another calendar month because the due date is not a Business Day, then such payment shall be due on the immediately preceding Business Day.
     (c) Notwithstanding the terms of Section 12.09 of this Agreement, the Borrower hereby authorizes each Lender, if and to the extent that any payment owed to such Lender is not paid by the Borrower to the Administrative Agent when due hereunder or under any other Loan Document, to charge from time to time against any or all of the Borrower’s accounts with such Lender any amount so due.

     (d) Unless the Administrative Agent receives notice from the Borrower before the date on which any payment is due to the Lenders hereunder that the Borrower will not make such payment in full, the Administrative Agent may assume that the Borrower has made such payment in full to the Administrative Agent on such date, and the Administrative Agent may, in reliance upon such assumption, cause to be distributed to each Lender on such due date an amount equal to the amount then due to such Lender. If and to the extent that the Borrower has not so made such payment in full to the Administrative Agent, each Lender shall repay to the Administrative Agent forthwith on demand such amount distributed to such Lender, together with interest thereon for each day from the date such amount is distributed to such Lender until the date on which such Lender repays such amount to the Administrative Agent, at the Federal Funds Rate.
     SECTION 3.10 Fees.
     The Borrower shall pay those fees as set forth in the Fee Letters on or before the dates for payment for such fees set forth in the Fee Letters.
     SECTION 3.11 The Election of Approving Lenders to Continue Funding.
     (a) If one or more Lenders (the “Declining Lender” or “Declining Lenders”) provides the Administrative Agent with, and the Administrative Agent has actually received, a written “Notice of Declining Lender” in the Form of Exhibit J indicating that for reasons other than a Default that such Lenders have elected to thereafter not fund any Revolving Loans or Issue or participate in additional Letters of Credit, and in any such event any other Lender or Lenders do approve further Revolving Loans or the further Issuances of, or amendments to, Letters of Credit, the Administrative Agent shall notify the Lenders by 6:00 p.m. (New York City time) that same day.
     (b) If the Lender or Lenders which are not the Declining Lenders desire, in their full and absolute discretion, they may (on a pro rata basis, based on the Maximum Considered Limit of all Lenders that have elected to continue funding, as adjusted after such Conversion to Approving Lenders Funding Date) make the full amount of such requested Revolving Loan or Issue the requested Letter of Credit irrespective of the Declining Lenders’ disapproval (in such case, the Lenders that elect to continue funding shall be referred to as the “Approving Lenders”). In such event, from such date forward (the “Conversion to Approving Lenders Funding Date”) (i) all subsequent Loans (which shall include any Continuations of any prior Loans) and Issuances or amendments of Letters of Credit (which shall include any extensions of any previously Issued Letters of Credit) shall be made unilaterally by the Approving Lenders and no Letter of Credit thereafter Issued (or extended), or Loans (including any such Continuations) related thereto shall be participated in by the Declining Lenders, and (ii) the Lenders’ Aggregate Accommodations for each such Approving Lender shall be increased on the basis of each such Revolving Loan, and Issuance of a Letter of Credit, but in any event by an amount not more than its Pro Rata Share of the Declining Lender’s Maximum Considered Limit (determined as of the Conversion to Approving Lenders Funding Date).

     (c) A Lender that becomes a Declining Lender shall not be considered a Swap Lender with respect to swap contracts entered into after it has become a Declining Lender. Accordingly, if a Swap Lender should enter into a Swap Contract with the Borrower after it has become a Declining Lender, the Borrower’s obligations under such swap contract shall not be secured by the Collateral hereunder, and the Declining Lender shall not be entitled to any sharing of amounts pursuant to the Swap Lender Intercreditor Agreement with respect to such Swap Contracts entered into after it has become a Declining Lender.
     (d) Until all Declining Lenders are fully repaid, repayments (including realizations from Collateral) shall be applied as follows:
     (i) For purposes of allocating repayments prior to the occurrence of a Sharing Event under the Swap Lender Intercreditor Agreement, all repayments of Revolving Loans shall be allocated among the Lenders according to the Pro Rata Share of each Lender as such Pro Rata Share existed on the day such Revolving Loan was made and the Administrative Agent shall apply such payment in chronological order of outstanding Obligations, oldest Obligation being repaid first. Notwithstanding any other provision of this Section 3.11, in the event that a Letter of Credit is Issued hereunder prior to the Conversion to Approving Lenders Funding Date and an L/C Advance is required to be made in respect of such Letter of Credit on or after the Conversion to Approving Lenders Funding Date, each of the Declining Lenders who had originally purchased a participation in such Letter of Credit pursuant to Section 4.01(b) of this Agreement shall be required to fund, on a pro rata basis based upon its percentage of participation in the related Letter of Credit, its portion of such L/C Advance notwithstanding that such L/C Advance is being made after the Conversion to Approving Lenders Funding Date and this Section 3.11 shall survive any Declining Lenders’ termination of its obligations under this Agreement so as to require enforcement of this obligation as against any Declining Lender.
     (ii) Upon the occurrence of a Sharing Event under the Swap Lender Intercreditor Agreement and thereafter, repayments hereunder shall be allocated according to Section 2.01 of the Swap Lender Intercreditor Agreement.
     SECTION 3.12 Daylight Overdraft Loans.
     (a) From time to time, subject to approval of the Administrative Agent in its sole discretion, the Borrower may request that the Daylight Overdraft Bank pay certain accounts payable of the Borrower on a Business Day notwithstanding that the Accounts of the Borrower contain insufficient funds to make such payment on such Business Day. To cover payment of any such account payable prior to collection thereof, the Daylight Overdraft Bank may, in its sole discretion on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and without any obligation to do so, elect to make a Daylight Overdraft Loan by debiting the amount thereof to an account of the Borrower at the Daylight Overdraft Bank in which the Collateral Agent shall have been granted a security interest notwithstanding that sufficient collected funds are not available in such account to cover such payment, provided that after giving effect to any Daylight Overdraft Loan requested:
     (i) the aggregate principal amount of all Daylight Overdraft Loans outstanding at any one time shall not exceed the Daylight Overdraft Sublimit; and
     (ii) the Aggregate Outstanding Extensions of Credit (taking into account any new Daylight Overdraft Loans), shall not exceed the lesser of (1) the Maximum Availability Amount or (2) the Collateral Pool;
     (iii) the Combined Facilities Aggregate Outstanding Extensions of Credit (taking into account any new Daylight Overdraft Loans), shall not exceed the least of (1) Combined Facilities Maximum Amount then in effect, (2) the Collateral Pool, or (3) $700,000,000; and
     (iv) the Daylight Overdraft Loans may be used only (i) to refinance reimbursement obligations owed to any Letter of Credit Issuer after a Letter of Credit Issuer honors a payment under a Letter of Credit at settlement, and (ii) to finance payments to be made from the related deposit account of the Borrower held with the Administrative Agent, so long as the proceeds of Eligible Accounts Receivable covering the same are reasonably expected to be received on the day such Daylight Overdraft Loan is made.
     (b) THE BORROWER ACKNOWLEDGES AND AGREES THAT THE DAYLIGHT OVERDRAFT BANK HAS NO DUTY TO FUND ANY DAYLIGHT OVERDRAFT LOAN REQUESTED BY THE BORROWER BUT THAT THE DAYLIGHT OVERDRAFT BANK WILL EVALUATE EACH LOAN REQUEST AND IN ITS ABSOLUTE AND SOLE DISCRETION WILL DECIDE WHETHER TO FUND SUCH LOAN REQUEST.
     (c) To the extent that any Daylight Overdraft Loan is not repaid at the end of any Business Day, the Administrative Agent may, on or after the immediately following Business Day, effect repayment of the unpaid amount of such Daylight Overdraft Loan as follows:
     (i) Without any request therefor from the Borrower, the Administrative Agent may make a Swing Line Loan to the Borrower on behalf of the Swing Line Lender, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Daylight Overdraft Loan. Upon making such Loan, the Administrative Agent will send notice thereof to the Borrower and the Swing Line Lender, whereupon the Swing Line Lender shall fund such Swing Line Loan without offset, deduction or counterclaim.
     (ii) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Swing Line Loan may not be (A) legally made by the Administrative Agent to the Borrower for any other reason (including the bankruptcy or insolvency of the Borrower), or (B) made by the Administrative Agent because any of the conditions precedent to the making of a Loan pursuant to Section 6.02 of this Agreement were not fulfilled as of the date such Swing Line Loan would otherwise have been made, each Lender shall be deemed to have purchased a participation interest in the unpaid amount of such Daylight Overdraft Loan in an amount equal to such Lender’s Pro Rata Share thereof and shall fund the amount of such participation interest to the Administrative Agent ON DEMAND. Unless the Administrative Agent shall have received a Notice of Declining Lender from one or more Lenders one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request (in which event the provisions of Section 3.11 of this Agreement hereof shall be applicable), each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Daylight Overdraft Bank, to such extent as will reduce the amount of the participating interest retained by the Daylight Overdraft Bank in its Daylight Overdraft Loans.
     (iii) Each Lender purchasing a participating interest in Daylight Overdraft Loans under this Section 3.12(c) shall have the same rights as a Lender under this Agreement. In the event any Lender fails to make available to a Daylight Overdraft Bank the amount of any such Lender’s participation as provided in this Section 3.12(c), the Daylight Overdraft Bank shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Daylight Overdraft Bank for correction of errors among banks for one (1) Business Day and thereafter.
     (d) Each Lender’s obligation to purchase participating interests pursuant to Section 3.12(c) of this Agreement hereof shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Daylight Overdraft Bank, the Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (e) Unless and until each Daylight Overdraft Loan is repaid from the proceeds of a Loan or otherwise, each such Daylight Overdraft Loan shall constitute a Loan from the Daylight Overdraft Bank to the Borrower which is payable ON DEMAND, which bears interest at the Alternative Base Rate plus the Applicable Margin plus 0.50% per annum, and which shall otherwise be entitled to all of the benefits of, and the security provided for in, the Loan Documents.
     (f) Each of the conditions precedent set forth in Section 6.02 of this Agreement shall be fully applicable to any Daylight Overdraft Loans except to the extent expressly stated to the contrary in this Section 3.12.

     (g) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, (i) the Daylight Overdraft Loans (including any Daylight Overdraft Loan converted into a Swing Line Loan pursuant to Section 3.12(c)(i) of this Agreement) shall rank pari passu with all other senior debt of the Borrower and shall be secured by the Collateral, and (ii) unless and until each Daylight Overdraft Loan (including any Daylight Overdraft Loan converted into a Swing Line Loan pursuant to Section 3.12(c)(i) of this Agreement) is funded by payment from the Swing Line Lender to the Administrative Agent, any and all payments by the Borrower in respect of any Daylight Overdraft Loan (including any Daylight Overdraft Loan converted into a Loan pursuant to Section 3.12(c)(i) of this Agreement) shall be made to the Administrative Agent solely for the benefit of the Daylight Overdraft Bank.
     (h) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Daylight Overdraft Bank may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender participations in any requested or outstanding Daylight Overdraft Loans, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of the Daylight Overdraft Bank. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its obligations hereunder and under the other Loan Documents and transfer all of its Lender’s Aggregate Accommodations to one or more of the existing Lenders(upon their consent to accept such accommodations) or to one or more new Lenders acceptable to the Borrower and the Administrative Agent if such transferee Lenders can be found.
     SECTION 3.13 Swing Line Loans.
     (a) Subject to the terms and conditions set forth herein, the Swing Line Lender may, in its sole discretion on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and without any obligation to do so, on the terms and subject to the conditions hereinafter set forth, make one or more Swing Line Loans to the Borrower from time to time from the Closing Date to the last Business Day prior to the Expiration Date, in an aggregate principal amount at any time outstanding that will not exceed the Swing Line Sublimit; provided, however, that (i) each Swing Line Loan shall be deemed to reduce the Maximum Lender Pro Rata Share Limit of each Lender, as set forth on Schedule 1.01 hereto, by such Lender’s pro rata portion of the amount of such Swing Line Loan; and (ii) each Swing Line Loan shall mature and be repaid on the related Swing Line Maturity Date; and provided, further, that after giving effect to any Swing Line Loan requested:
     (i) the aggregate principal amount of all Swing Line Loans outstanding at any one time shall not exceed the Swing Line Sublimit;

     (ii) the Aggregate Outstanding Extensions of Credit (taking into account any new Swing Line Loans), shall not exceed the lesser of (1) the Maximum Availability Amount or (2) the Collateral Pool; and
     (iii) the Combined Facilities Aggregate Outstanding Extensions of Credit (taking into account any new Swing Line Loans), shall not exceed the least of (1) Combined Facilities Maximum Amount then in effect, (2) the Collateral Pool, or (3) $700,000,000.
     (b) THE BORROWER ACKNOWLEDGES AND AGREES THAT NO SWING LINE LENDER HAS ANY DUTY TO FUND ANY SWING LINE LOAN REQUESTED BY THE BORROWER BUT THAT THE SWING LINE LENDER WILL EVALUATE EACH LOAN REQUEST AND IN ITS ABSOLUTE AND SOLE DISCRETION WILL DECIDE WHETHER TO FUND SUCH LOAN REQUEST.
     (c) In no event may Swing Line Loans be borrowed hereunder if (i) the Administrative Agent shall have received notice from the Required Lenders specifying that a Default or Event of Default shall have occurred and be continuing, and (ii) such Default or Event of Default shall not have been subsequently cured or waived. All Swing Line Loans shall bear interest at the Alternative Base Rate plus the Applicable Margin plus 0.50% per annum, and may not be converted to Loans of a different Type. Swing Line Loans shall be made by the Swing Line Lenders pro rata in accordance with the relative amounts of their Maximum Lender Pro Rata Share Limits which, after giving effect to the foregoing provisions of this Section 3.13, are available for the making of Swing Line Loans. Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrower may borrow, repay, prepay and reborrow Swing Line Loans under this Section 3.13.
     (d) To request a Swing Line Loan, the Borrower shall notify the Administrative Agent and the Swing Line Lender of such request by telephone (confirmed by telecopy), not later than 3:00 p.m., New York City time, on the day of a proposed Swing Line Loan; provided, however, that the Administrative Agent and the Swing Line Lender may, in their sole and absolute discretion, consider requests for Swing Line Loans received after 3:00 p.m., New York City time, on the day of a proposed Swing Line Loan. Each such telephonic Borrowing Request shall be irrevocable and shall be confirmed promptly by hand delivery or telecopy to the Administrative Agent and the Swing Line Lender of a written Borrowing Request in the form of Exhibit B hereof. If no date of issuance for such Swing Line Loan is specified, then the date of issuance of such Swing Line Loan shall be assumed to be the date of the Borrowing Request. If no maturity date for such Swing Line Loan is specified, then the maturity date for such Swing Line Loan shall be assumed to be the third (3rd) Business Day following the date of the Borrowing Request.
     (e) If, for any reason a Swing Line Loan is not repaid on the applicable Swing Line Maturity Date, the Administrative Agent may, on or after the immediately following Business Day, effect repayment of the unpaid amount of such Swing Line Loan as follows:

     (i) Without any request therefor from the Borrower or the consent of any Lender, the Administrative Agent may make a Revolving Loan to the Borrower on behalf of the Lenders, the proceeds of which shall be applied to repay all or a portion of the unpaid amount of such Swing Line Loan. Upon making such Revolving Loan, the Administrative Agent will send notice thereof to the Borrower and the Lenders, whereupon each Lender (including the Swing Line Lender to the extent that it is also a Lender) shall immediately and automatically be deemed to have purchased and received from the Swing Line Lender, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Revolving Loan and the obligations of the Borrower under this Agreement in respect thereof, in an amount equal to its Pro Rata Share of such Revolving Loan, and shall fund its respective Pro Rata Share of such Revolving Loan without offset, deduction or counterclaim.
     (ii) Notwithstanding any other provisions of this Agreement to the contrary, to the extent that all or any portion of such Revolving Loan may not be (A) legally made by the Administrative Agent to the Borrower for any reason (including the bankruptcy or insolvency of the Borrower), or (B) made by the Administrative Agent because any of the conditions precedent to the making of a Revolving Loan pursuant to Section 6.02 of this Agreement could not be fulfilled as of the date such Revolving Loan would otherwise have been made, each Lender severally, unconditionally and irrevocably agrees that it shall, without regard to the occurrence of any Default or Event of Default, purchase a participating interest in such Swing Line Loans in an amount equal to such Lender’s pro rata share of such Swing Line Loan. Unless the Administrative Agent shall have received a Notice of Declining Lender from one or more Lenders one (1) Business Day prior to the Administrative Agent’s receipt of any Borrowing Request (in which event the provisions of Section 3.11 of this Agreement hereof shall be applicable), each Lender will immediately transfer to the Administrative Agent, in immediately available funds, the amount of its participation, and the proceeds of such participation shall be distributed by the Administrative Agent to the Swing Line Lender, to such extent as will reduce the amount of the participating interest retained by the Swing Line Lender in its Swing Line Loans.
     (iii) Each Lender purchasing a participating interest in Swing Line Loans under Section 3.13(e)(ii) of this Agreement shall have the same rights as a Lender under this Agreement. In the event any Lender fails to make available to a Swing Line Lender the amount of any such Lender’s participation as provided in this Section 3.13(e), the Swing Line Lender shall be entitled to recover such amount on demand from such Lender together with interest at the customary rate set by the Swing Line Lender for correction of errors among banks for one (1) Business Day and thereafter.
     (f) Each Lender’s obligation to purchase participating interests pursuant to Section 3.13(e) of this Agreement hereof shall be absolute and unconditional and shall not be affected by any circumstance, including (i) any set-off, counterclaim, recoupment, defense or other right which such Lender or the Borrower may have against the Swing Line Lender, the Borrower or any other Person, as the case may be, for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Borrower or any of its Subsidiaries; (iv) any breach of this Agreement by the Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.
     (g) Unless and until each Swing Line Loan is repaid to the Swing Line Lender, each such Swing Line Loan shall constitute a Loan from the Swing Line Lender to the Borrower which is payable on the applicable Swing Line Maturity Date or on demand, whichever is earlier, which bears interest at the Alternative Base Rate plus the Applicable Margin plus 0.50% per annum and which shall otherwise be entitled to all of the benefits of, and the security provided for in, the Loan Documents.
     (h) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then the Swing Line Lender may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender participations in any requested or outstanding Swing Line Loans, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of the Swing Line Lender. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its obligations hereunder and under the other Loan Documents and transfer all of its Lender’s Aggregate Accommodations to one or more of the existing Lenders(upon their consent to accept such accommodations) or to one or more new Lenders acceptable to the Borrower and the Administrative Agent if such transferee Lenders can be found.
     (i) Each of the conditions precedent set forth in Section 6.02 of this Agreement shall be fully applicable to any Swing Line Loans except to the extent expressly stated to the contrary in this Section 3.13 of this Agreement.
     (j) Notwithstanding anything to the contrary in this Agreement or in the other Loan Documents, (i) the Swing Line Loans shall rank pari passu with all other senior debt of the Borrower and shall be secured by the Collateral, and (ii) unless and until each Swing Line Loan is funded by payment from the Lenders to the Administrative Agent, any and all payments by the Borrower in respect of any Swing Line Loan shall be made to the Administrative Agent solely for the benefit of the Swing Line Lender.
     (k) Upon the occurrence of a Sharing Event under the Swap Lender Intercreditor Agreement and thereafter, repayments hereunder shall be allocated according to Section 2.01 of the Swap Lender Intercreditor Agreement.
     SECTION 3.14 Collection Account; Instructions to Account Debtors and Other Payors.

     (a) A Cash Collateral Account (each, a “Collection Account”) shall be established and maintained by the Borrower with the Administrative Agent or Facility B Agent for the purpose of (i) receiving all payments in respect of Accounts, and (ii) making all payments relating to any Letter of Credit and trade accounts payable. Such account shall be subject to a deposit account control agreement satisfactory to the Administrative Agent. .
     (b) The Borrower shall irrevocably instruct all Account Debtors in writing to remit payments in respect of all Accounts to a Collection Account or such other account as the Administrative Agent shall designate; provided, however, that in the event that an Account is subject to credit enhancement provided by a Lender that requires payment at such Lender’s counter and such Account has been discounted, such Account may be paid at such Lender’s counter to the extent that any such discounted amount has been paid to a Collection Account. As of the Closing Date, and thereafter within fifteen (15) days of the initiation of any new relationship that would require additional notices to be sent in compliance herewith, the Borrower shall have provided notification of the security interest of the Collateral Agent to all such Account Debtors, letter of credit issuing banks in respect of which the Borrower is a beneficiary of the related letter of credit and all bailees holding inventory of the Borrower at third party warehouses or other storage locations that are not part of Borrower’s premises, each such notification to be in form and substance acceptable to the Administrative Agent in its discretion.
ARTICLE IV
LETTERS OF CREDIT
     SECTION 4.01 Requests for Letters of Credit.
     (a) Subject to the limitations set forth in Section 4.01(c) of this Agreement, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis and on the terms and conditions set forth therein, the Borrower may request the Issuance of a Trade Letter of Credit or a Performance Letter of Credit (including without limitation any Trade Letter of Credit or Performance Letter of Credit that is a Long Term Letter of Credit) for its account, by giving a Letter of Credit Issuer a Letter of Credit Request, and simultaneously giving the Administrative Agent and each other Lender a copy thereof, on the Business Day of the requested date of Issuance of such Letter of Credit (which shall be a Business Day). Any Letter of Credit Request received by a Letter of Credit Issuer or the Administrative Agent later than 12:00 noon, New York time, shall be deemed to have been received thereby at the opening of business on the next Business Day. Each Letter of Credit Request shall be made by facsimile or other electronic means acceptable to the Administrative Agent, shall be signed by an Authorized Officer, shall be irrevocable and shall be effective upon receipt by such Letter of Credit Issuer or the Administrative Agent. No Letter of Credit Issuer shall Issue any Letter of Credit unless an authorized officer of the Administrative Agent shall have consented to the Issuance of such Letter of Credit in writing. Each Letter of Credit Issuer shall promptly notify the Administrative Agent and each other Lender of the Issuance of any Letter of Credit. No such Issuance will be made if, prior to 5:00 p.m., New York time, on the Business Day immediately preceding the proposed date of Issuance, the Administrative Agent has received a written Notice of Declining Lender (unless a Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lenders). If the Administrative Agent does receive a written Notice of Declining Lender on a timely basis (and no Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lender), the Administrative Agent shall notify the Borrower and such Letter of Credit Issuer by 6:00 p.m., New York time, on the Business Day of the proposed date of Issuance, and the proposed Letter of Credit will not be Issued, unless one or more of the Lenders have elected to become Approving Lenders thereby triggering the Conversion to Approving Lenders Funding Date. If the Approving Lenders elect to Issue the Letter of Credit in the absence of a Conversion to Approving Lenders Funding Date notwithstanding the Administrative Agent’s receipt of such Notice of Declining Lender, such Letter of Credit Issuer shall, if possible (on a pro rata basis among the Approving Lenders), Issue the full amount of such requested Letter of Credit; provided, however, that if such Letter of Credit Issuer shall not be able to Issue the full amount of such requested Letter of Credit, such Letter of Credit Issuer shall not issue such Letter of Credit and neither such Letter of Credit Issuer nor any Lender shall be considered a Declining Lender (other than the Lender having issued a Notice of Declining Lender) or Defaulting Lender as a result of such Letter of Credit Issuer not having Issued such Letter of Credit. No Letter of Credit shall in any event have an expiration date later than 180 days after the Expiration Date and the aggregate Face Amount of Letters of Credit with expiration dates after the Expiration Date shall not exceed $125,000,000.
     (b) Immediately and automatically upon the Issuance of each Letter of Credit, each Letter of Credit Issuer shall be deemed to have sold and transferred to each other participating Lender, and each such Lender shall be deemed to have purchased and received from such Letter of Credit Issuer, in each case irrevocably and without any further action by any party, an undivided interest and participation in such Letter of Credit, each drawing thereunder and the obligations of the Borrower under this Agreement in respect thereof, in an amount, subject to Section 3.11 of this Agreement, equal to the product of (i) a fraction, the numerator of which is the amount of the Maximum Lender Pro Rata Share Limit of such Lender and the denominator of which is the Maximum Availability Amount, times (ii) the maximum amount available to be drawn under such Letter of Credit (assuming compliance with all conditions to drawing).
     (c) Anything contained herein to the contrary notwithstanding, in the event that any Lender becomes a Defaulting Lender, then any Letter of Credit Issuer with respect to each Letter of Credit may, in its sole discretion, require such Defaulting Lender or, in the event such Defaulting Lender fails to do so, require the Borrower to deposit Cash Collateral with the Administrative Agent in an aggregate amount equal to such Defaulting Lender’s participations in any requested or outstanding Letter of Credit Issued by such Letter of Credit Issuer, a first priority security interest in which Cash Collateral is hereby granted in favor of the Administrative Agent, for the sole benefit of such Letter of Credit Issuer. In the event that such Defaulting Lender fails to deposit Cash Collateral as required hereby and the Borrower is required to do so, the Borrower may, at any time thereafter, upon five (5) Business Days prior written notice to such Defaulting Lender, require that such Defaulting Lender terminate its obligations hereunder and under the other Loan Documents and transfer all of its Lender’s Aggregate Accommodations to one or more of the existing Lenders (upon their consent to accept such accommodations) or to one or more new Lenders acceptable to the Borrower and the Administrative Agent if such transferee Lenders can be found.
     (d) No Letter of Credit Issuer is under any obligation to consider any Issuance unless such Letter of Credit Issuer shall have consented to such Issuance in its sole discretion. No Letter of Credit Issuer shall, in any event, make any Issuance if:
     (i) any order, judgment or decree of any Governmental Authority or arbitrator shall by its terms purport to enjoin or restrain such Letter of Credit Issuer from Issuing such Letter of Credit, or any Requirement of Law applicable to such Letter of Credit Issuer or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Letter of Credit Issuer shall prohibit or request that such Letter of Credit Issuer refrain from, the Issuance of letters of credit generally or such Letter of Credit in particular or shall impose upon such Letter of Credit Issuer with respect to such Letter of Credit any restriction, reserve or capital requirement (for which such Letter of Credit Issuer is not otherwise compensated hereunder) not in effect on the Closing Date, or shall impose upon such Letter of Credit Issuer any unreimbursed loss, cost or expense which was not applicable on the Closing Date and which such Letter of Credit Issuer in good faith deems material to it;
     (ii) such Letter of Credit Issuer has received written notice from the Borrower, on or prior to the Business Day prior to the requested date of Issuance of such Letter of Credit that one or more of the applicable conditions contained in Article VI is not then satisfied;
     (iii) (A) the expiration date of any requested Letter of Credit that is not a Long Term Letter of Credit is greater than 90 days after its initial date of Issuance, and (B) the expiration date of any requested Long Term Letter of Credit is greater than 364 days after its initial date of Issuance, unless, in each case, specifically approved by the Lenders in their absolute discretion;
     (iv) the expiration date of any such requested Letter of Credit is prior to the maturity date of any financial obligation to be supported by the requested Letter of Credit, such requested Letter of Credit is not in form and substance acceptable to such Letter of Credit Issuer, or the Issuance of a Letter of Credit shall violate any applicable policies of such Letter of Credit Issuer;
     (v) such Letter of Credit is Issued for any purpose other than the Permitted Uses set forth in Section 2.02(b) of this Agreement.
     (vi) such Letter of Credit is denominated in a currency other than Dollars;
     (vii) the initial Face Amount of such requested Letter of Credit (or increased Face Amount in the case of any Issuance that is an amendment), when combined with the amount of (1) the undrawn Face Amount of all other Letters of Credit Issued hereunder and (2) the amount of any drawings under any Letter of Credit Issued hereunder which have not been reimbursed, violates the provisions of Section 2.01 or 6.02 of this Agreement;
     (viii) at any time the outstanding aggregate available Face Amount of any Letters of Credit shall exceed any sublimit applicable to such Letters of Credit pursuant to the terms of Section 2.03 of this Agreement;
     (ix) the final text of any such Letter of Credit is not in form and substance satisfactory to such Letter of Credit Issuer including, without limitation, any request to issue or amend a Letter of Credit with an escalation clause which does not contain a limitation upon the maximum face amount;
     (x) any condition precedent to the Issuance of such Letter of Credit has not been satisfied; or
     (xi) any Default or Event of Default exists hereunder.
     SECTION 4.02 Amendment and Renewal of Letters of Credit.
     (a) From time to time while a Letter of Credit is outstanding, prior to the Expiration Date and subject to the limitations set forth in Section 4.01(c) of this Agreement, the Borrower may request the Issuance of an amendment to a Letter of Credit, by giving the applicable Letter of Credit Issuer a Letter of Credit Request, and simultaneously giving the Administrative Agent and each other Lender a copy thereof, on the Business Day of the requested Issuance of such amendment to a Letter of Credit. Subject to the limitations set forth in Section 4.01(c) of this Agreement, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis and on the terms and conditions set forth therein, each Letter of Credit Issuer will, upon receipt by such Letter of Credit Issuer of such a Letter of Credit Request on the Business Day of the proposed date of amendment, consider the Issuance of an amendment of any Letter of Credit Issued by it. Any such Letter of Credit Request for an amendment received by a Letter of Credit Issuer or the Administrative Agent later than 12:00 noon, New York time, shall be deemed to have been received thereby at the opening of business on the next Business Day; provided, however, that the Administrative Agent and the applicable Letter of Credit Issuer may, in their sole and absolute discretion, consider requests for amendments to Letters of Credit received after 12:00 p.m., New York City time, on the day of a proposed amendment, so long as such amendment is not for the increase of the Face Amount of a Letter of Credit or for the extension of the expiry of a Letter of Credit. Each such request for an amendment of a Letter of Credit shall be made by facsimile or other electronic means acceptable to the Administrative Agent, shall be irrevocable and shall be effective upon receipt by such Letter of Credit Issuer or the Administrative Agent. Each such request for amendment of a Letter of Credit shall be made accompanied by an L/C Amendment Application and shall specify in form and detail satisfactory to such Letter of Credit Issuer: (i) the Letter of Credit to be amended; (ii) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (iii) the nature of the proposed amendment; and (iv) such other matters as such Letter of Credit Issuer may require. No Letter of Credit Issuer shall be under any obligation to amend any Letter of Credit. No Letter of Credit Issuer shall Issue any amendment to a Letter of Credit unless an authorized officer of the Administrative Agent shall have consented to the Issuance in writing. Each Letter of Credit Issuer shall promptly notify the Administrative Agent and each other Lender as to the Issuance of an amendment to any Letter of Credit. No such Issuance will be made for the increase of the Face Amount of a Letter of Credit or for the extension of the expiry of a Letter of Credit if, prior to 5:00 p.m., New York time, on the Business Day immediately preceding the proposed Business Day of Issuance, the Administrative Agent has received a written Notice of Declining Lender (unless a Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lenders). If the Administrative Agent does receive a written Notice of Declining Lender on a timely basis (and no Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lender), the Administrative Agent shall notify the Borrower and such Letter of Credit Issuer by 6:00 p.m., New York time, time on the Business Day of the proposed date of Issuance, and any such proposed amendment to a Letter of Credit will not be Issued, unless one or more of the Lenders have elected to become Approving Lenders thereby triggering the Conversion to Approving Lenders Funding Date. If the Approving Lenders elect to Issue the amendment to a Letter of Credit for the increase of the Face Amount of a Letter of Credit or for the extension of the expiry of a Letter of Credit in the absence of a Conversion to Approving Lenders Funding Date notwithstanding the Administrative Agent’s receipt of such Notice of Declining Lender, such Letter of Credit Issuer shall (on a pro rata basis among the Approving Lenders) Issue the amendment increasing the applicable Letter of Credit by the full amount of such requested amendment or extending the expiry of the applicable Letter of Credit; provided, however, that if such Letter of Credit Issuer shall not be able to Issue the amendment increasing the applicable Letter of Credit by the full amount of such requested amendment or extending the expiry of the applicable Letter of Credit, such Letter of Credit Issuer shall not issue such amendment and neither such Letter of Credit Issuer nor any Lender shall be considered a Declining Lender (other than the Lender having issued a Notice of Declining Lender) or Defaulting Lender as a result of such Letter of Credit Issuer not having Issued such amendment.
     (b) Each Letter of Credit Issuer agrees that, while a Letter of Credit is outstanding and prior to the Expiration Date, at the option of the Borrower and upon the written request of the Borrower received by such Letter of Credit Issuer and the Administrative Agent on the Business Day of the proposed date of notification of renewal, no later than 12:00 p.m., New York time, unless a Lender has provided the Administrative Agent with, and the Administrative Agent has actually received, a Notice of Declining Lender by 5:00 p.m., New York time, on the Business Day immediately preceding the proposed date of renewal (and no Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lender), such Letter of Credit Issuer shall be entitled to authorize the renewal of any Letter of Credit Issued by it. Each such request for renewal of a Letter of Credit made by the Borrower shall be made by facsimile or other electronic means acceptable to the Administrative Agent, accompanied by an L/C Amendment Application, and shall specify in form and detail satisfactory to such Letter of Credit Issuer and the Lenders: (i) the Letter of Credit to be renewed; (ii)

the proposed date of renewal of the Letter of Credit (which shall be a Business Day); (iii) the revised expiration date of the Letter of Credit; and (iv) such other matters as such Letter of Credit Issuer may require. Neither such Letter of Credit Issuer nor the Lenders participating therein shall be under any obligation so to renew any Letter of Credit.
     (c) If any outstanding Letter of Credit Issued by a Letter of Credit Issuer shall provide that it shall be automatically renewed unless the beneficiary thereof receives notice from such Letter of Credit Issuer that such Letter of Credit shall not be renewed, and if at the time of renewal such Letter of Credit Issuer would be entitled to authorize the automatic renewal of such Letter of Credit in accordance with this Section 4.02(c), then unless, prior to 5:00 p.m., New York time, on the Business Day immediately preceding the last date for such Letter of Credit Issuer to provide notice to the beneficiary of non-renewal, the Administrative Agent has received either (i) written notice from the Borrower, copied to the relevant Letter of Credit Issuer, directing that such Letter of Credit not be renewed, or (ii) a written Notice of Declining Lender (unless a Conversion to Approving Lenders Funding Date has occurred with respect to such Declining Lenders), such Letter of Credit Issuer shall be permitted to allow such Letter of Credit to renew, and the Borrower and each Lender hereby authorize such renewal, and, accordingly, such Letter of Credit Issuer shall be deemed to have received an L/C Amendment Application requesting such renewal.
     (d) Each Letter of Credit Issuer may, with the prior written consent of the Administrative Agent, deliver any notices of non-renewal or other communications to any Letter of Credit beneficiary or transferee or take any other action as necessary or appropriate, at any time and from time to time, in order to cause the expiration date of such Letter of Credit to be a date not later than the Expiration Date (provided, however, that no Letter of Credit Issuer may take any action that would result in the expiration date of such Letter of Credit in the case of Letters of Credit with expiry dates after the Expiration Date being earlier than the current expiration date thereof, so long as such Letter of Credit is otherwise in compliance with the last sentence of Section 4.01(a) of this Agreement).
     (e) This Agreement shall control in the event of any conflict with any L/C-Related Document (other than any Letter of Credit), except that neither any Letter of Credit Issuer nor the Lenders participating therein shall be under any obligation to renew or amend any Letter of Credit.
     SECTION 4.03 Drawings and Reimbursements.
     (a) Not later than 1:00 p.m., New York time, on the day of any drawing under any Letter of Credit (or in the event that such drawing shall occur after 10:00 a.m. on such day, or the Borrower shall not have received notice of such drawing prior to 10:00 a.m. on such day, the immediately succeeding Business Day), the Borrower will pay to the applicable Letter of Credit Issuer an amount equal to the amount so drawn. Any amount of such a drawing that is not reimbursed when due will be automatically and without further action be converted to a Loan in the amount of such drawing, which Loan shall be due and payable on demand (together with interest) and shall bear interest at the

Eurodollar Rate for an Interest Period of one month unless a timely Borrowing Request shall have been received by the Administrative Agent requesting a different rate and/or Interest Period.
     (b) In the event that a drawing under any Letter of Credit is not reimbursed by the Borrower by the time specified in Section 4.03(a) of this Agreement, the applicable Letter of Credit Issuer will promptly so notify the Administrative Agent, which will promptly so notify each other Lender. Each such Lender will then, on the Business Day of such notification, make available to the Administrative Agent for the account of such Letter of Credit Issuer, at the Administrative Agent’s Principal Office, in immediately available funds, an amount equal to the amount of such Lender’s participation in such drawing, to reimburse such Letter of Credit Issuer for the applicable portion of such drawing. The amount of such reimbursement to such Letter of Credit Issuer shall also be deemed to be each such Lender’s share of the related Loan occurring as a result of such non-payment by the Borrower. In the event that any Lender fails to make available to the Administrative Agent for the account of such Letter of Credit Issuer the amount required pursuant to the provisions of this Section 4.03(b) of this Agreement, the applicable Letter of Credit Issuer will be entitled to recover such amount on demand from such Lender, together with interest thereon at the Federal Funds Rate.
     (c) In the event that a Loan shall be required to be made as a result of failure to make reimbursement with respect to any Letter of Credit, all conditions precedent to a Borrowing hereunder shall be required to be satisfied, including, the provisions of Section 3.05 of this Agreement.
     SECTION 4.04 Role of the Letter of Credit Issuers.
     (a) Each Letter of Credit Issuer shall directly fund all draws against Letters of Credit it has Issued. Each Letter of Credit Issuer and the Borrower agree that, in paying any drawing under a Letter of Credit, such Letter of Credit Issuer shall not have any responsibility to obtain any document (other than any sight draft and certificates expressly required by the Letter of Credit) or to ascertain or inquire as to the validity or accuracy of any such document or the authority of the Person executing or delivering any such document.
     (b) No Letter of Credit Issuer-Related Person, no Lender nor any of the respective correspondents, participants or assignees of any Letter of Credit Issuer shall be liable for: (i) any action taken or omitted in connection herewith at the request or with the approval of such Letter of Credit Issuer; (ii) any action taken or omitted in the absence of gross negligence or willful misconduct; or (iii) the due execution, effectiveness, validity or enforceability of any L/C-Related Document.
     (c) The Borrower hereby assumes all risks of the acts or omissions of any beneficiary or transferee with respect to its use of any Letter of Credit; provided, however, that this assumption is not intended to, and shall not, preclude the Borrower’s pursuing such rights and remedies as it may have against the beneficiary or transferee at law or under any other agreement. No Letter of Credit Issuer-Related Person, no Lender

nor any of the respective correspondents, participants or assignees of such Letter of Credit Issuer shall be liable or responsible for any of the matters described in Section 4.05 of this Agreement; provided, however, anything in such clauses to the contrary notwithstanding, that the Borrower may have a claim against any Letter of Credit Issuer, and such Letter of Credit Issuer may be liable to the Borrower, to the extent, but only to the extent, of any direct, as opposed to consequential or exemplary, damages suffered by the Borrower which the Borrower proves were caused by such Letter of Credit Issuer’s willful misconduct or gross negligence or such Letter of Credit Issuer’s willful failure to pay under any Letter of Credit after the presentation to it by the beneficiary of a sight draft and certificate(s) strictly complying with the terms and conditions of a Letter of Credit. In furtherance and not in limitation of the foregoing: (i) any Letter of Credit Issuer may accept documents that appear on their face to be in order, without responsibility for further investigation, regardless of any notice or information to the contrary; and (ii) no Letter of Credit Issuer shall be responsible for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign a Letter of Credit or the rights or benefits thereunder or proceeds thereof, in whole or in part, which appears on its face to be in order but may prove to be invalid or ineffective for any reason.
     SECTION 4.05 Obligations Absolute. The Obligations of the Borrower under this Agreement and any L/C-Related Document to reimburse each Letter of Credit Issuer for a drawing under a Letter of Credit Issued by it shall be unconditional and irrevocable, and shall be paid strictly in accordance with the terms of this Agreement and each such other L/C-Related Document under all circumstances, including the following:
     (a) any lack of validity or enforceability of this Agreement or any L/C-Related Document;
     (b) any change in the time, manner or place of payment of, or in any other term of, all or any of the Obligations of the Borrower in respect of any Letter of Credit or any other amendment or waiver of or any consent to departure from all or any of the L/C-Related Documents;
     (c) the existence of any claim, set-off, defense or other right that the Borrower may have at any time against any beneficiary or any transferee of any Letter of Credit (or any Person for whom any such beneficiary or any such transferee may be acting, the applicable Letter of Credit Issuer or any other Person, whether in connection with this Agreement, the transactions contemplated hereby or by the L/C-Related Documents or any unrelated transaction;
     (d) any draft, demand, certificate or other document presented under any Letter of Credit proving to be forged, fraudulent, invalid or insufficient in any respect or any statement therein being untrue or inaccurate in any respect; or any loss or delay in the transmission or otherwise of any document required in order to make a drawing under any Letter of Credit;
     (e) any payment by any Letter of Credit Issuer under any Letter of Credit against presentation of a draft or certificate that does not strictly comply (but does materially comply) with the terms of any Letter of Credit; or any payment made by any Letter of Credit Issuer under any Letter of Credit to any Person purporting to be a trustee in bankruptcy, debtor-in-possession, assignee for the benefit of creditors, liquidator, receiver or other representative of or successor to any beneficiary or any transferee of any Letter of Credit, including any arising in connection with any Insolvency Proceeding;
     (f) any exchange, release or non-perfection of any Collateral, or any release or amendment or waiver of or consent to departure from any guarantee of the obligations of the Borrower hereunder, for all or any of the Obligations of the Borrower in respect of any Letter of Credit; or
     (g) any other circumstance that might otherwise constitute a defense available to, or a discharge of, the Borrower or a guarantor.
     Notwithstanding the foregoing, the Borrower shall not be liable for any losses, costs or damages to any Person resulting from any Letter of Credit Issuer’s gross negligence or willful misconduct with respect to the performance of its obligations hereunder.
     SECTION 4.06 Cash Collateral Pledge.
     Upon the request of the Administrative Agent, each Letter of Credit Issuer, or any Lender having purchased a participation in any Letter of Credit pursuant to the terms of Section 4.01(b) of this Agreement, (i) if at any time there is insufficient Collateral in the Collateral Pool, after taking into account all other Extensions of Credit, to cover the available Face Amount of all Letters of Credit Issued and outstanding after the mandatory prepayment of all Loans then outstanding pursuant to Section 3.05 of this Agreement which shall occur in the event there is sufficient Collateral to do so on the Business Day the Borrower learns of such Collateral shortfall, (ii) no less than fifteen (15) Business Days prior to the Expiration Date, if, it is anticipated by the Administrative Agent or the Required Lenders on such date that as of the Expiration Date, any Letters of Credit may for any reason remain outstanding and partially or wholly undrawn, on the Expiration Date, it being understood that any such Letters of Credit outstanding after said Expiration Date shall also remain secured by all other Collateral pledged under any Security Agreements, (iii) in the case and continuation of an Event of Default hereunder, or (iv) if at any time the outstanding aggregate available Face Amount of any Letters of Credit shall exceed any sublimit applicable to such Letters of Credit pursuant to the terms of Section 2.03 of this Agreement, then in each case the Borrower shall deposit into a deposit account of the Borrower held at the Collateral Agent in which the Collateral Agent has been granted a first priority (subject to Permitted Liens) perfected security interest, cash collateral in an amount reasonably requested by the Administrative Agent sufficient to, (A) in the case of the events described in clause (i) above, cover the excess of the aggregate Face Amount of all Letters of Credit Issued over, the Collateral Pool, (B) in the case of the events described in clause (ii) above, cover one hundred and five percent (105%) of the sum of (I) the aggregate undrawn Face Amount of all Letters of Credit with an expiry date after the Expiration Date and all unpaid fees related thereto, and (II) the aggregate amount of any drawings under outstanding Letters of Credit which have not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuer as of the Expiration Date, (C) in the case and during the continuation of the events described in clause (iii) above, cover one hundred and five percent (105%) of the sum of (I) the aggregate undrawn Face Amount of all Letters of Credit and all unpaid fees related thereto and (II) the aggregate amount of any drawings under outstanding Letters of Credit which have not yet been reimbursed by the Borrower to such Letter of Credit Issuer, and (D) in the case of the events described in clause (iv) above, cover one hundred and five percent (105%) of the excess of the available Face Amount of each such Letter of Credit over the lowest applicable sublimit that is exceeded. Cash Collateral will be returned to the Borrower in each case when, either (x) in the reasonable opinion of the Administrative Agent circumstances giving rise to such Cash Collateral as provided in this Section 4.06 of this Agreement no longer are continuing, or (y) the obligations of the Borrower to the Administrative Agent and the Lenders covered thereby have been indefeasibly repaid or otherwise reduced by the Borrower by the amount of such repayment or reduction. Notwithstanding anything to the contrary, unless the Expiration Date has been extended on or before the date that such Expiration Date is to occur or the Borrower has previously provided Cash Collateral in accordance with the terms of this Section 4.06, the Borrower shall deposit into a deposit account of the Borrower held at the Collateral Agent in which the Collateral Agent has been granted a first priority (subject to Permitted Liens) perfected security interest, cash collateral in an amount sufficient to cover one hundred and five percent (105%) of the sum of (I) the aggregate undrawn Face Amount of all Letters of Credit and all unpaid fees related thereto and (II) the aggregate amount of any drawings under outstanding Letters of Credit which have not yet been reimbursed by the Borrower to the applicable Letter of Credit Issuer as of such Expiration Date.
     SECTION 4.07 Letter of Credit Fees.
     (a) The Borrower shall be obligated to pay to each Letter of Credit Issuer for its own account a fronting fee in an amount agreed upon pursuant to a separate Fee Letter.
     (b) The Borrower shall be obligated to pay to the Administrative Agent, for the account of each Letter of Credit Issuer and for the pro rata benefit of each of the Lenders purchasing a participation interest therein pursuant to Section 4.01(b) of this Agreement, a letter of credit fee (the “L/C Commission”) in an amount equal to (i) 1.75% per annum of the available Face Amount (including any increases thereof) of the Letters of Credit that are Trade Letters of Credit (other than Trade Letters of Credit consisting of Long Term Letters of Credit), and (ii) 2.75% per annum of the available Face Amount (including any increases thereof) of the Letters of Credit that are Long Term Letters of Credit or Performance Letters of Credit, each payable quarterly in arrears on the last day of each fiscal quarter after the initial Issuance date of such Letter of Credit (if such day is a Business Day, and if not on the next succeeding Business Day), subject in each case to a minimum issuance fee of $600 with respect to each Letter of Credit. In the event that any Letter of Credit is scheduled to expire after the Expiration Date hereof, all Letter of Credit Fees due with respect to such Letter of Credit shall be payable in full on or prior to the Expiration Date.
     (c) The Borrower shall be obligated to pay to each Letter of Credit Issuer from time to time on demand for its own account only the issuance, negotiation, amendment and other processing fees, and other reasonable costs and charges, of each Letter of Credit Issuer relating to the Issuance of the Letters of Credit at such Letter of

Credit Issuer’s customary rates as determined by reference to a written fee schedule which will be provided to the Borrower from time to time upon request including a fee of $100 per amendment for amending the text of any Letter of Credit which shall be retained by each Letter of Credit Issuer for its own account and, for any extension or increase in the Face Amount of any Letter of Credit as permitted pursuant to Section 4.02 of this Agreement, an L/C Commission on the amount of the increase or extension, which shall be shared by the participants in such Letter of Credit on a pro rata basis based upon the percentage of its participation in such Letter of Credit, calculated as set forth above in Section 4.07(b) of this Agreement.
     (d) At any time during which an Event of Default shall have occurred and is continuing hereunder, all fees which may be due and payable pursuant to this Section 4.07 shall be increased by 2.00%.
     SECTION 4.08 Uniform Customs and Practice and International Standby Practices.
     Unless otherwise expressly provided in a Letter of Credit, each Letter of Credit shall be subject to the Uniform Customs and Practice for Documentary Credits as published by the International Chamber of Commerce (“UCP”), and/or the International Standby Practices (ISP) 98, also as published by the International Chamber of Commerce, each as most recently amended, modified or supplemented at the time of issuance of any Letter of Credit (unless otherwise expressly provided in the Letters of Credit), and, to the extent not inconsistent therewith, the laws of the State of New York.
     SECTION 4.09 Payments to Suppliers.
     All payments made by the Borrower to its suppliers in respect of outstanding Letters of Credit or letters of credit issued under Facility B shall be made through a Letter of Credit Issuer to facilitate reduction and cancellation of the same; provided, however, that a payment may be made by the letter of credit issuer under Facility B or the Borrower’s primary cash management bank in respect of a letter of credit issued under Facility B only to the extent that the reduction clause thereof allows for a reduction if payment is made outside such letter of credit by either such Person.
ARTICLE V
YIELD PROTECTION, TAXES, ETC.
     SECTION 5.01 Additional Costs.
     (a) If, after the date hereof, any change in any Capital Adequacy Regulation or Regulatory Change or in the interpretation thereof by any Governmental Authority charged with the administration thereof either (a) imposes, modifies or deems applicable any reserve, special-deposit or similar requirement against loans, letters of credit, guaranties, or other extensions of credit made or issued by or participated in, or assets held by, or deposits in or for the account of, any Letter of Credit Issuer or any Lender or (b) imposes on any Letter of Credit Issuer or any Lender any other condition regarding this Agreement, such Letter of Credit Issuer, such Lender or any Letter of Credit, and the result of any event referred to in the preceding clause (a) or (b) is to increase the cost to any Letter of Credit Issuer or any Lender of making or maintaining any Loan or issuing or maintaining any Letter of Credit or purchasing or maintaining any participation therein, then, upon demand by such Letter of Credit Issuer or such Lender through the Administrative Agent, the Borrower will pay to the Administrative Agent for the account of such Letter of Credit Issuer or such Lender, from time to time as specified by such Letter of Credit Issuer or such Lender through the Administrative Agent, additional amounts sufficient to compensate such Letter of Credit Issuer or such Lender for such increased cost and such Letter of Credit Issuer or Lender as of such date may, at the Borrower’s option, upon written notice to the Administrative Agent and such Letter of Credit Issuer or Lender, be treated as a Declining Lender pursuant to Section 3.11 of this Agreement. A certificate as to the amount of such increased cost (including reasonable detail concerning the basis therefor), submitted to the Borrower (with a copy to the Administrative Agent) by such Letter of Credit Issuer or such Lender, shall be conclusive and binding for all purposes, absent manifest error. In addition, the Borrower shall pay directly to each Lender from time to time such amounts as such Lender may reasonably determine to be necessary to compensate such Lender for any increase in costs that are attributable to its making or maintaining of any Alternative Base Rate Loans or Eurodollar Rate Loans or its obligation to make any Alternative Base Rate Loans or Eurodollar Rate Loans hereunder, or any reduction in any amount receivable by such Lender hereunder in respect of any of such Loans or such obligation (such increases in costs and reductions in amounts receivable being herein called “Additional Costs”), resulting from any Regulatory Change that:
     (i) shall subject any Lender (or its Applicable Lending Office for any of such Loans) to any tax, duty or other charge in respect of such Loans or its Notes or changes the basis of taxation of any amounts payable to such Lender under this Agreement or its Note in respect of any of such Loans (excluding changes in the rate of tax on the overall net income of such Lender or of such Applicable Lending Office by the jurisdiction in which such Lender has its principal office or such Applicable Lending Office); or
     (ii) imposes or modifies any reserve, special deposit or similar requirements (including any Reserve Requirement utilized in the determination of the Alternative Base Rate for such Loan) relating to any extensions of credit or other assets of, or any deposits with or other liabilities of, such Lender (including any of such Loans or any deposits referred to in the definition of “Alternative Base Rate” in Section 1.01 of this Agreement), or any uncommitted obligation of such Lender (including the uncommitted obligations of such Lender hereunder); or
     (iii) imposes any other condition (other than addressed in Section 5.07 of this Agreement) affecting this Agreement or its Note (or any of such extensions of credit or liabilities).
If any Lender requests compensation from the Borrower under this Section 5.01(a) of this Agreement, the Borrower may, by notice to such Lender (with a copy to the

Administrative Agent), suspend the obligation of such Lender thereafter to make or Continue Alternative Base Rate or Eurodollar Rate Loans or to Convert Eurodollar Rate Loans into Alternative Base Rate Loans or vice versa, until the Regulatory Change giving rise to such request ceases to be in effect (in which case the provisions of Section 5.04 of this Agreement shall be applicable), provided, however, that such suspension shall not affect the right of such Lender to receive the compensation so requested.
     (b) Without limiting the effect of the provisions of Section 5.01(a) of this Agreement, in the event that, by reason of any Regulatory Change, any Lender either (i) incurs Additional Costs based on or measured by the excess above a specified level of the amount of a category of deposits or other liabilities of such Lender that includes deposits by reference to which the interest rate on Alternative Base Rate Loans or Eurodollar Rate Loans is determined as provided in this Agreement or a category of extensions of credit or other assets of such Lender that includes Alternative Base Rate Loans or Eurodollar Rate Loans, as the case may be, or (ii) becomes subject to restrictions on the amount of such a category of liabilities or assets that it may hold, then, if such Lender so elects by notice to the Borrower (with a copy to the Administrative Agent), the obligation of such Lender to make or Continue, or to Convert Eurodollar Rate Loans into, Alternative Base Rate Loans hereunder (or vice versa) shall be suspended until such Regulatory Change ceases to be in effect (in which case the provisions of Section 5.04 of this Agreement shall be applicable) and such Lender as of such date may, at the Borrower’s option, upon written notice to the Administrative Agent and such Lender, be treated as a Declining Lender pursuant to Section 3.11 of this Agreement.
     (c) Without limiting the effect of the foregoing provisions of this Section 5.01 (but without duplication), the Borrower shall pay directly to each Lender from time to time on request such amounts as such Lender may reasonably determine to be necessary to compensate such Lender (or, without duplication, the bank holding company or other holding company of which such Lender is a subsidiary) for any costs (which increases in cost, or reductions in amount receivable, shall be the result of such Lender’s or holding company’s reasonable allocation of the aggregate of such increases or reductions resulting from such event) that are attributable to the maintenance by such Lender (or any Applicable Lending Office or such bank holding company or other holding company), pursuant to any law or regulation or any interpretation, directive or request (whether or not having the force of law and whether or not failure to comply therewith would be unlawful) of any court or governmental or monetary authority implemented after the date hereof (i) following any Regulatory Change or (ii) instituting any risk-based capital guideline or other requirement (whether or not having the force of law and whether or not the failure to comply therewith would be unlawful) heretofore or hereafter issued by any government or governmental or supervisory authority implementing at the national level the Basle Accord (including the Final Risk-Based Capital Guidelines of the Board of Governors of the Federal Reserve System (12 C.F.R. Part 208, Appendix A; 12 C.F.R. Part 225, Appendix A) and the Final Risk-Based Capital Guidelines of the Office of the Comptroller of the Currency (12 C.F.R. Part 3, Appendix A)), of capital in respect of its Loans (such compensation to include an amount equal to any reduction of the rate of return on assets or equity of such Lender (or any Applicable Lending Office or such bank holding company or other holding company) to a level below that which such Lender (or any Applicable Lending Office or such bank holding company or other holding company) could have achieved but for such law, regulation, interpretation, directive or request). For purposes of this Section 5.01(c) and Section 5.06 of this Agreement, “Basle Accord” shall mean the proposals for risk-based capital framework described by the Basle Committee on Banking Regulations and Supervisory Practices in its paper entitled “International Convergence of Capital Measurement and Capital Standards” dated July 1988, as amended, modified and supplemented and in effect from time to time or any replacement thereof.
     (d) Each Lender shall notify the Borrower of any event occurring after the date hereof entitling such Lender to compensation under paragraph (a) or (c) of this Section 5.01 as promptly as practicable; provided, however, that each Lender will designate a different Applicable Lending Office for the Loans of such Lender affected by such event if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the opinion of such Lender, be disadvantageous to such Lender, and (iii) each affected Lender shall use best efforts to take other measures as such Lender may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to such Lender pursuant to paragraph (a) or (c) of this Section 5.01 would be materially reduced. Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under paragraph (a) or (c) of this Section 5.01. Determinations and allocations by any Lender for purposes of this Section 5.01 of the effect of any Regulatory Change pursuant to paragraph (a) or (b) of this Section 5.01, or of the effect of capital maintained pursuant to paragraph (c) of this Section 5.01, on its costs or rate of return of maintaining Loans or its obligation to make Loans, or on amounts receivable by it in respect of Loans, and of the amounts required to compensate such Lender under this Section 5.01, shall be conclusive, provided that such determinations and allocations are made on a reasonable basis and do not evidence manifest error.
     (e) Notwithstanding any other provision of this Section 5.01, no Additional Costs shall be payable to any Lender to the extent that such Additional Costs result from the gross negligence or willful misconduct of such Lender.
     SECTION 5.02 Inability to Determine Interest Rate.
     (a) If prior to the first day of any Interest Period:
     (i) the Administrative Agent shall have determined (which determination shall be conclusive and binding upon the Borrower) that, by reason of circumstances affecting the relevant market, adequate and reasonable means do not exist for ascertaining the relevant Eurodollar Rate for such Interest Period, or
     (ii) the Administrative Agent shall have received notice from the Required Lenders that the relevant Eurodollar Rate determined or to be determined for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining their affected Revolving Loans during such Interest Period;
then the Administrative Agent shall give telecopy or telephonic notice thereof to the Borrower, and the Lenders as soon as practicable thereafter.
     (b) If such notice is given with respect to the Eurodollar Rate applicable to Revolving Loans, (i) any such Eurodollar Rate Loan requested to be made on the first day of such Interest Period shall instead bear interest at a rate equal to the greater of (1) the Alternative Base Rate or (2) a rate per annum (rounded upward, if necessary, to the next 1/16th of 1%) equal to the rate of interest for the applicable Interest Period quoted on or about the commencement of such Interest Period by the Administrative Agent as its cost of funds for the Extension of Credit for such Interest Period, as determined solely by the Administrative Agent in its reasonable discretion, which determination may include, without limitation, such factors as the Administrative Agent shall deem appropriate from time to time, including, without limitation, market, regulatory, and liquidity conditions, (ii)any Alternative Base Rate Loan that was to have been Converted on the first day of such Interest Period to an Eurodollar Rate Loan shall continue as an Alternative Base Rate Loan, and (iii) any outstanding Eurodollar Rate Loan shall be converted as set forth in subclause (2) of clause (i) of this Section 5.02(b) on the first day of such Interest Period. Until such notice has been revoked by the Administrative Agent, no further Eurodollar Rate Loans shall be made or Continued as such, nor shall the Borrower have the right to Convert Alternative Base Rate Loans to Eurodollar Rate Loans.
     (c) The Administrative Agent shall promptly revoke (i) any such notice pursuant to clause (a) of this Section 5.02 if the Administrative Agent determines that the relevant circumstances have ceased to exist and (ii) any such notice pursuant to clause (a)(ii) of this Section 5.02 upon receipt of notice from the Required Lenders that the relevant circumstances described in such clause (a)(ii) of this Section 5.02 have ceased to exist.
     SECTION 5.03 Illegality.
     Notwithstanding any other provision of this Agreement, in the event that it becomes unlawful for any Lender or its Applicable Lending Office to honor its obligation to make or maintain Eurodollar Rate Loans hereunder (and, in the opinion of such Lender, the designation of a different Applicable Lending Office would either not avoid such unlawfulness or would be disadvantageous to such Lender), then such Lender shall promptly notify the Borrower thereof (with a copy to the Administrative Agent) and such Lender’s obligation to consider making or Continuing, or to Converting Loans of any other Type into, Eurodollar Rate Loans, as the case may be, shall be suspended until such time as such Lender may again make and maintain Eurodollar Rate Loans, as the case may be (in which case the provisions of Section 5.04 of this Agreement shall be applicable) and such Lender as of such date may, at the Borrower’s option, upon written notice to the Administrative Agent and such Lender, be treated as a Declining Lender pursuant to Section 3.11 of this Agreement.
     SECTION 5.04 Treatment of Affected Loans.

     If the obligation of any Lender to make Eurodollar Rate Loans or to Continue, or to Convert Alternative Base Rate Loans into, Eurodollar Rate Loans shall be suspended pursuant to Section 5.01 or 5.03 hereof, such Lender’s Eurodollar Rate Loans, as the case may be, shall be automatically Converted into Alternative Base Rate Loans on the last day(s) of the then current Interest Period(s) for Eurodollar Rate Loans, as the case may be (or, in the case of a Conversion required by Section 5.01(b) or 5.03 of this Agreement, on such earlier date as such Lender may specify to the Borrower with a copy to the Administrative Agent) and, unless and until such Lender gives notice as provided below that the circumstances specified in Section 5.01 or 5.03 of this Agreement that gave rise to such Conversion no longer exist:
     (a) to the extent that such Lender’s Eurodollar Rate Loans have been so Converted, all payments and prepayments of principal that would otherwise be applied to such Lender’s Eurodollar Rate Loans, as applicable, shall be applied instead to its Alternative Base Rate Loans; and
     (b) all Loans that would otherwise be made or Continued by such Lender as Eurodollar Rate Loans, as the case may be, shall be made or Continued instead as Alternative Base Rate Loans, and all Alternative Base Rate Loans of such Lender that would otherwise be Converted into Eurodollar Rate Loans, as the case may be, shall remain as Alternative Base Rate Loans.
          If such Lender gives notice to the Borrower with a copy to the Administrative Agent that the circumstances specified in Section 5.01 or 5.03 of this Agreement that gave rise to the Conversion of such Lender’s Eurodollar Rate Loans, as the case may be, pursuant to this Section 5.04 no longer exist (which such Lender agrees to do promptly upon such circumstances ceasing to exist) at a time when Eurodollar Rate Loans made by other Lenders are outstanding, such Lender’s Alternative Base Rate Loans shall be automatically Converted, on the first day(s) of the next succeeding Interest Period(s) for such outstanding Eurodollar Rate Loans, as the case may be, to the extent necessary so that, after giving effect thereto, all Loans held by the Lenders holding Eurodollar Rate Loans, as the case may be, are held pro rata (as to principal amounts, Types and Interest Periods) in accordance with their respective uncommitted obligations hereunder.
     SECTION 5.05 Compensation.
     The Borrower shall pay to the Administrative Agent for account of each Lender, upon the request of such Lender through the Administrative Agent, such amount or amounts as shall be sufficient (in the reasonable opinion of such Lender) to compensate it for any loss, cost or expense that such Lender determines is attributable to:
     (a) any payment, mandatory or optional prepayment or Conversion of an Eurodollar Loan made by such Lender for any reason (including the acceleration of the Loans pursuant to Article X of this Agreement) on a date other than the last day of the Interest Period for such Loan; or
     (b) any failure by the Borrower for any reason (including the failure of any of the conditions precedent specified in Section 6.01 of this Agreement to be satisfied) to (i)

borrow, convert into or continue an Eurodollar Loan from such Lender on the date for such borrowing specified in the relevant Borrowing Request given pursuant to Section 3.03 hereof, or (ii) prepay an Eurodollar Rate Loan from such Lender on the date for such prepayment specified in the relevant notice of prepayment given pursuant to Section 3.04 of this Agreement.
     Each Lender will furnish to the Borrower a certificate setting forth the basis and amount of each request by such Lender for compensation under this Section 5.05.
     SECTION 5.06 Compensation of Lenders.
     If any Lender requests compensation under Section 5.01, or if the Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 5.07, or if any Lender becomes a Defaulting Lender, then the Borrower may to the extent not prohibited by applicable law, at its sole expense, upon notice to such Lender and the Administrative Agent, require such Lender to assign and delegate, without recourse (in accordance with and subject to the restrictions contained in Section 12.08), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided, however, that (i) the Borrower shall have received the prior written consent of the Administrative Agent, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in any payment made by any Letter of Credit Issuer in respect of any Letter of Credit, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrower (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 5.01 or payments required to be made pursuant to Section 5.07, such assignment will result in the elimination of such additional compensation or payments. A Lender shall not be required to make any such assignment and delegation if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower to require such assignment and delegation cease to apply.
     SECTION 5.07 Taxes.
     (a) Any and all payments by the Borrower to any Lender, the Administrative Agent or any Letter of Credit Issuer under this Agreement and any other Loan Document shall (except to the extent required by law) be made free and clear of, and without deduction or withholding for any Indemnified Taxes or Other Taxes. In addition, the Borrower shall pay all Other Taxes.
     (b) The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each Letter of Credit Issuer for the full amount of Indemnified Taxes or Other Taxes (including any Indemnified Taxes or Other Taxes imposed by any jurisdiction on amounts payable under this Section) paid by such Lender, Administrative Agent or such Letter of Credit Issuer in connection with the transactions contemplated by this Agreement and the other Loan Documents and any liability (including penalties, interest, additions to tax and expenses) arising therefrom or with respect thereto, whether or not such Indemnified Taxes or Other Taxes were correctly or legally asserted. Payment under this indemnification shall be made within 30 days after the date the Administrative Agent makes written demand therefore or the Expiration Date, which ever is earlier.
     (c) If the Borrower shall be required by law to deduct or withhold any Indemnified Taxes or Other Taxes from or in respect of any sum payable hereunder to the Administrative Agent, any Lender or any Letter of Credit Issuer then:
     (i) the sum payable shall be increased as necessary so that after making all required deductions and withholdings (including deductions and withholdings applicable to additional sums payable under this Section) such Administrative Agent, Lender or Letter of Credit Issuer receives an amount equal to the sum it would have received had no such deductions or withholdings been made;
     (ii) the Borrower shall make such deductions and withholdings; and
     (iii) the Borrower shall pay the full amount deducted or withheld to the relevant taxing authority or other authority in accordance with applicable law.
     (d) Within 30 days after the date of any payment by the Borrower of Indemnified Taxes or Other Taxes, the Borrower shall furnish the Administrative Agent the original or a certified copy of a receipt evidencing payment thereof, or other evidence of payment satisfactory to the Administrative Agent.
     (e) If the Borrower is required to pay additional amounts to the Administrative Agent, any Lender or any Letter of Credit Issuer pursuant to paragraph (c) of this Section, then the Administrative Agent, such Lender or such Letter of Credit Issuer shall use reasonable efforts (consistent with legal and regulatory restrictions) to (i) change the jurisdiction of its lending office or Letter of Credit issuing office so as to eliminate any such additional payment by the Borrower which may thereafter accrue, if such change in the judgment of the Administrative Agent, such Lender or such Letter of Credit Issuer is not otherwise disadvantageous to the Administrative Agent, such Lender or such Letter of Credit Issuer, and (ii) use its best efforts to take such other measures as the Administrative Agent, such Lender or such Letter of Credit Issuer may deem reasonable, if as a result thereof the circumstances which would cause the additional amounts which would otherwise be required to be paid to the Administrative Agent, such Lender or such Letter of Credit Issuer pursuant to paragraph (c) of this Section would be materially reduced.
     (f) Each of the Administrative Agent and any Lender that is not incorporated or otherwise formed under the laws of the United States or a state thereof (a “Non-U.S. Person”) agrees that it shall on the date it becomes a Lender or Administrative Agent hereunder, deliver to the Borrower and the Administrative Agent (x) for the purpose of establishing foreign status and claiming that payments made to it hereunder are effectively connected with the conduct of a trade or business in the United States, one duly completed and executed copy of United States Internal Revenue Service Form W-

8ECI (or replacement or successor form thereto), (y) for the purpose of establishing foreign status and exemption from, or a reduced rate of, withholding as a resident of a foreign country with which the United States has an income tax treaty, one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN (or replacement or successor form thereto), or (z) for the purpose of establishing the portfolio interest exemption from United States Federal withholding tax pursuant to Sections 871(h) or 881(c) of the Code, both (i) one duly completed and executed copy of a United States Internal Revenue Service Form W-8BEN (or replacement or successor form thereto), and (ii) a certificate representing that such Non-U.S. Person is not a “bank” for purposes of Section 881(c) of the Code, is not a 10-percent shareholder (within the meaning of Section 871(h)(3)(B) of the Code) of the Borrower, and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code), in each case such documentation certifying that such Lender or the Administrative Agent is entitled to receive payments hereunder payable to it without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof; provided, however, that any Administrative Agent or Lender that is not the beneficial owner of a payment, as defined in Treasury Regulation § 1.1441-1(c)(6), and therefore is unable to provide a Form W-8BEN or W-8ECI, may provide the Administrative Agent and the Borrower with (x) one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (in lieu of the Form W-8BEN or W-8ECI), and (y) all additional forms or certifications, as provided in Treasury Regulation § 1.1441-1(e)(3), required to be attached to such Form W-8IMY, necessary to establish that the Administrative Agent or the Lender, in its capacity as an intermediary, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof. A Non-U.S. Person shall be required to furnish any such form or certificate only if it is entitled to claim an exemption from, or a reduced rate of, withholding.
     (g) If any Lender which is a Non-U.S. Person sells an assignment or participating interest pursuant to Section 12.08 of this Agreement or otherwise ceases to own the beneficial interest in a all or a portion of its L/C Obligations or Loans (as such term is defined in Treasury Regulation section 1.1441-1(c)(6)), such Lender shall, at the time of the sale of the beneficial interest, provide the Borrower and the Administrative Agent with revised forms, reflecting the portion of its L/C Obligations and Loans which have been sold on one duly completed and executed copy of United States Internal Revenue Service Form W-8IMY (or replacement or successor from thereto) and required attachments thereto, and that portion of its L/C Obligations and Loans retained on one duly completed and executed copy of United States Internal Revenue Service Form W-8BEN or W-8ECI (or replacement or successor form thereto).
     (h) Each of the Administrative Agent or any Lender that delivers to the Borrower and the Administrative Agent any such form or certification as required under this Section 5.07 further undertakes to deliver to the Borrower and the Administrative Agent further copies of any such form or certification as required under this Section 5.07 or other manner of certification reasonably satisfactory to the Borrower on or before the date that any such form or certification as required under this Section 5.07 expires or becomes obsolete or the occurrence of any event requiring a change in the most recent forms or certifications previously delivered by it to the Borrower or the Administrative Agent, and such extensions or renewals thereof as may reasonably be requested by the Borrower or the Administrative Agent, certifying that the Administrative Agent or such Lender, as the case may be, is entitled to receive payments hereunder without deduction or withholding of any United States Federal income taxes, or subject to a reduced rate thereof except as otherwise provided in the next sentence. If at any time there has occurred, on or prior to the date on which any delivery of any such form or certification as required under this Section 5.07 would otherwise be required, any change in law, rule, regulation, treaty, convention or directive, or any change in the interpretation or application of any thereof (“Change of Law”), that renders all such forms or certifications inapplicable or which would prevent the Administrative Agent or such Lender, as the case may be, from duly completing and delivering any such form or certification as required under this Section 5.07 with respect to it, the Administrative Agent or such Lender, as the case may be, shall advise the Borrower and the Administrative Agent that under applicable law it shall be subject to withholding of United States Federal income tax at the full statutory rate, a reduced rate of withholding or without deduction or withholding.
     (i) Notwithstanding any provision of Section 5.07(f) of this Agreement to the contrary, the Borrower shall not have any obligation to pay any Indemnified Taxes or Other Taxes or to indemnify any Lender (or transferee thereof) or the Administrative Agent for such Indemnified Taxes or Other Taxes pursuant to this Section 5.07 to the extent that such Indemnified Taxes or Other Taxes result from (x) the failure of any Lender or the Administrative Agent to comply with its obligations pursuant to this Section 5.07 or (y) any representation made on any such form or certification as required under this Section 5.07 (or successor applicable form or certification as required under this Section 5.07) or attachment thereto by such Lender or the Administrative Agent incurring such Indemnified Taxes or Other Taxes proving to have been incorrect, false or misleading in any material respect when so made or deemed to be made. Nothing contained herein shall require the Administrative Agent or any Lender to make its tax returns (or any other information relating to its taxes which it deems confidential) available to the Borrower or any other person.
     SECTION 5.08 Certificate of Administrative Agent.
     Upon claiming reimbursement or compensation under this Article V the Administrative Agent, any Lender or any Letter of Credit Issuer shall deliver to the Borrower a certificate setting forth in reasonable detail the amount payable to the Administrative Agent, such Lender or such Letter of Credit Issuer hereunder and such certificate shall be conclusive and binding on the Borrower in the absence of manifest error.
     SECTION 5.09 Sharing of Payments, Etc.
     If, other than as expressly provided elsewhere herein, any Lender or any Letter of Credit Issuer shall obtain on account of the Loans made by it or Letters of Credit Issued by it, as the case may be, any payment (whether voluntary, involuntary, through the exercise of any right of set-off, or otherwise) in excess of its Pro Rata Share (other than payments to the Daylight

Overdraft Bank from proceeds of a Daylight Overdraft Loan) at such time (or after the occurrence of a Sharing Event pursuant to the Swap Lender Intercreditor Agreement, its Adjusted Pro Rata Share), such Lender or such Letter of Credit Issuer shall immediately (a) notify the Administrative Agent of such fact, and (b) purchase from the other Lenders such participations in the Loans or other Credit Extensions made by them as shall be necessary to cause such purchasing Lender or Letter of Credit Issuer to share the excess payment pro rata with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from the purchasing Lender or Letter of Credit Issuer, such purchase shall to that extent be rescinded and each other Lender shall repay to the purchasing Lender or Letter of Credit Issuer the purchase price paid therefor, together with an amount equal to such paying Lender’s ratable share (according to the proportion of (i) the amount of such paying Lender’s required repayment to (ii) the total amount so recovered from the purchasing Lender or Letter of Credit Issuer of any interest or other amount paid or payable by the purchasing Lender or Letter of Credit Issuer in respect of the total amount so recovered. The Borrower agrees that any Lender or any Letter of Credit Issuer so purchasing a participation from another Lender may, to the fullest extent permitted by law, exercise all its rights of payment (including the right of set-off, but subject to Section 12.09 of this Agreement) with respect to such participation as fully as if such Lender or such Letter of Credit Issuer were the direct creditor of the Borrower in the amount of such participation. The Administrative Agent will keep records (which shall be conclusive and binding in the absence of manifest error) of participations purchased under this Section 5.09 of this Agreement and will in each case notify the Lenders following any such purchases or repayments
     SECTION 5.10 Pro Rata Treatment.
     Except to the extent otherwise provided herein (a) each payment of letter of credit fees (except for those which are for the sole account of any Letter of Credit Issuer) shall be allocated to the Lenders, pro rata according to the respective Lenders’ Aggregate Accommodations; (b) each payment or prepayment of principal or interest in respect of Loans by the Borrower shall be made for account of the Lenders pro rata in accordance with the respective Lenders’ Aggregate Accommodations;
     SECTION 5.11 Payments and Deductions; Defaulting Lenders.
     (a) The Borrower shall have the right, to the extent permitted by applicable law, to setoff any Indebtedness owed to it by any Defaulting Lender in respect of deposit liabilities of such Defaulting Lender against amounts owed by the Borrower to such Defaulting Lender under this Agreement, provided that the amount of such set-off shall not exceed the amount of the Lender’s Aggregate Accommodations of such Defaulting Lender plus interest thereon. Further, if any Lender shall fail to make any payment required to be made by it pursuant to Section 3.03(a), Section 3.12(c), Section 3.13(e), Section 4.01(b), Section 4.03(b), or Section 11.05 of this Agreement, then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid in cash.

     (b) If a Defaulting Lender (or a Lender who would be a Defaulting Lender but for the expiration of the relevant grace period) as a result of the exercise of a set-off shall have received a payment in respect of its Lender’s Aggregate Accommodations which results in its Lender’s Aggregate Accommodations being less than its Pro Rata Share of the Aggregate Outstanding Extensions of Credit, then payments (including principal, interest and fees) to such Defaulting Lender will be suspended until such time as all amounts due and owing to the Lenders has been equalized in accordance with each of the Lenders respective Pro Rata Share of the Obligations. Further, if at any time prior to the acceleration or maturity of the Loans, the Administrative Agent shall receive any payment in respect of principal of a Loan or a reimbursement of any payment made by any Letter of Credit Issuer in respect of any Letter of Credit while one or more Defaulting Lenders shall be party to this Agreement, the Administrative Agent shall apply such payment first to the Borrowing(s) for which such Defaulting Lender(s) shall have failed to fund its Pro Rata Share until such time as such Borrowing(s) are paid in full or each Lender (including each Defaulting Lender) is owed its pro-rata portion of all Loans then outstanding. After acceleration or maturity of the Loans, subject to the first sentence of this Section 5.11(b), all principal will be paid ratably in accordance with the terms of this Agreement.
     (c) Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender :
     (i) the Maximum Considered Limit of such Defaulting Lender shall not be included in determining whether the Required Lenders have given their consent or approval hereunder or whether all Lenders have consented to any increases, reaffirmations or decreases in the Collateral Pool or the Maximum Availability Amount; provided, however, that no such agreement shall increase the Maximum Considered Limit or Maximum Lender Pro Rata Share Limit of any Defaulting Lender without the written consent of such Defaulting Lender.
     (ii) With respect to any L/C Obligation, Swing Line Loan, or Daylight Overdraft Loan that exists at the time a Lender becomes a Defaulting Lender then:
     (A) all or any part of such the Defaulting Lender’s Pro Rata Share of the L/C Obligations and a pro rata portion of the L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan, shall be reallocated among the Non-Defaulting Lenders in accordance with their respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Maximum Considered Limit) but only to the extent (x) the sum of all of the Lender’s Aggregate Accommodations of the Non-Defaulting Lenders’ plus such Defaulting Lender’s Pro Rata Share of the L/C Obligations does not exceed the total of all Non-Defaulting Lenders’ Maximum Considered Limits and (y) the conditions set forth in Section 6.02 of this Agreement are satisfied at such time;

     (B) if the reallocation described in clause (i) above cannot, or can only partially, be effected, then the Borrower shall within one (1) Business Day following notice by the Administrative Agent (1) provide Cash Collateral to cover such Defaulting Lender’s L/C Obligations (after giving effect to any partial reallocation pursuant to clause (i) above) as otherwise provided in this Agreement for so long as such L/C Obligations are outstanding and (2) immediately repay each Swing Line Loan and Daylight Overdraft Loan for so long as such L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan are outstanding;
     (C) if the Borrower cash collateralizes any portion of such Defaulting Lender’s Pro Rata Share of the L/C Obligations pursuant to this Section 5.11 then the Borrower shall not be required to pay any fees for the pro rata benefit such Defaulting Lender pursuant to Section 4.07(b) with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations during the period such Defaulting Lender’s Pro Rata Share of the L/C Obligations is cash collateralized;
     (D) if the L/C Obligation, Swing Line Loan, participation in Swing Line Loan, Daylight Overdraft Loan or participation in Daylight Overdraft Loan of the Non-Defaulting Lenders is reallocated pursuant to this Section 5.11(c), then the fees payable to the Lenders pursuant to Section 3.10 of this Agreement and Section 4.07 of this Agreement shall be adjusted in accordance with such Non-Defaulting Lenders’ respective Pro Rata Share (calculated without regard to such Defaulting Lender’s Maximum Considered Limit); and
     (E) if any Defaulting Lender’s Pro Rata Share of the L/C Obligations is neither cash collateralized nor reallocated pursuant to Section 5.11(c)(ii), then, without prejudice to any rights or remedies of any Letter of Credit Issuer or any Lender hereunder, all Letter of Credit fees payable under Section 3.10 and Section 4.07 of this Agreement with respect to such Defaulting Lender’s Pro Rata Share of the L/C Obligations shall be payable to such Letter of Credit Issuer until such Pro Rata Share of the L/C Obligations is cash collateralized, reallocated, or repaid in full.
     (d) So long as any Lender is a Defaulting Lender, no Letter of Credit Issuer shall be required to Issue (including without limitation in the form of an amendment or increase any Letter of Credit), unless it is satisfied that the related exposure will be 100% covered by the Maximum Lender Pro Rata Share Limits of the Non-Defaulting Lenders and/or cash collateral will be provided by Defaulting Lender or the Borrower in accordance with Section 4.01(c), and participating interests in any such newly Issued or increased Letter of Credit shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.01(b) (and Defaulting Lenders shall not participate therein).

     (e) So long as any Lender is a Defaulting Lender, the Daylight Overdraft Bank shall not be obligated to make any Daylight Overdraft Loan, unless it is satisfied that the related exposure will be 100% covered by the Maximum Lender Pro Rata Share Limits of the Non-Defaulting Lenders and/or cash collateral will be provided by Defaulting Lender or the Borrower in accordance with Section 3.12(h), and participating interests in any such newly made Daylight Overdraft Loans shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.01(b) (and Defaulting Lenders shall not participate therein).
     (f) So long as any Lender is a Defaulting Lender, the Swing Line Lender shall not be obligated to make any Swing Line Loan, unless it is satisfied that the related exposure will be 100% covered by the Maximum Lender Pro Rata Share Limits of the Non-Defaulting Lenders and/or cash collateral will be provided by Defaulting Lender or the Borrower in accordance with Section 3.12(h), and participating interests in any such newly made Swing Line Loans shall be allocated among Non-Defaulting Lenders in a manner consistent with Section 4.01(b) (and Defaulting Lenders shall not participate therein).
     (g) In the event that the Administrative Agent, the Borrower and the Letter of Credit Issuers each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Pro Rata Share of the L/C Obligations of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Maximum Credit Amount and on such date such Lender shall purchase at par such of the Loans of the other Lenders as the Administrative Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Pro Rata Share as though it were not a Defaulting Lender.
     SECTION 5.12 Survival.
     The agreements and Obligations of the Borrower in this Article V shall survive the payment of all other Obligations.
ARTICLE VI
CONDITIONS PRECEDENT
     SECTION 6.01 Matters to be Satisfied Upon Execution of Agreement.
     The agreement of the Lenders, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making the initial Extension of Credit, is subject to the satisfaction, immediately prior to or concurrently with the making or issuance of such Credit Extension, of the following conditions precedent in form and substance satisfactory to the Administrative Agent and Lenders:
     (a) Loan Documents. The Administrative Agent shall have received fully executed counterparts of this Agreement, the Security Agreements, the Intercreditor Agreements, and all other Loan Documents executed by the Borrower, and each other document or certificate required to be executed in connection with this Agreement, executed by each party thereto.
     (b) Resolutions; Incumbency. The Administrative Agent shall have received each of the following:
     (i) Copies of the resolutions of the board of directors of Borrower, authorizing the transactions contemplated hereby, certified as of the Closing Date by the secretary or an assistant secretary (or equivalent officer) of each such Person; and
     (ii) A certificate of the secretary or assistant secretary (or equivalent officer) of the Borrower certifying the names and true signatures of the officers of such Persons who are authorized to execute, deliver and perform, as applicable, this Agreement and all other Loan Documents to be delivered by them hereunder;
     (c) Organizational Documents; Good Standing: The Administrative Agent shall have received each of the following documents:
     (i) the Organizational Documents of the Borrower as in effect on the Closing Date, certified by the secretary or assistant secretary (or equivalent officer) of the Borrower as of the Closing Date; and
     (ii) a good standing certificate (or equivalent document) for the Borrower from the appropriate Governmental Authority of its jurisdiction of organization and each state where each the Borrower is qualified to do business as a foreign entity, certified as of, or reasonably close to, the Closing Date;
     (d) Legal Opinions. The Administrative Agent shall have received (i) Opinions of special New York and Panama counsel to the Borrower including as to, (A) the proper organization and existence of the Borrower and the execution and delivery by and authority of the Borrower to enter into the Loan Documents, (B) enforceability of the Loan Documents under the laws of the State of New York and the Republic of Panama, (C) the perfection or establishment of priority of security interest in the Borrower’s assets under applicable law (including without limitation the laws of the United States and the Republic of Panama), and (D) the waiver of immunities, the submission to jurisdiction to New York State and Federal Courts of the United States and the appointment of an agent for service of process contained in the Loan Documents are irrevocably binding on the Borrower under the laws of the Republic of Panama, (iii) opinions of the Administrative Agent’s Swiss and United Kingdom Counsel as to enforceability of the Loan Documents under the laws of the Swiss Confederation and the United Kingdom and the perfection or establishment of priority of security interest in the Borrower’s assets under the laws of the Swiss Confederation and the United Kingdom, and (iv) any other legal opinions reasonably requested by the Administrative Agent or its counsel, each addressed to the Administrative Agent and the Lenders and in form and substance acceptable to the Administrative Agent, the Administrative Agent’s counsel, and the Lenders;

     (e) Financing Statements; Perfection and Priority, UCC Searches. The Administrative Agent shall have received (i) Uniform Commercial Code financing statements in form for filing in the District of Columbia and the State of Texas and in any other location reasonably required by the Administrative Agent and its counsel, in form and substance acceptable to the Administrative Agent and its counsel, and either executed by the Borrower or as to which the Borrower has authorized the Administrative Agent in writing to file on its behalf without its signature, (ii) UCC searches in each of the jurisdictions where the Administrative Agent and its counsel may reasonably request to determine the existence of Liens upon any of the Collateral or judgment or tax liens against the Borrower, and (iii) such other agreements, instruments, filings or recordings as the Administrative Agent may request to perfect or otherwise establish the priority of the Liens securing the Obligations in the Republic of Panama.
     (f) Payment of Fees. The Administrative Agent shall have received evidence of payment by the Borrower of all accrued and unpaid fees, costs and expenses to the extent then due and payable on the Closing Date, together with all reasonable Attorney Costs of the Administrative Agent to the extent invoiced prior to or on the Closing Date, plus the Administrative Agent’s reasonable estimate of Attorney Costs incurred or to be incurred by it through the closing proceedings (provided that such estimate shall not thereafter preclude final settling of accounts between the Borrower and the Administrative Agent); including any such costs, fees and expenses arising under or referenced in Sections 3.10 and 12.04 of this Agreement and all costs of the auditors and consultants retained by the Administrative Agent in connection with the obligations of the Borrower to the Administrative Agent to the extent invoiced prior to the Closing Date;
     (g) Certificate. The Administrative Agent shall have received a certificate signed by a Responsible Officer of the Borrower, dated as of the Closing Date, stating that the representations and warranties contained in Article VII are true and correct on and as of such date in all material respects, as though made on and as of such date; and
     (h) No Material Adverse Effect. There shall have been no Material Adverse Effect or Material Adverse Political Development since the date of the financial statements provided pursuant to Section 6.01(n) of this Agreement;
     (i) No Defaults. No Default or Event of Default exists or would result from the initial Credit Extensions.
     (j) Cash Collateral Account; Cash Management System. The Administrative Agent shall have received evidence reasonably acceptable to the Administrative Agent that (i) one or more Cash Collateral Accounts have been established and that sums representing cash and Cash Equivalents as indicated on the initial Collateral Pool Report, if any, have been deposited in the Cash Collateral Account, and (ii) that the Borrower shall have granted to the Collateral Agent, a first priority security interest, subject to Permitted Liens, in all of its operating bank accounts, sweep/zero balance accounts, sweep/investment accounts, lockboxes into which payments to it are deposited and all other accounts relating to the cash management procedures of the Borrower, and that it shall have executed and delivered all documents and taken all other actions reasonably requested by the Administrative Agent and its counsel to perfect its security interest over all of such accounts.
     (k) Evidence of Insurance. The Administrative Agent shall have received certificates of insurance evidencing the existence of all insurance required to be maintained by the Borrower pursuant to Section 8.06 of this Agreement and the designation of the Administrative Agent as the co-loss payee or additional named insured, as the case may be, thereunder to the extent required by said Section 8.06 of this Agreement, such certificates to be in such form and contain such information as is specified in said Section 8.06 of this Agreement. In addition, the Borrower shall have delivered a certificate of a Responsible Officer setting forth the insurance obtained by it in accordance with the requirements of Section 8.06 of this Agreement and stating that such insurance is in full force and effect and that all premiums then due and payable thereon have been paid. The requirement that the Administrative Agent be named as co-loss payee or additional named insured under relevant policies will be satisfied for purposes hereof if the Borrower shall have provided evidence acceptable to the Administrative Agent and its counsel that all required insurance contains an “Additional Insured Required By Written Contract” endorsement reasonably acceptable to the Administrative Agent and its counsel.
     (l) Reports. The Administrative Agent shall have received a Collateral Pool Report calculated as of the Closing Date, a Mark to Market Report, and a Position Limit Report, in each case dated no more than seven (7) business days prior to the Closing Date.
     (m) Compliance with Financial Compliance Guidelines. The Administrative Agent shall have received, prior to the Closing Date, a Compliance Certificate indicating that the Borrower will (i) be in pro-forma compliance with the conditions set forth in Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement after giving effect to the initial Extensions of Credit as of the Closing Date, (ii) notwithstanding the requirements set forth in Section 9.14 of this Agreement, have shareholder equity equal to or greater than $35,000,000; and (iii) notwithstanding the requirements set forth in Section 9.15 of this Agreement, have Adjusted Net Working Capital equal to or greater than $35,000,000.
     (n) Financial Statements. The Administrative Agent shall have received copies of management-prepared unaudited consolidated financial statements of the Borrower (together with the related Economic Basis adjustments) for the fiscal month ended July 31, 2010.
     (o) Risk Control Policy. The Administrative Agent shall have received a copy of the Risk Control Policy, which shall be acceptable to the Administrative Agent in its discretion and evidence reasonably acceptable to the Administrative Agent that the Borrower shall be in compliance with such policy.

     (p) Facility B. All conditions to the effectiveness of Facility B, other than any such condition precedent requiring the effectiveness of this Agreement, shall have been satisfied or waived.
     (q) Appointment of Agent for Service of Process. The Borrower shall have appointed an agent for service of process in accordance with Section 12.14 of this Agreement and shall have provided the Administrative Agent with satisfactory written evidence of such appointment and the acceptance thereof.
     (r) Collateral Report; Due Diligence. The Administrative Agent shall have completed its collateral and risk management review of the Borrower.
     (s) Other Documents. The Administrative Agent and the Lenders shall have received such other approvals, opinions, documents or materials as the Administrative Agent or any Lender may reasonably request.
     The parties hereto acknowledge that the requirements of Section 6.01 of this Agreement hereof were either satisfied or waived on the Closing Date.
     SECTION 6.02 Conditions to All Credit Extensions. The agreement of the Lenders, on an UNCOMMITTED AND ABSOLUTELY DISCRETIONARY basis, and on the terms and conditions set forth herein, to consider making any Extension of Credit, is subject to the satisfaction, immediately prior to or concurrently with the making or issuance of such Credit Extension (except as otherwise expressly provided in Sections 3.12 and 3.13 of this Agreement), of the following conditions precedent:
     (a) Notice and Application. The Administrative Agent shall have received a Borrowing Request or in the case of any Issuance of any Letter of Credit, the Administrative Agent and the applicable Letter of Credit Issuer shall have received a Letter of Credit Request and an L/C Application or L/C Amendment Application;
     (b) Continuation of Representations and Warranties. The representations and warranties in Article VII shall be true and correct on and as of such Borrowing Date or date of Issuance with the same effect as if made on and as of such Borrowing Date or date of Issuance (or, if made as of another date, shall have been true and correct as of such date);
     (c) No Existing Default. No Default or Event of Default shall exist or shall result from such Borrowing or Issuance;
     (d) No Material Adverse Effect. Since the Closing Date, there shall have been no Material Adverse Effect or Material Adverse Political Development;
     (e) Sufficient Collateral Pool Availability; Conditions Precedent; Satisfaction of Sublimits. After taking into account the Loan to be made or the Letter of Credit to be Issued (or increase pursuant to the Issuance of an amendment) on such date:

     (i) The Aggregate Outstanding Extensions of Credit shall not, and the Borrower shall have represented and warranted to the Administrative Agent and the Lenders that after giving effect to such Loan or Letter of Credit the Aggregate Outstanding Extensions of Credit shall not, exceed the lesser of (1) the Maximum Availability Amount, or (2) the Collateral Pool or any of the applicable sublimits set forth in Section 2.03 of this Agreement of this Agreement;
     (ii) The Combined Facilities Aggregate Outstanding Extensions of Credit shall not, and the Borrower shall have represented and warranted to the Administrative Agent and the Lenders that after giving effect to such Loan or Letter of Credit the Combined Facilities Aggregate Outstanding Extensions of Credit shall not, exceed the least of (1) Combined Facilities Maximum Amount then in effect, (2) the Collateral Pool, or (3) $700,000,000; and
     (iii) If, at the time of the requested Borrowing or Issuance, the sum of the Aggregate Outstanding Extensions of Credit and the amount of the requested Borrowing or the available Face Amount of the requested Letter of Credit, as the case may, or the sum of the Combined Facilities Aggregate Outstanding Extensions of Credit and the amount of the requested Borrowing or the available Face Amount of the requested Letter of Credit, as the case may, is greater than the Collateral Pool as determined from the latest Collateral Pool Report delivered pursuant to Section 8.02(c) of this Agreement, the Borrower shall provide a Compliance Certificate, dated as of the date of such requested Borrowing or Issuance, stating that the representations and warranties contained in Article VII of this Agreement and the affirmative and negative compliance guidelines contained in Articles VIII and IX of this Agreement are true and correct on and as of such date (or, with respect to any representation and warranty made as of another date, as of such other date) in all respects, as though made on and as of such date; provided, however, that the Administrative Agent shall have the right, in its sole discretion to request and receive an updated Collateral Pool Report within two (2) Business Days from such request to be distributed to Lenders upon receipt.
     (f) Additional Conditions Precedent to all Loans and Letters of Credit Requested for the Purposes of Purchasing Products. All Loans and Letters of Credit requested for the purposes of purchasing Products are also subject to fulfillment of the following conditions precedent:
     (i) All price risk and/or Basis Risk (other than location Basis Risk) to be hedged through a broker or institution acceptable to the Administrative Agent and subject to a tri-party assignment of hedging agreement in form and substance satisfactory to the Administrative Agent in its discretion;
     (ii) Storage of Products to be limited to, as of the Closing Date, PTP, and, thereafter, PTP and such other storage facilities, storage companies and/or storage locations acceptable to the Administrative Agent and the Required Lenders;

     (iii) Written notifications of the Collateral Agent’s security interest (in a form acceptable to the Administrative Agent in its discretion) to be sent to each storage facility or pipeline company in possession of the Product;
     (iv) Whenever applicable, as determined by the Administrative Agent, stored products shall be covered by an appropriate insurance policy, such policy naming the Collateral Agent as loss payee;
     (v) To the extent not previously delivered, an open strategy summary report in form and substance satisfactory to the Administrative Agent;
     (vi) If Product is in-transit and payment has to be made to refinance a draw under a letter of credit issued, or a loan extended under, Facility B, in addition to a drawing notice, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent:
(A)	Copies of documents related to the shipment of Product, including three of three bills of lading issued and or endorsed to the order of the Facility B Agent and a confirmation from the Facility B Agent that it is endorsing the bills of lading to the order of the Administrative Agent for the benefit of the Lenders and sending such bills of lading to the Administrative Agent upon receipt of payment for the Product; or

(B)	Copies of documents related to the shipment of Product and receipt of an acceptable letter of indemnity issued by the Borrower and countersigned by the Facility B Agent in favor of the Facility A Agent for the benefit of the Lenders relating to the shipment; and
     (vii) If Product is being held at PTP and payment has to be made to refinance a draw under a letter of credit issued, or a loan extended under, Facility B, in addition to the drawing notice, the Borrower shall deliver, or cause to be delivered, to the Administrative Agent:
(A)	Copies of documents related to the shipment of Product, including three of three bills of lading issued and or endorsed to the order of the Facility B Agent and a confirmation from the Facility B Agent that it is endorsing the bills of lading to the order of the Administrative Agent for the benefit of the Lenders and sending such bills of lading to the Administrative Agent upon receipt of payment for the Product and evidence reasonably acceptable to the Administrative Agent of discharge of said Product at PTP; or

(B)	Copies of documents related to the shipment of Product and receipt of an acceptable letter of indemnity issued by the Borrower and countersigned by the Facility B Agent in favor of the Administrative Agent for the benefit of the Lenders relating to the shipment and evidence reasonably acceptable to the Administrative Agent of discharge of said Product at PTP; and
     (viii) The Borrower has provided to the Administrative Agent or the applicable Letter of Credit Issuer such other documents as the Administrative Agent or such Letter of Credit Issuer, as applicable, may reasonably request, including without limitation any purchase, sale, or resale agreement and purchase undertaking in connection with the requested Letter of Credit with Parent, any Affiliate of Parent or the Borrower, or any other third-party, evidence that three of three bills of lading have been issued in the name of or endorsed to the Administrative Agent and the Borrower shall further undertake and agree that any documents provided outside of any Letter of Credit shall be forwarded to the related Letter of Credit Issuer.
     Each Borrowing Request, Letter of Credit Request, and L/C Application or L/C Amendment Application submitted by the Borrower hereunder shall constitute a representation and warranty by the Borrower hereunder, as of the date of each such notice and as of each Borrowing Date, or date of Issuance, as applicable, that the conditions set forth in this Article VI are satisfied.
     SECTION 6.03 Conditions to Increase or Decrease In The Maximum Availability Amount.
     The election of the Borrower to increase the Maximum Availability Amount pursuant to Section 2.04(a) of this Agreement is subject to the satisfaction of the following conditions precedent:
     (a) Notice of Election of Maximum Availability Amount. The Borrower shall have delivered to the Administrative Agent, each Letter of Credit Issuer, and each Lender a Notice of Maximum Availability Amount Election.
     (b) Compliance with Financial Covenants. The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that it is and will be in compliance with each of the financial covenants contained in Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement both immediately before giving effect to such increase or reduction in the Maximum Availability Amount and on a pro-forma basis immediately after giving effect to such increase or reduction.
     (c) Maximum Considered Amount. After taking into account the requested increase or deduction in the Maximum Availability Amount, the Maximum Availability Amount elected shall not exceed the Maximum Considered Amount then in effect.
     (d) Representations and Warranties. A certificate of a Responsible Officer of the Borrower certifying that (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (other than those by their terms limited to the date given or another specific date) shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (ii) since the date of the last borrowing or Letter of Credit issuance hereunder, there has been no development or event which has had or could have a Material Adverse Effect.
     (e) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such increase.
     (f) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the such increase in the Maximum Availability Amount shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions the Administrative Agent or any Lender shall reasonably request, including, but not limited, to any amendments, restatements, or other modifications hereof or any other Loan Document.
     SECTION 6.04 Conditions to Increase In The Maximum Considered Amount.
     The agreement of each Lender ON AN UNCOMMITTED AND ABSOLUTELY DISCRETIONARY BASIS to increase the Maximum Considered Amount pursuant to Section 2.04(b) of this Agreement is subject to the satisfaction of the following conditions precedent:
     (a) Additional Lenders. One or more Lenders, in their sole discretion, shall have agreed to increase their Maximum Considered Limits in an amount necessary to effectuate the Borrower’s request for such increase in the Maximum Considered Amount; provided, however, that in the event that after reasonable opportunity to respond, existing Lenders have not agreed to increase their Maximum Considered Limits in an amount necessary to effectuate the Borrower’s request for such increase in the Maximum Considered Amount, one or more banks or financial institutions acceptable to the Borrower and the Administrative Agent, shall have agreed to incur additional Maximum Considered Limits in an amount necessary to effectuate the Borrower’s request for such increase in the Maximum Considered Amount. No Lender shall be obligated to increase its Maximum Considered Limit hereunder, and any such increase in any Lender’s Maximum Considered Limit shall be made in the sole discretion of such Lender.
     (b) Additional Fees. The Borrower shall have paid to the Administrative Agent, for the ratable benefit of any Lenders to whom such fees are owed, all fees due and owing hereunder or under any applicable fee letter, if any, in respect of the increase in the Maximum Considered Amount.
     (c) Compliance with Financial Covenants. The Borrower shall have delivered to the Administrative Agent a Compliance Certificate demonstrating that it is and will be in compliance with each of the financial covenants contained in Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement both immediately before giving effect to such increase in the Maximum Considered Amount and on a pro-forma basis immediately after giving effect to such increase.

     (d) Combined Facilities Maximum Considered Limit. The Combined Facilities Maximum Amount after giving effect to such increase shall not exceed $700,000,000.
     (e) Representations and Warranties. A certificate of a Responsible Officer of the Borrower certifying that (i) each of the representations and warranties made by the Borrower in or pursuant to the Loan Documents (other than those by their terms limited to the date given or another specific date) shall be true and correct in all material respects on and as of such date as if made on and as of such date, and (ii) since the date of the last borrowing or Letter of Credit issuance hereunder, there has been no development or event which has had or could have a Material Adverse Effect.
     (f) No Default. No Default or Event of Default shall have occurred and be continuing on such date or after giving effect to such increase.
     (g) Additional Matters. All corporate and other proceedings, and all documents, instruments and other legal matters in connection with the such increase in the Maximum Availability shall be satisfactory in form and substance to the Administrative Agent, and the Administrative Agent shall have received such other documents and legal opinions in respect of any aspect or consequence of the transactions the Administrative Agent or any Lender shall reasonably request, including, but not limited, to any amendments, restatements, or other modifications hereof or any other Loan Document.
ARTICLE VII
REPRESENTATIONS AND WARRANTIES
     The Borrower represents and warrants to the Administrative Agent and each Lender that:
     SECTION 7.01 Corporate Existence and Power. The Borrower and each of its Subsidiaries:
     (a) is a corporation duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization;
     (b) has the power and authority and all material governmental licenses, authorizations, consents and approvals to own its assets, carry on its business and to execute, deliver, and perform its obligations under the Loan Documents;
     (c) has duly executed and delivered each of the Loan Documents to which it is a party.
     (d) is duly qualified as a foreign entity and is licensed and in good standing under the laws of each jurisdiction where its ownership, lease or operation of property or the conduct of its business requires such qualification or license; and

     (e) is in material compliance with all Requirements of Law (other than Environmental Laws which are exclusively subject to Section 7.12 of this Agreement).
     SECTION 7.02 Corporate Authorization: No Contravention.
     The execution, delivery and performance by the Borrower of this Agreement and each other Loan Document to which the Borrower is a party, have been duly authorized by all necessary corporate or partnership action, and do not and will not:
     (a) contravene the terms of any of the Borrower’s Organizational Documents;
     (b) conflict with or result in any breach or contravention of, or the creation of any Lien under, any document evidencing any Contractual Obligation to which any of the Borrower is a party or any order, injunction, writ or decree of any Governmental Authority to which the Borrower or its property is subject; or
     (c) violate any Requirement of Law.
     SECTION 7.03 Governmental Authorization.
     No approval, consent, exemption, authorization, or other action by, or notice to, or filing with, any Governmental Authority is necessary or required in connection with the execution, delivery or performance by, or enforcement against, the Borrower or any of its respective Subsidiaries of the Agreement or any other Loan Document, other than the filing of UCC financing statements and such other filings, notices and other actions as shall have been made or performed on or prior to the execution of this Agreement.
     SECTION 7.04 Binding Effect; Creation and Perfection of Security Interests.
     This Agreement and each other Loan Document to which the Borrower is a party constitute the legal, valid and binding obligations of the Borrower, enforceable against the Borrower in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, or similar laws affecting the enforcement of creditors’ rights generally or by general principles of equity. The Loan Documents create a first priority (subject to Permitted Liens) perfected security interest in favor of the Collateral Agent which shall have priority to all of the Borrower’s present and future secured or unsecured and unsubordinated Indebtedness, subject to Permitted Liens.
     SECTION 7.05 Litigation
     Except as specifically disclosed to the Administrative Agent and the Lenders in Schedule 7.05 hereof, there are no actions, suits, proceedings, claims or disputes pending, or to the best knowledge of the Borrower, threatened or contemplated, at law, in equity, in arbitration or before any Governmental Authority, against the Borrower or its Subsidiaries or any of its respective properties which purport to affect or pertain to this Agreement or any other Loan Document, or any of the transactions contemplated hereby or thereby, and no injunction, writ, temporary restraining order or any order of any nature has been issued by any court or other Governmental Authority against the Borrower purporting to enjoin or restrain the execution, delivery or performance of this Agreement or any other Loan Document, or directing that the transactions provided for herein or therein not be consummated as herein or therein provided or that could otherwise reasonably be expected to result in a Material Adverse Effect.
     SECTION 7.06 Default.
     No Default or Event of Default exists or would result from the incurring of any Obligations by the Borrower. The Borrower is not in default under or with respect to any Contractual Obligation in any respect which, individually or together with all such defaults, could reasonably be expected to have a Material Adverse Effect, or that would, if such default had occurred after the Closing Date, create an Event of Default hereunder.
     SECTION 7.07 ERISA Compliance.
     Except as previously specifically disclosed to the Administrative Agent:
     (a) Each Plan is in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law. The Borrower and each ERISA Affiliate has made all required contributions to any Plan subject to Section 412 of the Code, except where the failure to make such contribution was inadvertent, could not reasonably be expected to result in a Material Adverse Effect, and provided that the Borrower is taking or has taken all steps necessary to remedy such failure to contribute in accordance with ERISA, the Code and other federal or state law, and no application for a funding waiver or an extension of any amortization period pursuant to Section 412 of the Code has been made with respect to any Plan.
     (b) There are no pending or, to the best knowledge of the Borrower, threatened claims, actions or lawsuits (other than routine claims for benefits), or action by any Governmental Authority, with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect. There has been no prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or could reasonably be expected to result in a Material Adverse Effect.
     (c) Except as could not reasonably be expected to have a Material Adverse Effect, (i) no ERISA Event has occurred or is reasonably expected to occur; (ii) no Pension Plan has any Unfunded Pension Liability; (iii) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability under Title IV of ERISA with respect to any Pension Plan (other than premiums due and not delinquent under Section 4007 of ERISA); (iv) neither the Borrower nor any ERISA Affiliate has incurred, or reasonably expects to incur, any liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 or 4243 of ERISA with respect to a Multiemployer Plan; and (v) neither the Borrower nor any ERISA Affiliate has engaged in a transaction that could be subject to Section 4069 or 4212(c) of ERISA.

     SECTION 7.08 Use of Proceeds, Margin Regulations.
     The proceeds of the Loans are to be used solely for the Permitted Uses and as permitted by Section 9.07 of this Agreement. The Borrower is not generally engaged in the business of purchasing or selling Margin Stock or extending credit for the purpose of purchasing or carrying Margin Stock.
     SECTION 7.09 Title to Properties.
     The Borrower has indefeasible title to, or valid leasehold interests in, all real property necessary or used in the ordinary conduct of its business, except for such defects in title as could not, individually or in the aggregate, have a Material Adverse Effect. As of the Closing Date, the property of the Borrower is subject to no Liens, other than Permitted Liens.
     SECTION 7.10 Taxes.
     The Borrower has filed all Federal and other material tax returns and reports required to be filed by it, and has paid all Federal and other material taxes, assessments, fees and other governmental charges levied or imposed upon it or its properties, income or assets otherwise due and payable, except those which are being contested in good faith by appropriate proceedings and for which adequate reserves have been provided in accordance with GAAP. Except as set forth in Schedule 7.10 hereto, there is no proposed tax assessment against the Borrower that would, if made, have a Material Adverse Effect.
     SECTION 7.11 Financial Condition.
     (a) The management-prepared unaudited consolidated financial statements of the Borrower dated as of July 31, 2010, and the related consolidated statements of income or operations, shareholder’s equity and cash flows for the fiscal year ended on that date:
     (i) were prepared in accordance with GAAP consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to the absence of footnotes required by GAAP and ordinary, good faith year end audit adjustments;
     (ii) fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby;
     (iii) except as specifically otherwise disclosed to the Administrative Agent and the Lenders in Schedule 7.11 hereto, show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations;
     (b) Since the date of the financial statements described in clause (a) above, no event has occurred that would have a Material Adverse Effect; and

     (c) All other financial statements of the Borrower, and the related consolidated and consolidating, to the extent applicable, statements of income or operations, shareholder’s equity and cash flows for the fiscal year ended as of the same date, delivered pursuant to this Agreement (i) are or will be prepared in accordance with GAAP or IFRS, as applicable, consistently applied throughout the period covered thereby, except as otherwise expressly noted therein, subject to the absence of footnotes required by GAAP and ordinary, good faith year end audit adjustments, (ii) fairly present or will fairly present the financial condition of the Borrower and its Subsidiaries as of the date thereof and results of operations for the period covered thereby, and (iii) except as specifically otherwise disclosed to the Administrative Agent and the Lenders, show or will show all material indebtedness and other liabilities, direct or contingent, of the Borrower and its consolidated Subsidiaries as of the date thereof, including liabilities for taxes, material commitments and Contingent Obligations.
     SECTION 7.12 Environmental Matters.
     The Borrower represents that it is in material compliance with the Environmental Laws and that Environmental Claims would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.
     SECTION 7.13 Regulated Entities.
     Neither the Borrower, nor any Person controlling the Borrower, nor any Subsidiary, is an “Investment Company” within the meaning of the Investment Company Act of 1940. The Borrower is not subject to regulation under the Public Utility Holding Company Act of 1935, the Federal Power Act, the Interstate Commerce Act, any state public utilities code, or any other Federal or state statute or regulation limiting its ability to incur Indebtedness.
     SECTION 7.14 Copyrights, Patents, Trademarks and Licenses, etc.
     The Borrower and its Subsidiaries own or are licensed or otherwise have the right to use all of the patents, trademarks, service marks, trade names, copyrights, contractual franchises, authorizations and other rights that are reasonably necessary for the operation of their respective businesses as presently conducted, without conflict with the rights of any other Person. To the knowledge of the Borrower, no slogan or other advertising device, product, process, method, substance, part or other material now employed, or now contemplated to be employed, by the Borrower or any Subsidiary infringes upon any rights held by any other Person. Except as previously specifically disclosed to the Administrative Agent and the Lenders, no claim or litigation regarding any of the foregoing is pending or, to the Borrower’s knowledge, threatened, and no patent, invention, device, application, principle or any statute, law, rule, regulation, standard or code is pending or, to the knowledge of the Borrower, proposed, which, in either case, could reasonably be expected to have a Material Adverse Effect.
     SECTION 7.15 Subsidiaries.
     All of the Subsidiaries of the Borrower existing on the Closing Date are listed on Schedule 7.15 hereto.

     SECTION 7.16 Insurance.
     The properties and assets of the Borrower and its Subsidiaries are insured with financially sound and reputable insurance companies not Affiliates of the Borrower, in such amounts, with such deductibles and covering such risks as are acceptable to the Lenders, approval of which is not to be unreasonably withheld.
     SECTION 7.17 No Material Adverse Effect.
     Since the date of the financial statements described in Section 7.11 of this Agreement, there has been no event, development or circumstance that, individually or in the aggregate, has had or could reasonably be expected to have a Material Adverse Effect.
     SECTION 7.18 Full Disclosure.
     None of the representations or warranties made by the Borrower or any of its Subsidiaries in the Loan Documents as of the date such representations and warranties are made or deemed made, and none of the statements contained in any exhibit, report, statement or certificate furnished by or on behalf of the Borrower or any of its Subsidiaries in connection with the Loan Documents, taken as a whole, contains any untrue statement of a material fact or omits any material fact (other than industry-wide risks normally associated with the types of business conducted by the Borrower) required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they are made, not misleading in any material respect as of the time when made or delivered.
     SECTION 7.19 Solvency. The Borrower is Solvent.
     SECTION 7.20 Transactions With Affiliates. All transactions by the Borrower with its Affiliates have been undertaken upon fair and reasonable terms no less favorable to the Borrower or such Affiliate than would be obtained in a comparable arms length transaction with a Person not an Affiliate of the Borrower.
ARTICLE VIII
AFFIRMATIVE COMPLIANCE GUIDELINES
     So long as any Lender shall be continuing to consider making Loans or participating in Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding, the Borrower shall be in compliance with the following compliance guidelines, IT BEING UNDERSTOOD THAT THE BORROWER’S FULFILLMENT OF SUCH COMPLIANCE GUIDELINES SHALL NOT OBLIGATE THE LENDERS TO MAKE ANY LOANS OR ISSUE ANY LETTERS OF CREDIT WHICH THE LENDERS MAY DECIDE TO DO OR NOT DO IN THEIR SOLE AND ABSOLUTE DISCRETION:
     SECTION 8.01 Financial Statements.
     The Borrower shall deliver to the Administrative Agent and each Lender:

     (a) as soon as available, but not later than 45 days after the end of each month of each fiscal year of the Borrower (including the last fiscal month of such fiscal year), a copy of the unaudited consolidated and consolidating balance sheet of the Borrower, as of the end of such month and the related statements of income, members’ equity and cash flows for the period commencing on the first day and ending on the last day of such month, and certified by an authorized senior financial officer of the Borrower as fairly presenting, in accordance with GAAP (subject to ordinary, good faith year-end audit adjustments and the absence of footnotes required by GAAP) and adjusted on an Economic Basis (with a reconciliation to GAAP), the financial position and the results of operations of the Borrower; and
     (b) as soon as available, but not later than 105 days after the end of each fiscal year, a copy of the audited consolidated and consolidating balance sheet of the Borrower as of the end of such year and the related consolidated statements of income or operations, shareholders’ equity and cash flows for such year prepared in accordance with IFRS, setting forth in each case in comparative form the figures for the previous fiscal year, and accompanied by a reconciliation to GAAP and the opinion of an internationally recognized independent public accounting firm (“Independent Auditor”) acceptable to the Administrative Agent which opinion shall state that such consolidated and consolidating financial statements fairly present in accordance with IFRS the financial condition and results of operations of the Borrower for the periods indicated based upon an audit conducted in accordance with GAAS. Such opinion (i) shall not be required to cover the reconciliation to GAAP, but (ii) shall not be qualified or limited because of a restricted or limited examination by the Independent Auditor of any material portion of the Borrower’s records nor by any going concern qualification. The Borrower will provide simultaneously therewith an unaudited consolidated and consolidating balance sheet of the Borrower as of the end of such year and the related consolidated statements of income or operations, shareholder’s equity and cash flows for such year adjusted on an Economic Basis as noted in Section 8.01(a) of this Agreement.
     SECTION 8.02 Certificates: Other Information. The Borrower shall furnish to the Administrative Agent and each Lender:
     (a) concurrently with the delivery of the financial statements referred to in Sections 8.01(a) and (b), a Compliance Certificate executed by a Responsible Officer of the Borrower;
     (b) within three (3) Business Days of each Collateral Pool Reporting Date, a certificate executed by a Responsible Officer and stating that the Borrower was, as of such Collateral Pool Reporting Date, in compliance with each of the compliance guidelines contained in Articles VIII and IX hereof;
     (c) within three (3) Business Days of each Collateral Pool Reporting Date, a Collateral Pool Report dated as of such Collateral Pool Reporting Date, certified by a Responsible Officer, such certification to include a representation and warranty as of the date thereof that (1) the Aggregate Outstanding Extensions of Credit shall not exceed the lesser of (A) the Maximum Availability Amount and (B) the Collateral Pool, and (2) the

Combined Facilities Aggregate Outstanding Extensions of Credit shall not exceed the least of (i) the Combined Facilities Maximum Amount then in effect, (ii) the Collateral Pool, or (iii) $700,000,000;
     (d) concurrently with the delivery of the second Collateral Pool Report delivered each month a Mark to Market Report and a Position Limit Report as of the same Collateral Pool Reporting Date as such Collateral Pool Report;
     (e) within three (3) Business Days of the last day of each calendar month, a Mark to Market Report and a Position Limit Report as of such last day of such month, respectively; and
     (f) promptly (but not unreasonably soon), such additional information regarding the business, financial or corporate affairs of the Borrower or any of its Subsidiaries as the Administrative Agent or any Lender may from time to time reasonably request.
     SECTION 8.03 Notices. The Borrower shall promptly notify the Administrative Agent and each Lender upon the Borrower having knowledge of any of the following:
     (a) of the occurrence of any Default or Event of Default under this Agreement or any of the other Loan Documents or of any default, event of default, or material violation or breach under any of the agreements or instruments entered into or executed in connection with Facility B;
     (b) of any event or occurrence that would reasonably be expected to result in the Combined Facilities Aggregate Outstanding Extensions of Credit exceeding the Collateral Pool or any Extension of Credit exceeding any of the applicable sublimits in Section 2.03 of this Agreement;
     (c) of any matter of which the Borrower is, becomes, or should reasonably be aware of that has resulted or could reasonably be expected to result in a Material Adverse Effect or a Material Adverse Political Development, or of any of the following (whether or not they could reasonably be expected to result in a Material Adverse Effect): (i) breach or non-performance of, or any default under, a material Contractual Obligation of the Borrower or any Subsidiary; (ii) any dispute, litigation, investigation, proceeding or suspension between the Borrower or any Subsidiary and any Governmental Authority which if determined adversely to the Borrower or such Subsidiary would be reasonably likely to result in aggregate liability in excess of $10,000,000 when taken into consideration with all other such disputes, litigation, investigations, proceedings and suspensions; (iii) the commencement of, or any material development in, any material litigation or proceeding affecting the Borrower or any Subsidiary; including pursuant to any applicable Environmental Laws, or (iv) any material adverse effect upon the operations, business, properties, condition (financial or otherwise) or prospects of any Account Debtor or other customer of the Borrower which could reasonably be expected to (x) materially impair the Collateral Pool or (y) cause the Borrower not to be in compliance with the financial compliance guidelines set forth in Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement after taking into account the probable future effects upon the Borrower’s financial statements resulting therefrom;
     (d) of the occurrence of any of the following events affecting the Borrower or any ERISA Affiliate (but in no event more than 10 Business Days after such event), and deliver to the Administrative Agent and each Lender a copy of any notice with respect to such event that is filed with a Governmental Authority and any notice delivered by a Governmental Authority to the Borrower or any ERISA Affiliate with respect to such event:
     (i) any ERISA Event;
     (ii) a material increase in the Unfunded Pension Liability of any Pension Plan;
     (iii) the adoption of, or the commencement of contributions to, any Plan subject to Section 412 of the Code by the Borrower or any ERISA Affiliate; or
     (iv) the adoption of any amendment to a Plan subject to Section 412 of the Code, if such amendment results in a material increase in contributions or Unfunded Pension’ Liability;
     (e) of any failure by the Borrower to comply with the Risk Control Policy;
     (f) of any material change in accounting policies or financial reporting practices by the Borrower or any of its consolidated Subsidiaries other than in compliance with GAAP;
     (g) of any material change in (i) the products, other than Products, that the Borrower purchases, sells, hedges, or otherwise trades; (ii) Borrower’s acceptable trade tenor limits beyond 36 months; (iii) Borrower’s reporting policies as outlined in its Risk Control Policy; or (iv) Borrower’s back testing of risk models, in each case after the Closing Date;
     (h) of the creation by the Borrower of any new Subsidiary;
     (i) if any Lender that is also a Swap Lender has concluded a Swap Contract, of the early termination (or its equivalent) of the Swap Contract (and the Administrative Agent shall promptly notify the Lenders of the same);
     (j) within one (1) Business Day of the occurrence thereof, any violation of any of the limits set forth in Sections 8.13 and 8.14 of this Agreement, and, if any such violation is a Tolerance Limit Violation, the Borrower shall in addition provide a detailed explanation of the reason for such Tolerance Limit Violation and the Borrower’s plan for eliminating and/or preventing the reoccurrence of such Tolerance Limit Violation;
     (k) within one (1) Business Day of the occurrence thereof, if the Borrower would be in violation of a daily stop loss limit of $2,500,000, and, if any such violation would be in an amount greater than 10% of such stop loss limit, the Borrower shall in addition provide a detailed explanation of the reason for such violation and the Borrower’s plan for eliminating and/or preventing the reoccurrence of such violation; or
     (l) the occurrence of any default by the Borrower of any of its obligations under the Castor/Tesoro Storage Agreement or any amendment to the PTP/Castor Storage Agreement or the Castor/Tesoro Storage Agreement.
     Each notice under this Section shall be accompanied by a written statement by a Responsible Officer setting forth details of the occurrence referred to therein, and stating what action the Borrower or any affected Subsidiary proposes to take with respect thereto and at what time. Each notice under Section 8.03(a) of this Agreement shall describe with particularity any and all clauses or provisions of this Agreement or other Loan Document that have been breached or violated.
     SECTION 8.04 Preservation of Corporate Existence, etc.
     The Borrower shall, and shall cause each Subsidiary to:
     (a) preserve and maintain in full force and effect its existence and good standing under the laws of its state or jurisdiction of incorporation, organization or formation;
     (b) continue to engage in the same line of business that it is in engaging in on the Closing Date;
     (c) preserve and maintain in full force and effect all material governmental rights, privileges, qualifications, permits, licenses and franchises necessary in the normal conduct of its business except in connection with or due to changes resulting from transactions permitted by Section 9.03 of this Agreement and sales of assets permitted by Section 9.02 of this Agreement;
     (d) use reasonable commercial efforts, in the ordinary course of business, to preserve its business organization and goodwill; and
     (e) preserve or renew, all of its registered patents, trademarks, trade names and service marks, the non-preservation of which could reasonably be expected to have a Material Adverse Effect.
     SECTION 8.05 Maintenance of Property.
     The Borrower shall maintain, and shall cause each Subsidiary to maintain, and preserve all its property which is used or useful in its business in good working order and condition, ordinary wear and tear excepted and make all necessary repairs thereto and renewals and replacements thereof except where the failure to do so could not reasonably be expected to have a Material Adverse Effect.
     SECTION 8.06 Insurance.

     The Borrower shall maintain with financially sound and reputable independent insurers reasonably acceptable to the Lenders (such consent not to be unreasonably withheld), insurance in such amounts as customary in accordance with industry standards on all of its property and against such risks as are usually insured against in the same general industry by companies engaged in the same or similar business, including without limitation for risks associated with the physical movement and storage of goods/inventory, naming the Collateral Agent as additional insured or loss payee, as appropriate, under all such policies, without liability for premiums. The requirement that the Administrative Agent be named as co-loss payee or additional named insured under relevant policies will be satisfied for purposes hereof if the Borrower shall have provided evidence acceptable to the Administrative Agent and its counsel that all required insurance contains an “Additional Insured Required By Written Contract” endorsement reasonably acceptable to the Administrative Agent and its counsel. The Administrative Agent shall also be named as an additional insured or loss payee, as appropriate, with respect to any and all credit insurance relating to Borrower’s Eligible Accounts Receivable.
     SECTION 8.07 Payment of Obligations.
     The Borrower shall, and shall cause each Subsidiary to, pay and discharge as the same shall become due and payable, all their respective obligations and liabilities, including:
     (a) all material tax liabilities, assessments and governmental charges or levies upon it or its properties or assets, unless the same are being contested in good faith by appropriate proceedings and against which adequate reserves are being maintained in accordance with GAAP; and
     (b) all lawful claims which, if unpaid, would by law become a Lien upon its property (including claims for storage and transportation of inventory), unless such Lien would be a Permitted Lien.
     (c) all Indebtedness, as and when due and payable, but subject to any grace periods and subordination provisions contained in, any instrument or agreement evidencing such Indebtedness.
     Nothing in this Section 8.07 shall prevent the Borrower from withholding all or partial payment in accordance with a bona fide dispute in good faith with the counterparty to any agreement.
     SECTION 8.08 Compliance with Laws and Material Agreements.
     The Borrower shall comply, and shall cause each Subsidiary to comply, in all respects with all Requirements of Law (other than Environmental Laws, which are exclusively subject to Section 8.11 of this Agreement) of any Governmental Authority having jurisdiction over it or its business (including the Federal Fair Labor Standards Act) and with all agreements entered into by the Borrower or to which the Borrower is otherwise subject, except for any failure to comply with any such Requirement of Law or agreement that, individually or in the aggregate could not reasonably be expected to result in a Material Adverse Effect.

     SECTION 8.09 Compliance with ERISA.
     The Borrower shall, and shall cause each of its ERISA Affiliates to: (a) maintain each Plan in compliance in all material respects with the applicable provisions of ERISA, the Code and other federal or state law; (b) administer and operate each Plan which is qualified under Section 401(a) of the Code in a manner that is reasonably expected to maintain such qualification; and (c) make all required contributions to any Plan subject to Section 412 of the Code.
     SECTION 8.10 Inspection of Property and Books and Records.
     The Borrower shall maintain and shall cause each Subsidiary to maintain proper books of record and account, in which full, true and correct entries in conformity with GAAP consistently applied shall be made of all financial transactions and matters involving the assets and business of the Borrower and such Subsidiary. The Borrower shall permit, and shall cause each Subsidiary to permit, representatives and independent contractors of the Administrative Agent and the Lenders, at least once annually or more often at Administrative Agent’s or Lenders’ reasonable discretion exercised in good faith, to visit and inspect any of their respective properties, to examine their respective corporate, financial and operating records (including the Collateral Pool and the assets comprising the same), and make copies thereof or abstracts therefrom, and to discuss their respective affairs, finances and accounts with their respective directors, officers, and independent public accountants, and to review the internal controls, risk management practices, and trading book of the Borrower, in each case only in connection with the Uncommitted Facility (including in connection with all Collateral and to determine compliance with any provision of the Loan Documents), at the Borrower’s expense, at such reasonable times during normal business hours, upon advance notice to the Borrower, provided, however, that upon the occurrence and during the continuation of an Event of Default, the Administrative Agent or any Lender may do any of the foregoing as often as it desires at the expense of the Borrower at any time during normal business hours without advance notice.
     SECTION 8.11 Environmental Laws.
     The Borrower shall, and shall cause each Subsidiary to, conduct its operations and keep and maintain its property in material compliance with all Environmental Laws.
     SECTION 8.12 Use of Proceeds.
     The Borrower shall use the proceeds of the Loans only for Permitted Uses and not in contravention of any Requirement of Law or of any Loan Document restrictions on use of loan proceeds.
     SECTION 8.13 Position Limits.
     The Borrower shall hold at any time on an aggregate basis: (a) as a Net Outright Position, no more than 100,000 Barrels of Product, and (b) as a Net Basis Position, no more than 2,200,000 Barrels of Product (provided that in each case all such positions shall include options on a Delta Equivalent Basis).

     SECTION 8.14 Stop Loss Limit and VAR Limit.
     Borrower shall at all times have (a) a monthly stop loss of no greater than $7,500,000, and (b) a limit for Value At Risk (as such term is defined in the Borrower’s Risk Control Policy) of $2,500,000.
     SECTION 8.15 Payments to Account with Administrative Agent.
     The Borrower promptly, and from time to time thereafter, shall notify all Account Debtors to make all payments to a Collection Account as provided in Section 3.14(a) of this Agreement. If for any reason payment with respect to such Accounts is received by the Borrower, the Borrower agrees to deposit such amounts into the Collection Account within the sooner to occur of (x) two (2) Business Days after its receipt of such funds, or (y) one (1) Business Day after an employee of the Borrower has actual knowledge of its receipt of such funds. At any time upon and during the continuation of Event of Default or after demand has been made for payment of any amounts due hereunder, the Administrative Agent may apply amounts contained in a Collection Account toward satisfaction of the Obligations, any such application to be followed by prompt written notice from the Administrative Agent to the Borrower.
     SECTION 8.16 Maintenance of Deposit Accounts.
     The Borrower shall maintain all Cash Collateral Accounts and other deposit accounts, securities accounts, and commodities accounts at BNP Paribas, New York Branch, or at another depository institution acceptable to the Lenders and, in each case, over which the Administrative Agent shall have “control” as such term is defined in all applicable Uniform Commercial Codes or as otherwise necessary under applicable law to establish priority. The Borrower shall also grant a first priority (subject to Permitted Liens) perfected security interest in all operating bank accounts, sweep/zero balance accounts, sweep/investment accounts, lockboxes into which payments to it are deposited and all other accounts relating to the cash management procedures of the Borrower that the Borrower may maintain at any time and from time to time, all in favor of the Collateral Agent and shall enter into all documentation and perform all acts reasonably requested by the Administrative Agent and its counsel to vest control over such accounts in the Collateral Agent for purposes of perfecting its security interest therein.
     SECTION 8.17 Subordination of Indebtedness to Affiliates.
     The Borrower shall cause all of its Indebtedness and other obligations to the Parent or any of its Affiliates to be Subordinated Indebtedness.
     SECTION 8.18 Risk Control Policy.
     The Borrower shall maintain and comply with, and shall cause each Subsidiary of the Borrower to maintain and comply with, the Risk Control Policy, including all position limits and stop losses, in all material respects. The Borrower shall provide written notice to the Administrative Agent and the Lenders of any proposed amendment, modification, supplement or other change to such Risk Control Policy that pertains to the Borrower pursuant to Section 9.19 of this Agreement within five (5) Business Days prior to the effective date of such amendment, modification, supplement or other change.
     SECTION 8.19 USA PATRIOT Act Notice.
     Each Lender and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Borrower that pursuant to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”), it is required to obtain, verify and record information that identifies the Borrower, which information includes the name and address of the Borrower and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Borrower in accordance with the Act. The Borrower shall, and shall cause each of its Subsidiaries to, provide, to the extent commercially reasonable, such information and take such actions as are reasonably requested by each Lender and the Administrative Agent to maintain compliance with the Act.
     SECTION 8.20 Security For Obligations.
     The Borrower shall at all times maintain security interests in favor of the Lenders so that the Lenders, subject to Permitted Liens, shall have a first priority perfected Lien on all of the assets of the Borrower, to secure the Borrower’s Obligations hereunder, under the other Loan Documents, and with respect to any Swap Contracts. The Borrower’s Obligations under Swap Contracts shall be secured on a pari passu basis with the Borrower’s other Obligations and the Swap Lenders shall share in recoveries and distributions from the Collateral, which recoveries and distributions shall be allocated in accordance with the terms of the Swap Lender Intercreditor Agreement.
ARTICLE IX
NEGATIVE COMPLIANCE GUIDELINES
     So long as any Lender shall be continuing to consider making Loans or participating in Letters of Credit hereunder, or any Loan or other Obligation shall remain unpaid or unsatisfied, or any Letter of Credit shall remain outstanding the Borrower shall be in compliance with the following compliance guidelines, it being understood that the Borrower’s fulfillment of such compliance guidelines shall not obligate the Lenders to make any Loans or Issuance, which the Lenders may decide to do or not do in their sole and absolute discretion.
     SECTION 9.01 Limitation on Liens; Negative Pledges.
     Except for Permitted Liens and as expressly permitted pursuant to the Intercreditor Agreements, the Borrower shall not, and shall not suffer or permit any of its Subsidiaries to, directly or indirectly, make, create, incur, assume or suffer to exist any Lien upon or with respect to any part of the Collateral, whether now owned or hereafter acquired, other than Permitted Liens, (b) the Borrower shall not enter into any transaction or series of transactions pursuant to which it grants a security interest in the Collateral (other than a Permitted Lien), without the consent of all of the Lenders; and (c) the Borrower shall not grant a negative pledge to any Person under any agreement, indenture or other document if the result would be to inhibit the ability of the Borrower to grant a first priority (subject to Permitted Liens) perfected security interest in favor of the Administrative Agent in the Collateral.
     SECTION 9.02 Disposition of Assets.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, directly or indirectly, sell, assign, lease, convey, transfer or otherwise dispose of (whether in one or a series of transactions) any property (including accounts and notes receivable, with or without recourse and including the shares of capital stock it may own in any Subsidiary) or enter into any agreement to do any of the foregoing, except for (i) dispositions of Inventory (or other similar transactions having substantially the same economic effect) in the ordinary course of business or (ii) assignments of an Account to a Lender providing credit enhancement for such Account if such Account has been discounted and such discounted amount is paid to a Collection Account; provided, however, that the Borrower shall not sell or otherwise release Product unless a Collateral Agent shall have a first-priority perfected Lien on the proceeds thereof (subject to Permitted Liens) immediately upon the consummation of such sale or release.
     SECTION 9.03 Consolidations and Mergers.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, merge, consolidate with or into, or convey, transfer, lease or otherwise dispose of (whether in one transaction or in a series of transactions) all or substantially all of its assets (whether now owned or hereafter acquired) to or in favor of any Person, except that any Subsidiary may merge with the Borrower, provided that the Borrower shall be the continuing or surviving corporation.
     SECTION 9.04 Loans and Investments.
     The Borrower shall not purchase or acquire, or suffer or permit any Subsidiary to purchase or acquire, or make any commitment therefor, any capital stock, equity interest, or any obligations or other securities of, or any interest in, any Person, or make or commit to make any Acquisitions, or make or commit to make any advance, loan, extension of credit or capital contribution to or any other investment in, any Person including any Affiliate of the Borrower, except for (i) any loans and investments not otherwise expressly prohibited hereunder in an aggregate amount not to exceed $100,000 and (ii) further excluding trade credit extended by the Borrower in the ordinary course of business.
     SECTION 9.05 Limitation on Indebtedness. The Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume, suffer to exist, or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness, except:
     (a) Indebtedness incurred pursuant to this Agreement or any other Loan Document;
     (b) Indebtedness incurred pursuant to Facility B so long as Facility B is used solely for the purchase of Products and the Facility B Maximum Amount shall not in the aggregate exceed $150,000,000 at any time (or, if the Administrative Agent has received written notice from the Borrower that the Facility B Maximum Amount has been increased pursuant to the terms of Facility B, then not to exceed the Facility B Maximum

Amount at such time, provided that in no event shall Indebtedness incurred pursuant to Facility B exceed $350,000,000 at any time);
     (c) Indebtedness consisting of trade payables in the ordinary course of business;
     (d) Indebtedness existing on the Closing Date, as disclosed to the Administrative Agent in Schedule 9.05 hereto;
     (e) Indebtedness in respect of purchase money security interests otherwise permitted hereunder; and
     (f) Indebtedness owing under Swap Contracts and Commodity Contracts;
     (g) Subordinated Indebtedness that has been approved by the Lenders; and
     (h) miscellaneous items of unsecured Indebtedness not described in paragraphs (a) through (f) of this Section 9.05 which in the aggregate do not exceed $250,000.
     SECTION 9.06 Transactions with Affiliates.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, enter into any transaction with any Affiliate of the Borrower (including any transaction for the purchase, sale and or storage of Product) except upon fair and reasonable terms no less favorable to the Borrower or such Subsidiary than would be obtained in a comparable arms length transaction with a Person not an Affiliate of the Borrower or such Subsidiary without the prior written consent of the Administrative Agent in its sole discretion, except that the Borrower may enter into those transactions more fully described on Schedule 9.06 hereto.
     SECTION 9.07 Use of Proceeds; Margin Stock. The Borrower shall not, and shall not suffer or permit any Affiliate to, use any portion of the Loan proceeds or any Letter of Credit, directly or indirectly, (i) to purchase or carry Margin Stock, (ii) to repay or otherwise refinance indebtedness of the Borrower or others incurred to purchase or carry Margin Stock, (iii) to extend credit for the purpose of purchasing or carrying any Margin Stock, or (iv) to acquire any security in any transaction that is subject to Section 13 or 14 of the Exchange Act.
     SECTION 9.08 Contingent Obligations.
     Other than in the ordinary course of business, the Borrower shall not, and shall not suffer or permit any Subsidiary to, create, incur, assume or suffer to exist any Contingent Obligations except:
     (a) those Contingent Obligations of the Borrower and its Subsidiaries in effect as of the Closing Date listed on Schedule 9.08 hereof;
     (b) guarantees of, or constituting, Indebtedness otherwise permitted pursuant to Section 9.05 of this Agreement; and

     (c) Contingent Obligations relating to the posting of margin in connection with hedging contracts entered into in the ordinary course of business (including Swap Contracts and Commodity Contracts).
     SECTION 9.09 Sale-Leaseback Transactions.
     The Borrower shall not be permitted to enter into sale-leaseback transactions, except for capitalized leases that would constitute Indebtedness hereunder which are otherwise permitted pursuant to Section 9.05 of this Agreement, without the prior written consent of the Administrative Agent and the Required Lenders.
     SECTION 9.10 Restricted Payments.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, declare or make any dividend payment or other distribution of assets, properties, cash, rights, obligations or securities on account of any shares of any class of its capital stock, or purchase, redeem or otherwise acquire for value any shares of its capital stock or any warrants, rights or options to acquire such shares, now or hereafter outstanding, without the prior written consent of the Administrative Agent and the Required Lenders, provided, however, that the Borrower at any time may declare or make any such dividend payment or other distribution otherwise prohibited pursuant to this Section 9.10 if as of the date of any such payment (i) no Default or Event of Default shall have occurred and be continuing or result from the making of such payment, (ii) the sum of such payment plus all other payments made pursuant to this Section 9.10 and Section 9.11 of this Agreement during such fiscal quarter and the immediately preceding fiscal quarter do not exceed the lesser of the Borrower’s (1) total net income determined in accordance with GAAP and adjusted on an Economic Basis for the two most recently completed fiscal quarters, and (2) total income determined in accordance with GAAP excluding any unrealized gains or losses for the two most recently completed fiscal quarters, (iii) the Borrower shall have given the Administrative Agent and each Lender reasonable prior notice of such payment or distribution, and (vi) the Borrower shall have delivered to the Administrative Agent (A) a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative Agent, representing and warranting compliance with the terms and conditions of this Section 9.10 and a detailed calculation of the requirements contained in clause (ii) of this Section 9.10 and (B) a pro-forma Compliance Certificate showing pro-forma compliance with the terms of this Agreement before and immediately after giving effect to any such payment.
     SECTION 9.11 Limitation on Prepayments.
     Except as expressly permitted or required pursuant to Section 8.07 of this Agreement, the Borrower shall not prepay, repurchase or otherwise defease any of its Indebtedness, and the Borrower shall not, and shall not suffer or permit any Subsidiary to:
     (a) make any payment with respect to any Subordinated Indebtedness owed to any Affiliate of a Borrower other than payments to the Borrower;
     (b) make any optional payment or prepayment on or redemption or purchase of any other Indebtedness (other than the Loans); or

     (c) amend, modify or change, or consent or agree to any amendment, modification or change to any of the terms of any Indebtedness (other than any such amendment, modification or change that would extend the maturity or reduce the amount of any payment of principal thereof or that would reduce the rate or extend the date for payment of interest thereon);
provided, however, that the Borrowers at any time may make payments otherwise prohibited pursuant to this Section 9.11 if as of the date of any such payment (i) no Default or Event of Default shall have occurred and be continuing or result from the making of such payment, (ii) the sum of such payment plus all other payments made pursuant to this Section 9.11 and Section 9.10 of this Agreement during such fiscal quarter and the immediately preceding fiscal quarter do not exceed the lesser of the Borrower’s (1) total net income determined in accordance with GAAP and adjusted on an Economic Basis for the two most recently completed fiscal quarters, or (2) total income determined in accordance with GAAP excluding any unrealized gains or losses for the two most recently completed fiscal quarters, (iii) the Borrower shall have given the Administrative Agent and each Lender reasonable prior notice of such payment or prepayment, and (vi) the Borrower shall have delivered to the Administrative Agent (A) a certificate of a Responsible Officer, in form and substance satisfactory to the Administrative agent, representing and warranting compliance with the terms and conditions of this Section 9.11 and a detailed calculation of the requirements contained in clause (ii) of this Section 9.11 and (B) a pro-forma Compliance Certificate showing pro-forma compliance with the terms of this Agreement before and immediately after giving effect to any such payment.
     SECTION 9.12 ERISA.
     The Borrower shall not engage in and shall use its reasonable efforts to prevent any of its ERISA Affiliates from engaging in: (a) a prohibited transaction or violation of the fiduciary responsibility rules with respect to any Plan which has resulted or will result in ERISA liability of the Borrower; or (b) a transaction that is described in Section 4069 or 4212(c) of ERISA.
     SECTION 9.13 Change in Business.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, engage in any material line of business substantially different from those lines of business carried on by the Borrower and its Subsidiaries on the date hereof without the prior written consent of the Administrative Agent and the Required Lenders.
     SECTION 9.14 Minimum Adjusted Tangible Net Worth.
     (a) At no time will the Borrower allow the Combined Facilities Aggregate Outstanding Extensions of Credit to exceed the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to its Adjusted Tangible Net Worth as of such time.
     (b) At no time will the Borrower allow the Aggregate Outstanding Extensions of Credit to exceed the amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” that corresponds to its Adjusted Tangible Net Worth as of such time.

     SECTION 9.15 Minimum Adjusted Net Working Capital.
     (a) At no time will the Borrower allow the Combined Facilities Aggregate Outstanding Extensions of Credit to exceed the amount set forth on Schedule B attached hereto under the heading “Combined Facilities Maximum Amount” that corresponds to its Adjusted Net Working Capital as of such time.
     (b) At no time will the Borrower allow the Aggregate Outstanding Extensions of Credit to exceed the amount set forth on Schedule B attached hereto under the heading “Maximum Availability Amount” that corresponds to its Adjusted Net Working Capital as of such time.
     SECTION 9.16 Maximum Leverage Ratio.
     At no time will the Borrower allow its Leverage Ratio to be greater than 10:1.
     SECTION 9.17 PTP Inventory Limit.
     The Borrower shall not cause or allow Inventory, other than Inventory subject to a contract for sale, to be stored with PTP as of any date of determination to be greater than the volume set forth on Schedule B attached hereto under the heading “PTP Inventory Limit” that corresponds to the Combined Facilities Maximum Amount then in effect on such date of determination.
     SECTION 9.18 Organizational Documents Changes.
     Without the express written consent of the Administrative Agent, the Borrower shall not, and shall not suffer or permit any Subsidiary to amend, restate, supplement, or otherwise modify any of their respective Organizational Documents in any manner that would materially and adversely affect the Administrative Agent, any Letter of Credit Issuer, or any Lender or otherwise adversely affect the validity or enforceability of this Agreement, any other Loan Document, or any Lien granted pursuant hereto or thereto.
     SECTION 9.19 Risk Control Policy Changes.
     Without the express written consent of the Administrative Agent and the Required Lenders (which consent will not be unreasonably withheld, conditioned, or delayed), the Borrower shall not, and shall not suffer or permit any Subsidiary to amend, restate, supplement, or otherwise modify the Risk Control Policy as it pertains to the Borrower.
     SECTION 9.20 Accounting Changes.
     The Borrower shall not, and shall not suffer or permit any Subsidiary to, make any significant change in accounting treatment or reporting practices, except as required by GAAP, or change the fiscal year of the Borrower or of any Subsidiary of the Borrower, except (i) upon 30 days prior written notice to the Administrative Agent and the Lenders and (ii) only so long as the Borrower provides a reconciliation of such changed accounting treatment or reporting practices to the previous accounting treatment or reporting practices for the first fiscal year in which such changes take effect.
     SECTION 9.21 Limitation on Formation of Subsidiaries.
     The Borrower shall not form any Subsidiaries or allow any existing Subsidiary to own any assets or engage in any business (a) without the express written consent of the Administrative Agent and (b) unless, immediately upon the formation of such Subsidiary, the acquisition by such Subsidiary of any assets, or such Subsidiary engaging in any business, as applicable, such Subsidiary has executed and delivered to the Administrative Agent a guaranty and a guarantor security agreement and such other documentation as may be required by the Administrative Agent.
     SECTION 9.22 Limitation on Amendments to Certain Material Agreements.
     The Borrower shall not cause nor allow, without the consent of the Required Lenders, (i) the Castor/Tesoro Storage Agreement or any Parent TSA Guaranty to be amended, restated, supplemented, or otherwise modified or (ii) allow any amendment, restatement, modification, or supplement (A) to Section 2.2, 2.5, 2.6, 17.3, 20.9, 20.12, or 20.13 of the PTP/Castor Storage Agreement, (B) that would result in the term of the PTP/Castor Storage Agreement being shorter than it is on the date hereof, (C) that would result in Product being stored in a location within the PTP system that is not covered by a storage warrant or other custodial agreement by and among PTP, the Borrower and the Collateral Agent, or (D) that would otherwise result in any amendment, restatement, modification, or supplement to the PTP/Castor Storage Agreement that in any way materially and adversely affects the Borrower’s rights under the Castor/Tesoro Storage Agreement, the Borrower, or the Borrower’s Product subject thereto.
     SECTION 9.23 Limitation on Swap Contracts.
     With respect to all Swap Contracts, the Borrower shall not select in any Master Agreement any method of valuation for calculation of payments due on an Early Termination Date (as defined in the Swap Lender Intercreditor Agreement) or its equivalent or upon a Termination Date (as defined in the Swap Lender Intercreditor Agreement) or its equivalent other than on the basis of Market Quotations (as defined in the applicable Master Agreement) or its equivalent or “Closeout Amount” (as defined in the applicable Master Agreement) or its equivalent.
ARTICLE X
EVENTS OF DEFAULT
     SECTION 10.01 Event of Default. The occurrence of any of the following shall constitute an “Event of Default” hereunder:
     (a) Non-Payment. The Borrower fails to pay any Obligations or other amounts payable hereunder or under any other Loan Document when due including without limitation such amounts as may come due as a result of a “demand” made by the Administrative Agent hereunder or under the Notes, and in respect of any failure to pay interest or fees only, such failure is not cured by the Borrower within one (1) Business Day of Administrative Agent’s having provided notice thereof (whether verbal to a Responsible Officer or written); or
     (b) Representation or Warranty. Any representation or warranty by the Borrower made or deemed made herein, in any other Loan Document, or which is contained in any certificate, document or financial statement prepared by the Borrower, furnished at any time under this Agreement, or in or under any other Loan Document (including any Collateral Pool Report or schedule or attachment thereto), is false or misleading in any material respect on or as of the date made or deemed made; or
     (c) Compliance Guideline Defaults. Except with respect to Sections 8.13 and 8.14 of this Agreement, the Borrower fails to perform or observe (i) any term, agreement or compliance guideline contained in Sections 8.02 (other than with respect to Section 8.02(a) as provided in clause (ii) of this Section 10.01(c)), 8.03(g), 8.03(h), or 8.15, or in Article IX of this Agreement, if such failure is not cured by the Borrower within two (2) Business Days after the earlier of (1) the date after the Borrower obtains knowledge thereof, or (2) the Administrative Agent or any Lender provides the Borrower with notice of such failure, (ii) its agreement to deliver the financial statements required pursuant to Section 8.01(b) of this Agreement, together with the Compliance Certificate required by Section 8.02(a) of this Agreement in connection therewith, if such failure is not cured by the Borrower within fifteen (15) calendar days, or (iii) any other term, agreement or compliance guideline contained herein or in any other Loan Document, if such failure is not cured by the Borrower within thirty (30) days after the Administrative Agent provides the Borrower with written notice of such failure, or
     (d) Change of Control. There occurs any change that results in Parent not owning directly or indirectly 100% of the Borrower, or
     (e) Material Adverse Effect; Material Adverse Political Development. There occurs any Material Adverse Effect or Material Adverse Political Development; or
     (f) Cross-Default. The Borrower (a) fails to make any payment when due (including pursuant to acceleration or otherwise) under Indebtedness for borrowed money or under any Swap Contract or Commodity Contract, permitting the counterparty thereto to declare an event or default or accelerate such Indebtedness (taking into account any applicable grace or notice period specified in the relevant document), or (b) fails to perform or observe any other condition, covenant or compliance guideline, or any other event shall occur or condition exist, under any Swap Contract or Commodity Contract or any agreement or instrument relating to any such indebtedness, permitting the counterparty thereto to declare an event of default or accelerate such indebtedness (taking into account any applicable grace or notice period specified in the relevant document) including the declaration of a “Termination Event” as defined in the applicable Master Agreement and any related credit support annex or schedule which enables the applicable Swap Lender to terminate the Swap Contract, and the aggregate amount outstanding in respect of all such Indebtedness, Swap Contracts, and Commodity Contracts on the date of such event specified in clause (a) or (b) above, (after, for the avoidance of doubt, the reduction of said outstanding amount by application of any cash collateral deposited with the relevant counterparty in respect of such obligations), is in excess of $10,000,000 as of the date of such nonpayment or any date thereafter that such amounts remain unpaid in excess of $10,000,000; or
     (g) Insolvency: Voluntary Proceedings. The Borrower or the Parent (i) ceases or fails to be Solvent, or generally fails to pay, or admits in writing its inability to pay, its debts as they become due, subject to applicable grace periods, if any, whether at stated maturity or otherwise; (ii) voluntarily ceases to conduct its business in the ordinary course; (iii) commences any Insolvency Proceeding with respect to itself; or (iv) takes any action to effectuate or authorize any of the foregoing; or
     (h) Involuntary Proceedings. (i) Any involuntary Insolvency Proceeding is commenced or filed against the Borrower or the Parent, or any writ, judgment, warrant of attachment, execution or similar process, is issued or levied against a substantial part of the properties of the Borrower or the Parent, which Insolvency Proceeding remains undismissed or unstayed for a period of thirty (30) days; (ii) the Borrower or the Parent admits the material allegations of a petition against it in any Insolvency Proceeding, or an order for relief or similar order under non U.S. law) is ordered in any Insolvency Proceeding; or (iii) the Borrower or the Parent acquiesces in the appointment of a receiver, trustee, custodian, conservator, liquidator, mortgagee in possession (or agent or attorney therefor), or other similar Person for itself or a substantial portion of its property or business; or
     (i) ERISA. (i) An ERISA Event shall occur with respect to a Pension Plan or Multiemployer Plan which has resulted or could reasonably be expected to result in liability of the Borrower under Title IV of ERISA to the Pension Plan, Multiemployer Plan or the PBGC that could reasonably be expected to result in a Material Adverse Effect, and such exposure to said liability is not cured by the Borrower within ten (10) Business Days; or
     (j) Judgments. Any judgment, order or decree is entered against the Borrower which on the date of the entering of such judgment or any time thereafter when such judgment remains in effect, in the aggregate with respect to all other such judgments, is in excess of $10,000,000; or
     (k) Parent Cross-Default. The Parent (a) fails to make any payment when due (including pursuant to acceleration or otherwise) under Indebtedness for borrowed money or under any Swap Contract or Commodity Contract, permitting the counterparty thereto to declare an event or default or accelerate such Indebtedness (taking into account any applicable grace or notice period specified in the relevant document), or (b) fails to perform or observe any other condition, covenant or compliance guideline, or any other event shall occur or condition exist, under any Swap Contract or Commodity Contract or any agreement or instrument relating to any such Indebtedness, permitting the counterparty thereto to accelerate such Indebtedness (taking into account any applicable grace or notice period specified in the relevant document) and the aggregate amount outstanding in respect of all such Indebtedness, Swap Contracts, and Commodity

Contracts on the date of such event specified in clause (a) or (b) above, (after, for the avoidance of doubt, the reduction of said outstanding amount by application of any cash collateral deposited with the relevant counterparty in respect of such obligations), is in excess of $25,000,000 as of the date of such nonpayment or any date thereafter that such amounts remain unpaid in excess of $25,000,000; or
     (l) Facility B. The occurrence and continuation of any event of default described in Section 16 of the Facility B Credit Agreement; or
     (m) Enforceability of Loan Documents. For any reason, any of the Loan Documents or any of the Facility B Loan Documents shall cease to be in full force and effect, or the Borrower or any other Person shall so assert; or
     (n) Perfected Security Interest; Priority of Indebtedness. For any reason the Collateral Agent shall at any time not have an exclusive first priority perfected security interest under all applicable law in the Collateral (except, with respect to priority, for Permitted Liens) or such security interest for any reason becomes unenforceable or invalid, or the subordinated nature of any Subordinated Indebtedness shall for whatever reason be contested by the Borrower or any other Person or disallowed by any court of competent jurisdiction; or
     (o) Tolerance Limit Violations. For any reason a Tolerance Limit Violation shall have occurred and, as of the third Business Day after the occurrence thereof, such Tolerance Limit Violation continues to exist; provided, however, that if such Tolerance Limit Violation is with respect to a monthly stop loss limit and the Parent shall have contributed new equity to the Borrower on or before such third Business Day, on terms and conditions acceptable to the Administrative Agent and in accordance with the plan delivered in respect thereof pursuant to Section 8.03(j) of this Agreement, in an amount equal to the amount of the Tolerance Excess Amount resulting from such Tolerance Limit Violation shall be deemed not to be continuing as of such third Business Day; or
     (p) Storage Agreements. The termination of any of the PTP/Castor Storage Agreement, the Castor/Tesoro Storage Agreement, or any Parent TSA Guaranty or the Borrower shall be in default of any of its material obligations under the Castor/Tesoro Storage Agreement beyond any period for cure.
     SECTION 10.02 Remedies. If any Event of Default occurs, the Administrative Agent, shall upon request of the Required Lenders:
     (a) declare an amount equal to the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) to be immediately due and payable, and declare the unpaid principal amount of all outstanding Loans, all interest accrued and unpaid thereon, and all other amounts owing or payable hereunder or under any other Loan Document to be immediately due and payable, without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Borrower; and
     (b) exercise on behalf of itself and the Lenders all rights and remedies available to it under the Loan Documents or applicable law including seeking to lift the stay in effect under the Insolvency Proceeding; provided, however, that upon the occurrence of any event specified in paragraph (g) or (h) of Section 10.01 of this Agreement, Cash Collateral in an amount equal to one hundred five percent (105%) the maximum aggregate amount that is or at any time thereafter may become available for drawing by the beneficiary under any outstanding Letters of Credit (whether or not any beneficiary shall have presented, or shall be entitled at such time to present, the drafts or other documents required to draw under such Letters of Credit) and all unpaid fees related thereto together with the unpaid principal amount of all outstanding Loans and all interest and other amounts as aforesaid shall automatically become due and payable without further act of the Administrative Agent.
     (c) in addition to the obligation to deliver Cash Collateral pursuant to Section 10.02(b) of this Agreement, obtain cash collateral from the Borrower as provided in Section 4.06 of this Agreement.
     SECTION 10.03 Rights Not Exclusive.
     The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.
     SECTION 10.04 Default Rate.
     At any time after an Event of Default has occurred, any principal of any Loan, any obligation of the Borrower with respect to any Letter of Credit or any other amount under this Agreement (including any fee due hereunder), any Note or any other Loan Document shall bear interest at the Default Rate. The Administrative Agent shall use its best efforts to notify the Borrower promptly upon the account officer responsible for the Uncommitted Facility having actual knowledge that interest at the Default Rate is being charged to the Borrower, provided, however, that the failure to do so shall not prevent interest at the Default Rate from being charged hereunder from the date an Event of Default has occurred.
ARTICLE XI
THE ADMINISTRATIVE AGENT
     SECTION 11.01 Appointment, Powers and Immunities. Each Lender hereby appoints and authorizes the Administrative Agent to act as its Administrative Agent (including, without limitation, as Collateral Agent) hereunder and under the other Loan Documents with such powers as are specifically delegated to the Administrative Agent by the terms of this Agreement and of the other Loan Documents, together with such other powers as are reasonably incidental thereto, including without limitation execution of any Intercreditor Agreement on behalf of the Lenders and the Letter of Credit Issuers. The Administrative Agent (which term as used in this sentence and in Section 11.05 of this Agreement and the first sentence of Section 11.06 of this

Agreement shall include reference to its affiliates and its own and its affiliates’ officers, directors, employees, agents and attorneys and Administrative Agents):
     (a) shall have no duties or responsibilities except those expressly set forth in this Agreement and in the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee for any Lender;
     (b) shall not be responsible to the Lenders for any recitals, statements, representations or warranties contained in this Agreement or in any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability or sufficiency of this Agreement, any Note or any other Loan Document or any other document referred to or provided for herein or therein or for any failure by the Borrower or any other Person to perform any of its obligations hereunder or thereunder;
     (c) shall not, except to the extent expressly instructed by the Required Lenders or the Facility B Agent with respect to collateral security under the Security Agreement, be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document; and
     (d) shall not be responsible for any action taken or omitted to be taken by it hereunder or under any other Loan Document or under any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including without limitation any action taken or omitted in compliance with its obligations to the Facility B Agent and Facility B Lenders in its capacity as Collateral Agent therefor, except for its own gross negligence or willful misconduct.
     The Administrative Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it in good faith. The Administrative Agent may deem and treat the payee of a Note as the holder thereof for all purposes hereof unless and until a notice of the assignment or transfer thereof shall have been filed with the Administrative Agent, together with the consent of the Borrower to such assignment or transfer (to the extent provided in Section 12.08 of this Agreement).
     SECTION 11.02 Reliance by Administrative Agent.
     The Administrative Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, electronic mail, printable data format, facsimile or other electronic means acceptable to the Administrative Agent) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel, independent accountants and other experts selected by the Administrative Agent. As to any matters not expressly provided for by this Agreement or any other Loan Document, the Administrative Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder or thereunder in accordance with instructions given by all of the Lenders or, if provided herein, in accordance with the instructions given by all of the Lenders, and such instructions of such Lenders and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders.
     SECTION 11.03 Defaults.
     The Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of a Default unless the Administrative Agent has received notice from a Lender or the Borrower specifying such Default and stating that such notice is a “Notice of Default”. In the event that the Administrative Agent receives such a notice of the occurrence of a Default, the Administrative Agent shall give prompt notice thereof to the Lenders. The Administrative Agent shall (subject to Section 11.07 of this Agreement) take such action with respect to such Default as shall be directed by all of the Required Lenders or the Facility B Agent in accordance with the Combined Facilities Intercreditor Agreement, provided, however, that, unless and until the Administrative Agent shall have received such directions, the Administrative Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default as it shall deem advisable in the best interest of the Lenders except to the extent that this Agreement expressly requires that such action be taken, or not be taken, only with the consent or upon the authorization of the Required Lenders, all of the Lenders, or the Facility B Agent, as the case may be.
     SECTION 11.04 Rights as a Lender.
     With respect to its Loans made by it, BNP Paribas (and any successor acting as Administrative Agent) in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting as the Administrative Agent, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include the Administrative Agent in its individual capacity. BNP Paribas (and any successor acting as Administrative Agent) and its affiliates may (without having to account therefor to any Lender) accept deposits from, lend money to, make investments in and generally engage in any kind of banking, trust or other business with the Borrower (and any of its Subsidiaries or Affiliates) as if it were not acting as the Administrative Agent, and BNP Paribas (and any such successor) and its affiliates may accept fees and other consideration from the Borrower for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     SECTION 11.05 Indemnification.
     The Lenders (including each Declining Lender) agree to indemnify the Administrative Agent (to the extent not reimbursed under Section 12.05 of this Agreement, but without limiting the obligations of the Borrower under said Section 12.05 of this Agreement), ratably in accordance with their respective Maximum Considered Limits, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever that may be imposed on, incurred by or asserted against the Administrative Agent (including by any Lender) arising out of or by reason of any investigation in or in any way relating to or arising out of this Agreement or any other Loan Document, Swap Contract or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including the costs and expenses that the Borrower is obligated to pay under Section 12.05 of this Agreement are to be made, but excluding, unless a Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents (including without limitation in connection with the Administrative Agent’s capacity as Collateral Agent for the benefit of Facility B Lenders), provided that no Lender shall be liable for any of the foregoing to the extent they arise from the gross negligence or willful misconduct of the party to be indemnified. The agreements in this Section shall survive payment of all of the Obligations (and with respect to each Declining Lender shall survive its termination of its obligations under this Agreement). Notwithstanding anything to the contrary contained in any Loan Document or otherwise, the obligations of each Lender under this Section 11.05 shall not be reduced by any duplicative amounts allocable to or payable by the Facility B Agent or any Facility B Lender unless such amounts shall have actually and indefeasibly been paid by Facility B Agent or the Facility B Lenders and (ii) no Lender shall be absolved of its obligations with respect to any amounts due to the Administrative Agent as the result of any failure by Facility B Agent or any Facility B Lender to make any such payment the Administrative Agent.
     SECTION 11.06 Non-Reliance on Administrative Agent and Other Lenders.
     Each Lender agrees that it has, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it has deemed appropriate, made its own credit analysis of the Borrower, its consolidated Subsidiaries, including without limitation, its own independent review of the Collateral, including the existence of the Collateral, the quality and nature of the Collateral and the adequacy of the Collateral to fully secure the Obligations, and its decision to enter into this Agreement and that it will, independently and without reliance upon the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or under any other Loan Document. The Administrative Agent shall not be required to keep itself informed as to the performance or observance by the Borrower of this Agreement or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the Collateral or other properties or books of the Borrower and any of its consolidated Subsidiaries. Except as otherwise specifically stated herein to the contrary, the Administrative Agent shall have no duty or responsibility to provide any Lender with any information with respect to the quality, nature, existence or other information regarding the Collateral and makes no representation to the Lenders whatsoever in respect of the accuracy or validity of any representation or warranty made by the Borrower herein, including as to the quality, nature, existence or other information regarding the Collateral. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by the Administrative Agent hereunder or under the Loan Documents, the Administrative Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of the Borrower, any of its consolidated Subsidiaries (or any of their Affiliates) that may come into the possession of the Administrative Agent or any of its affiliates.
     SECTION 11.07 Failure to Act.

     Except for action expressly required of the Administrative Agent hereunder and under the other Loan Documents, the Administrative Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction from the Lenders of their indemnification obligations under Section 11.05 of this Agreement against any and all liability and expense that may be incurred by it by reason of taking or continuing to take any such action. Notwithstanding the foregoing, the Administrative Agent shall in all cases be fully justified in, and shall not be liable to any Lender or the Borrower as a result of, acting and failing or refusing to act under this Agreement or under any other Loan Document to the extent the Administrative Agent believes such action or inaction is necessary to comply with its obligations as Collateral Agent for the benefit the Facility B Agent and the Facility B Lenders required by the Combined Facilities Intercreditor Agreement.
     SECTION 11.08 Resignation of Administrative Agent.
     Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving notice thereof to the Lenders and the Borrower. Upon any such resignation, after consulting with the Borrower, the Lenders shall have the right to appoint a successor Administrative Agent. If no successor Administrative Agent shall have been so appointed by the Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent’s giving of notice of resignation, then the retiring Administrative Agent may, on behalf of the Lenders, after consultation with the Borrower, appoint a successor Administrative Agent, that shall be a bank that has an office in New York, New York with a combined capital and surplus of at least $500,000,000. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder. After any retiring Administrative Agent’s resignation hereunder as Administrative Agent, the provisions of this Article XI shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent.
     SECTION 11.09 Administrative Agent as Collateral Holder.
     Except for action expressly required of the Administrative Agent hereunder or under any other Loan Document as holder of any Collateral, the Administrative Agent shall in all cases be fully justified in refusing to act hereunder and thereunder unless it is further indemnified to its satisfaction by the Lenders, proportionately in accordance with the Obligations then due and payable to each of them, against any and all liability and expense that may be incurred by the Administrative Agent by reason of taking or continuing to take any such action.
     (a) Each Lender will make its own credit decisions hereunder, including the decision whether or not to make Loans or consent to any Issuance, thus the Administrative Agent shall have no duty to monitor the Collateral, the amounts outstanding under any sublimits or the reporting requirements or the contents of reports (including the Collateral Pool Report) delivered by the Borrower. Except as expressly provided herein, the Administrative Agent shall have no duty to take any affirmative steps with respect to the collection of amounts payable in respect of the Collateral. The Administrative Agent shall incur no liability to the Lenders as a result of any private sale of the Collateral.
     (b) The Lenders hereby consent, and agree upon written request by the Administrative Agent to execute and deliver such instruments and other documents as the Administrative Agent may deem desirable to confirm such consent, to the release of the Liens on the Collateral provided that such release is consented to by all the Lenders or such release is otherwise permitted in accordance with the terms of the Loan Documents.
     (c) The Administrative Agent shall be deemed to have exercised reasonable care in the custody and preservation of the Collateral in its possession if such Collateral is accorded treatment substantially equal to that BNP Paribas accords its own property, it being understood that neither the Administrative Agent nor any Lender shall have responsibility for (i) ascertaining or taking action with respect to calls, conversions, exchanges, maturities, tenders or other matters relative to any Collateral, whether or not the Administrative Agent or any Lender is deemed to have knowledge of such matters, or (ii) taking any necessary steps to preserve rights against any parties with respect to any Collateral.
     SECTION 11.10 Appointments of Collateral Agents for Purposes of Foreign Law.
     (a) Each of the Administrative Agent, Lenders, and Facility B Lenders hereby appoints the Facility B Agent to act as its agent under and in connection with the Foreign Law Security Documents.
     (b) Each of the Facility B Agent, Lenders, and Facility B Lenders hereby appoints the Collateral Agent to act as its agent under and in connection with the Foreign Law Security Documents.
     (c) Each of the Administrative Agent, Lenders, and Facility B Lenders hereby authorizes the Facility B Agent to exercise the rights, powers, authorities and discretions specifically given to the Facility B Agent under or in connection with the Foreign Law Security Documents together with any other incidental rights, powers, authorities and discretions.
     (d) Each of the Facility B Agent, Lenders, and Facility B Lenders hereby authorizes the Collateral Agent to exercise the rights, powers, authorities and discretions specifically given to the Collateral Agent under or in connection with the Foreign Law Security Documents together with any other incidental rights, powers, authorities and discretions.
     (e) In particular and with regard to each Foreign Law Security Document governed by United Kingdom, Swiss or Panama law, each of the Administrative Agent, Lenders, and Facility B Lenders hereby appoints and authorizes the Facility B Agent:
     (i) to enter into each Foreign Law Security Document that is non accessory (non-accessoire) in nature (such as the Swiss law governed Assignment

Agreement described in the definition of Foreign Law Security Document) in its own name, but for the benefit of the Administrative Agent, Lenders, and Facility B Lenders; and
     (ii) to enter into each Foreign Law Security Document that is accessory (accessoire) in nature (such as the Swiss law governed Pledge Agreement described in the definition of Foreign Law Security Document) for itself and for and on behalf of each of the Administrative Agent, Lenders, and Facility B Lenders as direct representative (représentant direct) and each of the Administrative Agent, Lenders, and Facility B Lenders and the Borrower hereby acknowledges that each of the Administrative Agent, Lenders, and Facility B Lenders (including, without limitation, any new Lender or any assignee or successor interest of any Lender or the Administrative Agent) will be a party to such Foreign Law Security Document.
     (f) In particular and with regard to each Foreign Law Security Document governed by United Kingdom, Swiss or Panama law, each of the the Facility B Agent, Lenders, and Facility B Lenders hereby appoints and authorizes the Collateral Agent:
     (i) to enter into each Foreign Law Security Document that is non accessory (non-accessoire) in nature (such as the Swiss law governed Assignment Agreement described in the definition of Foreign Law Security Document) in its own name, but for the benefit of the Facility B Agent, Lenders, and Facility B Lenders; and
     (ii) to enter into each Foreign Law Security Document that is accessory (accessoire) in nature (such as the Swiss law governed Pledge Agreement described in the definition of Foreign Law Security Document) for itself and for and on behalf of each of the Facility B Agent, Lenders, and Facility B Lenders as direct representative (représentant direct) and each of the Facility B Agent, Lenders, and Facility B Lenders and the Borrower hereby acknowledges that each of the Facility B Agent, Lenders, and Facility B Lenders (including, without limitation, any new Lender or any assignee or successor interest of any Lender or the Facility B Agent) will be a party to such Foreign Law Security Document.
     (g) Each of the parties to this Agreement agrees that, pursuant to this Section 11.10, the Facility B Agent and the Collateral Agent shall have only those duties, obligations and responsibilities expressly specified in this Agreement or in the Foreign Law Security Documents (and no others shall be implied) and in each case subject to all other terms and conditions contained in any of the Loan Documents.
ARTICLE XII
MISCELLANEOUS
     SECTION 12.01 Amendments, etc.

     (a) No amendment or waiver of any provision of this Agreement or any other Loan Document, and no consent to any departure by the Borrower or any other Loan Party therefrom, shall be effective unless in writing signed by the Required Lenders (other than as provided in Section 5.11 of this Agreement concerning Defaulting Lenders) and the Borrower and acknowledged by the Administrative Agent (such acknowledgment not to be unreasonably withheld or delayed), and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, however, that, except as otherwise provided in Section 5.11 of this Agreement concerning Defaulting Lenders:
     (i) no amendment, waiver or consent shall, unless in writing and signed by the Administrative Agent, affect the rights or duties of the Administrative Agent, in such capacity, under this Agreement or any other Loan Document;
     (ii) no amendment, waiver or consent shall, unless in writing and signed by the Daylight Overdraft Bank, affect the rights or duties of the Daylight Overdraft Bank, in such capacity, under this Agreement or any other Loan Document, including, without limitation the addition of any new Lender or any increase of the Maximum Considered Limit or Maximum Lender Pro Rata Share Limit of any existing Lender;
     (iii) no amendment, waiver or consent shall, unless in writing and signed by the Swing Line Lender, affect the rights or duties of the Swing Line Lender, in such capacity, under this Agreement or any other Loan Document, including, without limitation the addition of any new Lender or any increase of the Maximum Considered Limit or Maximum Lender Pro Rata Share Limit of any existing Lender;
     (iv) no amendment, waiver or consent shall, unless in writing and signed by the affected Swap Lender, affect the rights or duties of such Swap Lender, in such capacity, under this Agreement or any other Loan Document;
     (v) no amendment, waiver or consent shall, unless in writing and signed by the affected Letter of Credit Issuer, affect the rights or duties of such Letter of Credit Issuer, in such capacity, under this Agreement, any other Loan Document, or any Letter of Credit application relating to any Letter of Credit Issuance or to be Issued by it, including, with out limitation the addition of any new Lender or any increase of the Maximum Considered Limit or Maximum Lender Pro Rata Share Limit of any existing Lender;
     (vi) no amendment, waiver or consent shall, unless in writing and signed by all Lenders affected thereby, (i) increase such Lender’s Maximum Considered Limit or Maximum Lender Pro Rata Share Limit, (ii) subject such Lender to additional obligations under this Agreement or any other Loan Document, or (iii) reduce the amount or extend the scheduled date of maturity of any Loan or of any installment thereof, or reduce the amount or extend the scheduled payment date with respect to any obligation of the Borrower under any Letter of Credit, or reduce the stated rate of any interest or fee payable hereunder or extend the scheduled date of any payment thereof or increase the amount or extend the Expiration Date or the Maturity Date of any Loan or the expiration date of any Letter of Credit;
     (vii) no amendment, waiver or consent shall, unless in writing and signed by all Lenders, (i) amend, modify or waive any provision of Section 5.11 of this Agreement or this Section 12.01, any provision of this Agreement which requires the consent or approval of all the Lenders, or reduces the percentage specified in the definition of Required Lenders, (ii) consents to the assignment or transfer by the Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, or (iii) releases all or substantially all of the Liens on the Collateral (other than with respect to payment in full of the Obligations and termination of the Loan Documents in which event the parties hereby agree that the Administrative Agent may release such Liens without further consent or action by any party); and
     (viii) no amendment, waiver or consent shall, unless in writing and signed by Lenders having, in the aggregate, Maximum Considered Limits equal to or greater than seventy-five percent (75%) of the Maximum Considered Amount (provided, however, that if any Lender is a Defaulting Lender as of any date of determination, then on such date such Defaulting Lender shall be excluded from the determination of such seventy-five percent (75%) and, for purposes of calculating seventy-five percent (75%) of the Maximum Considered Amount, the Maximum Considered Amount shall be reduced by such Defaulting Lender’s otherwise applicable Maximum Considered Limit), (A) amend, modify or waive any provision of the definition of “Collateral Pool” or the definition of any defined term used therein or other provision of this Agreement that has the effect of increasing any advance rates or availability for Extensions of Credit under the Uncommitted Facility, (B) amend, modify or waive any provision of the Risk Control Policy that is materially adverse to the interests of the Lenders under the Combined Facilities Loan Documents, (C) amend, modify or waive any provision of Section 10.1(d) of this Agreement, (D) add any new category of Collateral to the Collateral Pool, or (E) increase the aggregate Close-out Amounts of all Swap Lenders; and
     (ix) no amendment, waiver or consent shall, unless in writing and signed by the Facility B Agent, result in a Prohibited Amendment or amend or modify Section 11.10 of this Agreement.
     (b) Notwithstanding the foregoing, the Borrower, each of the Lenders, and each of the Letter of Credit Issuers hereby acknowledges and agrees that the Administrative Agent, without the consent of any Lender or any Letter of Credit Issuer, may enter into with the Borrower written amendments, supplements or modifications hereto and to the other Loan Documents, in each case including but not limited to amendments, supplements or modifications to Schedules 1.01 and 12.02 attached hereto or otherwise necessary to effectuate changes in any existing or new Lender’s Maximum Considered Limit in accordance with Sections 2.04(b) and 6.04 of this Agreement or the addition of additional Letter of Credit Issuers or Swap Lenders, for the purpose of (i) making technical corrections to or clarifications of this Agreement and the other Loan Documents that do not affect the rights or obligations of any Lender, or, to the extent that the rights or obligations of any Lender are affected, the consent of only the affected Lender, (ii) the addition of new Lenders under this Agreement to the extent otherwise in compliance with Sections 2.04 and 6.04 of this Agreement, or (iii) adding new Letter of Credit Issuers or Swap Lenders otherwise in accordance with this Agreement.
     (c) If at any time any Lender refuses to give its approval or consent required to effect any amendment waiver, or consent and other Lenders having, in the aggregate, Maximum Considered Limits greater than sixty-six and two-thirds percent (66.66%) of the Maximum Considered Amount have granted such approval or consent, the Borrower may, upon three (3) Business Days prior notice to the applicable Lender, require such Lender to assign all right, title and interest that it may have in all Loans, Letters of Credit and any other Obligations of the Borrower under this Agreement and the Loan Documents to another Lender (if another Lender will consent to purchase such right, title and interest) or an Assignee in each case in accordance with Section 12.08(a) of this Agreement, if such Assignee can be found by the Borrower, for a purchase price equal to 100% of the principal amount and/or Face Amount of such Obligations plus the amount of any interest and fees accrued and owing to such Lender as of the date of such assignment.
     SECTION 12.02 Notices.
     (a) All notices, requests and other communications shall be in writing (including, unless the context expressly otherwise provides, by facsimile or other electronic means acceptable to the Administrative Agent and mailed, faxed or electronically transmitted, or delivered, to the address, Email address or facsimile number specified for notices on Schedule 12.02; or directed to such other address as shall be designated by such party in a written notice to the other parties, and as directed to any other party, at such other address as shall be designated by such party in a written notice to the Borrower and the Administrative Agent.
     (b) All such notices, requests and communications shall, when transmitted by overnight delivery, faxed or other electronic means acceptable to the Administrative Agent, be effective when delivered for overnight (next-day) delivery or transmitted in legible form by facsimile machine with telephonic confirmation of receipt (subject to the provisions of clause (c) of this Section 12.02), respectively, or if mailed, within two (2) Business Days after the date deposited into the U.S. mail, or if delivered, upon delivery; provided, however, that the provisions of this Section shall be superseded by any other express provisions in this Agreement to the contrary.
     (c) Any agreement of the Administrative Agent herein to receive notices by telephone, facsimile or other electronic means acceptable to the Administrative Agent is solely for the convenience and at the request of the Borrower and the Administrative

Agent shall be entitled to rely on the authority of any officer who is purportedly authorized by the Borrower to give such notice and the Administrative Agent shall not have any liability to the Borrower or other Person on account of any act taken or not taken by the Administrative Agent in reliance upon such telephonic, facsimile, or other electronic notice. The obligation of the Borrower to repay the Loans and L/C Obligations shall not be affected in any way or to any extent by any failure by the Administrative Agent to receive a written confirmation of any notice sent telephonic, facsimile or other electronic means acceptable to the Administrative Agent or the receipt by the Administrative Agent of a confirmation which is at variance with the terms understood by the Administrative Agent to be contained in the notice sent by telephonic, facsimile or other electronic means acceptable to the Administrative Agent.
     SECTION 12.03 No Waiver: Cumulative Remedies.
     No failure to exercise and no delay in exercising, on the part of the Administrative Agent or any Lender, any right, remedy, power or privilege hereunder, shall operate as a waiver thereof nor shall any single or partial exercise of any right, remedy, power or privilege hereunder preclude any other or further exercise thereof or the exercise of any other right, remedy, power or privilege.
     SECTION 12.04 Costs and Expenses.
     The Borrower shall be obligated:
     (a) whether or not the transactions contemplated hereby are consummated, to pay or reimburse the Administrative Agent within five (5) Business Days after presentation of an invoice to the Borrower (subject to Section 6.01(f) of this Agreement) for all reasonable costs and expenses incurred by the Administrative Agent in connection with the development, preparation, delivery, execution of, administration and monitoring, and any amendment, supplement, waiver or modification to (in each case, whether or not consummated), this Agreement, the Swap Contracts or any Loan Document and any other documents prepared in connection herewith or therewith, and the consummation of the transactions contemplated hereby and thereby, including reasonable Attorney Costs, and costs of Collateral audits or other inspections of the books and records of the Borrower, the cost of which Borrower is responsible for as expressly provided herein, incurred by the Administrative Agent with respect thereto; and
     (b) pay or reimburse each of the Lenders, the Administrative Agent and each Letter of Credit Issuer within five (5) Business Days after presentation of an invoice to the Borrower (subject to Section 6.01(f) of this Agreement) for all costs and expenses (including reasonable Attorney Costs) incurred in connection with the enforcement, attempted enforcement, or preservation of any rights or remedies under this Agreement or any other Loan Document during the existence of an Event of Default or after acceleration of the Loans (including in connection with any “workout” or restructuring regarding the Loans, and including in any Insolvency Proceeding or appellate proceeding).

     SECTION 12.05 Indemnity.
     Whether or not the transactions contemplated hereby are consummated, the Borrower shall be obligated to indemnify and hold the Administrative Agent, the Administrative Agent-Related Persons, each Letter of Credit Issuer, each Letter of Credit Issuer-Related Persons and each of the Lenders and their respective officers, directors, employees, counsel, affiliates, agents, Administrative Agents and attorneys-in-fact (each, an “Indemnified Person”) harmless from and against any and all liabilities, claims, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including reasonable Attorney Costs) of any kind or nature whatsoever which may at any time (including at any time following repayment of the Loans and the termination of the Letters of Credit) be imposed on, incurred by or asserted against any such Person in any way relating to or arising out of this Agreement or any document contemplated by or referred to herein, or the transactions contemplated hereby, or any action taken or omitted by any such Person under or in connection with any of the foregoing, including with respect to any investigation, litigation or proceeding (including any Insolvency Proceeding or appellate proceeding) related to or arising out of this Agreement or the Loans or Letters of Credit or the use of the proceeds thereof, whether or not any Indemnified Person is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, however, that the Borrower shall have no obligation hereunder to any Indemnified Person with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person or from claims by an Indemnified Person against another Indemnified Person. The agreements in this Section shall survive payment of all other Obligations.
     SECTION 12.06 Payments Set Aside.
     To the extent that the Borrower makes a payment to the Administrative Agent any Lender or the Administrative Agent or any Lender exercises its right of set-off, and such payment or the proceeds of such set-off or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required (including pursuant to any settlement entered into by the Administrative Agent or any Lender in its discretion) to be repaid to a trustee, receiver or any other party, in connection with any Insolvency Proceeding or otherwise, then to the extent of such recovery the obligation or part thereof originally intended to be satisfied shall be revived and continued in full force and effect as if such payment had not been made or such set-off had not occurred.
     SECTION 12.07 Successors and Assigns.
     The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, except that the Borrower may not assign or transfer any of its rights or obligations under this Agreement without the prior written consent of all the Lenders and the Administrative Agent.
     SECTION 12.08 Assignments; Participations, etc.
     (a) Each Lender may assign any of its Loans, its L/C Obligations and the other rights and Obligations hereunder (but only with the consent of the Administrative Agent, and in the case of an L/C Obligation, the applicable Letter of Credit Issuer, with respect to Swing Line Loans, the Swing Line Lender, and with respect to Daylight Overdraft Loans, the Daylight Overdraft Bank to one or more commercial banks or other Persons not Affiliates of the Borrower (each, an “Assignee”) which is an Eligible Assignee; provided, however, that
     (i) except to the extent the Administrative Agent (and the applicable Letter of Credit Issuer, in the case of a Letter of Credit) shall otherwise consent, any such assignment shall be (A) if a partial assignment, in an amount at least equal to $5,000,000 or (B) if an assignment of all of a Lender’s Obligations, a lesser amount;
     (ii) each such assignment by a Lender of its Loans, or L/C Obligations shall be made in such manner so that the same portion of its Loans, and L/C Obligations is assigned to the respective Assignee; and
     (iii) upon each such assignment, the assigning Lender and Assignee shall deliver to the Borrower, the Administrative Agent and the Letter of Credit Issuers a Notice of Assignment in the form of Exhibit K hereto, and the assigning Lender shall pay a $3,500 recordation fee to the Administrative Agent.
Upon execution and delivery by the assigning Lender and the Assignee to the Borrower, the Administrative Agent and the Letter of Credit Issuers of such Notice of Assignment, and upon consent thereto by the Administrative Agent and the applicable Letter of Credit Issuer to the extent required above, the Assignee shall have, to the extent of such assignment (unless otherwise consented to by the Administrative Agent), the obligations, rights and benefits of a Lender hereunder holding the Loans and, if applicable, L/C Obligations (or portions thereof) assigned to it and specified in such Notice of Assignment (in addition to the Loans and L/C Obligations, if any, theretofore held by such assignee) and the assigning Lender shall, to the extent of such assignment, be released from the Loans and L/C Obligations (or portion(s) thereof) so assigned.
     (b) A Lender may (but only with the consent of the Administrative Agent and, in the case of an L/C Obligation, the applicable Letter of Credit Issuer, such consent not to be unreasonably withheld or delayed) at any time sell to one or more commercial banks or other Persons not Affiliates of the Borrower (a “Participant”) participating interests in any Loans, L/C Obligations and any other interests of such Lender hereunder and under the other Loan Documents provided, however, that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible for the performance of such obligations, (iii) the Borrower shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement and the other Loan Documents, and (iv) such Lender shall not transfer or grant any participating interest under which the Participant has rights to approve any amendment to, or any consent or waiver with respect to, this Agreement or any other Loan Document, except to the extent such amendment, consent or waiver relates to the principal amount of any Loans, the Face Amount of any Letters of Credit, the rate of interest to be charged with respect to any Loans or L/C Obligations, any fees payable to a Lender under this Agreement or the extension of the Expiration

Date. In the case of any such participation, the Participant shall not have any rights under this Agreement, or any of the other Loan Documents, and all amounts payable by the Borrower hereunder shall be determined as if the Lender had not sold such participation.
     (c) Notwithstanding any other provision in this Agreement, any Lender may without the consent of the Administrative Agent, any Letter of Credit Issuer, or the Borrower, at any time create a security interest in, or pledge, all or any portion of its rights under and interest in this Agreement and the Note held by it in favor of any Federal Reserve Bank in accordance with Regulation A of the FRB or U.S. Treasury Regulation 31 CFR 203.14, and such Federal Reserve Bank may enforce such pledge or security interest in any manner permitted under applicable law.
     SECTION 12.09 Set-off.
     Subject to the provisions of Section 5.04 of this Agreement, in addition to any rights and remedies of the Administrative Agent and the Lenders provided by law, if an Event of Default exists or the Loans have been accelerated, the Administrative Agent and each of the Lenders is hereby authorized at any time and from time to time, without prior notice to the Borrower, any such notice being waived by the Borrower to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held by, and other indebtedness at any time owing by, the Administrative Agent or any Lender to or for the credit or the account of the Borrower against any and all Obligations owing to the Administrative Agent or such Lender, now or hereafter existing, irrespective of whether or not the Administrative Agent or such Lender shall have made demand under this Agreement or any Loan Document and although such Obligations may be contingent or unmatured. The Administrative Agent and the Lenders agree promptly to notify the Borrower after any such set-off and application made by the Administrative Agent or any Lender; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application.
     SECTION 12.10 Automatic Debits of Fees.
     With respect to any fee or any other cost or expense (including reasonable Attorney Costs), due and payable to the Administrative Agent under the Loan Documents, in the event that such amount has been unpaid by the Borrower after request therefor by the Administrative Agent, the Borrower hereby irrevocably authorizes the Administrative Agent to debit any deposit account of the Borrower with the Administrative Agent in an amount such that the aggregate amount debited from all such deposit accounts does not exceed such fee or other cost or expense. If there are insufficient funds in such deposit accounts to cover the amount of the fee or other cost or expense then due, such debits will be reversed (in whole or in part, in the Administrative Agent’s sole discretion) and such amount not debited shall be deemed to be unpaid. No such debit under this Section shall be deemed a set-off.
     SECTION 12.11 Counterparts.
     This Agreement may be executed in any number of separate counterparts, each of which, when so executed, shall be deemed an original, and all of said counterparts taken together shall be deemed to constitute but one and the same instrument.

     SECTION 12.12 Severability.
     The illegality or unenforceability of any provision of this Agreement or any instrument or agreement required hereunder shall not in any way affect or impair the legality or enforceability of the remaining provisions of this Agreement or any instrument or agreement required hereunder.
     SECTION 12.13 No Third Parties Benefited.
     This Agreement is made and entered into for the sole protection and legal benefit of the Borrower, the Administrative Agent, the Administrative Agent-Related Persons, and the Lenders, and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents, except to the extent permitted by applicable law.
     SECTION 12.14 Appointment of Agent for Service of Process.
     The Borrower hereby irrevocably designates, appoints and empowers Corporation Service Company, with offices on the date hereof at 2711 Centerville Road, Wilmington, DE 19808, as its designee, appointee and agent to receive, accept and acknowledge for and on its behalf and in respect of its property, service of any and all legal process, summons, notices and documents which may be served in any action or proceeding arising out of or relating to this Agreement or the other Loan Documents. If for any reason such designee, appointee and agent shall cease to be available to act as such, the Borrower agrees to designate a new designee, appointee and agent in the State of New York on the terms and for the purposes of this provision satisfactory to the Administrative Agent. The Borrower further irrevocably consents to the service of process out of any of the courts mentioned in Section 12.17 of this Agreement in any such action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, to the Borrower pursuant to Section 12.02 of this Agreement, such service to become effective 30 days after such mailing. Nothing herein shall affect the right of any Lender, any Letter of Credit Issuer, or the Administrative Agent to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against the Borrower in any other jurisdiction.
     SECTION 12.15 Currency Conversion.
          (a) If, for the purpose of obtaining judgment in any court in any jurisdiction with respect to this Agreement or any other Loan Document, it becomes necessary to convert into the currency of such jurisdiction (herein called the “Judgment Currency”) any amount due hereunder in any currency other than the Judgment Currency, then conversion shall be made at the rate of exchange prevailing on the Business Day before the day on which judgment is given. For this purpose, “rate of exchange” means the rate at which the Administrative Agent would be prepared on the relevant date, to sell the currency of the amount due hereunder in New York, New York against the Judgment Currency. In the event that there is a change in the rate of exchange prevailing between the Business Day before the day on which the judgment is given and the date of payment of the amount due, the Borrower will, on the date of payment, pay such additional amounts (if any) as may be necessary to ensure that the amount paid on such date is the amount in the Judgment Currency which, when converted at the rate of exchange prevailing on the date of payment, is the amount then due under this Agreement or any other Credit Documents in Dollars. Any additional amount due under this Section will be due as separate debt and shall not be affected by judgment being obtained for any other sums due or in respect of this Agreement.
          (b) Except as otherwise provided in Section 12.15(c) of this Agreement, if in connection with the determination by the Borrower or any other Person, as to whether such Person is in compliance with any provision hereof, it is required that financial information or other computations otherwise denominated in any currency other than Dollars needs to be converted to Dollars, then such conversion shall be made at the rate of exchange prevailing on the applicable “as of”, “as at” or “effective” date of such financial information or other computation. For this purpose, unless otherwise specified herein, “rate of exchange” means the rate at which the Administrative Agent would be prepared to sell Dollars in exchange for the applicable amount of such other currency.
          (c) Notwithstanding the provisions of Section 12.15(b) this Agreement, in connection with its preparation of any Compliance Certificate or other calculations to determine compliance with the provisions of Sections 9.14, 9.15, 9.16, and 9.17 of this Agreement in respect of any fiscal period, all currency conversions from amounts denominated in a currency other than Dollars shall be converted to Dollars pursuant to a methodology acceptable to the Administrative Agent.
     SECTION 12.16 Waiver of Immunities.
     The Borrower hereby irrevocably waives any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution or otherwise) under the laws of the Republic of Panama. This waiver of immunities is irrevocably binding on the Borrower under the laws of the Republic of Panama.
     SECTION 12.17 Governing Law and Jurisdiction.
     (a) THIS AGREEMENT AND THE NOTES SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAW (WITHOUT REFERENCE TO PRINCIPLES OF CONFLICTS OF LAWS OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) OF THE STATE OF NEW YORK; PROVIDED, HOWEVER, THAT THE ADMINISTRATIVE AGENT, THE LENDERS AND THE BORROWER SHALL RETAIN ALL RIGHTS ARISING UNDER FEDERAL LAW.
     (b) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK COUNTY OR OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, SITTING IN NEW YORK COUNTY AND BY

EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH OF THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER CONSENTS, FOR ITSELF AND IN RESPECT OF ITS PROPERTY, TO THE NON-EXCLUSIVE JURISDICTION OF THOSE COURTS. TO THE EXTENT PERMITTED BY LAW, THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER HEREBY WAIVE ANY OBJECTION, INCLUDING ANY OBJECTION TO THE LAYING OF VENUE OR BASED ON THE GROUNDS OF FORUM NON CONVENIENS, WHICH IT MAY NOW OR HEREAFTER HAVE TO THE BRINGING OF ANY ACTION OR PROCEEDING IN SUCH JURISDICTION IN RESPECT OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE PERSONAL SERVICE OF ANY SUMMONS, COMPLAINT OR OTHER PROCESS, WHICH MAY BE MADE BY ANY OTHER MEANS PERMITTED BY NEW YORK LAW.
     (c) THE BORROWER HEREBY IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE MAXIMUM EXTENT NOT PROHIBITED BY LAW, ANY RIGHT IT MAY HAVE TO RECOVER IN ANY LEGAL ACTION OR PRECEDING REFERRED TO IN THIS SECTION 12.17 ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES.
     SECTION 12.18 Waiver of Jury Trial.
     THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR ANY ADMINISTRATIVE AGENT-RELATED PERSON, PARTICIPANT OR ASSIGNEE, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER, THE ADMINISTRATIVE AGENT AND EACH LENDER EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.
     SECTION 12.19 Discretionary Facility.

     THE BORROWER ACKNOWLEDGES AND AGREES THAT THIS AGREEMENT PROVIDES FOR A CREDIT FACILITY THAT IS COMPLETELY DISCRETIONARY ON THE PART OF THE ADMINISTRATIVE AGENT AND THE LENDERS AND THAT THE ADMINISTRATIVE AGENT OR THE LENDERS HAVE ABSOLUTELY NO DUTY OR OBLIGATION TO ADVANCE ANY REVOLVING LOANS OR TO ISSUE ANY LETTER OF CREDIT. THE BORROWER UNDERSTANDS THAT WITHOUT REASON, CAUSE OR PRIOR NOTICE, THE ADMINISTRATIVE AGENT AND THE LENDERS MAY AND AT THE REQUEST OF THE REQUIRED LENDERS SHALL CEASE ADVANCING REVOLVING LOANS AND ISSUING LETTERS OF CREDIT AND MAKE DEMAND FOR PAYMENT OF ALL OBLIGATIONS OF THE BORROWER TO THE ADMINISTRATIVE AGENT OR THE LENDERS AT ANY TIME. THE BORROWER REPRESENTS AND WARRANTS TO THE ADMINISTRATIVE AGENT AND THE LENDERS THAT THE BORROWER IS AWARE OF THE RISKS ASSOCIATED WITH CONDUCTING BUSINESS UTILIZING AN UNCOMMITTED FACILITY.
     SECTION 12.20 Entire Agreement.
     THIS AGREEMENT, TOGETHER WITH THE OTHER LOAN DOCUMENTS, EMBODIES THE ENTIRE AGREEMENT AND UNDERSTANDING AMONG THE BORROWER, THE ADMINISTRATIVE AGENT, AND THE LENDERS AND SUPERSEDES ALL PRIOR OR CONTEMPORANEOUS AGREEMENTS AND UNDERSTANDINGS OF SUCH PERSONS, VERBAL OR WRITTEN, RELATING TO THE SUBJECT MATTER HEREOF AND THEREOF.
     SECTION 12.21 Confidentiality.
     Each of the parties hereto agrees to keep confidential all non-public information that is designated in writing as confidential and provided to it by any other party pursuant to this Agreement or any of the other Loan Documents; provided, however, that (A) nothing herein shall prevent any Person from disclosing any such information (i) to the Administrative Agent or any other Lender, (ii) to any Transferee or any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to the Borrower and its obligations, (iii) to its employees, directors, agents, attorneys, accountants and other professional advisors which receive such information, (iv) upon the request or demand of any examiner or other Governmental Authority or self-regulatory organization having jurisdiction over such Person, (v) in response to any order of any court or other Governmental Authority or as may otherwise be required pursuant to any Requirement of Law, (vi) which has been publicly disclosed other than in breach of this Agreement, (vii) to any insurance provider relating to or in connection with the Borrower, any of the obligations of the Borrower, or the transactions contemplated by this Agreement, or (viii) in connection with the exercise of any remedy hereunder, and (B) the term “confidential non-public information” as used herein shall not be deemed to include any information (i) that was known by any Person prior to the disclosure, or (ii) individually developed by a Person without the use or knowledge of confidential non-public information.
     SECTION 12.22 Intercreditor Agreements.

     This Agreement and certain of the other Loan Documents are subject to the terms and provisions of the Intercreditor Agreements. Each Lender hereby agrees that it shall take no action to terminate its obligations under each Intercreditor Agreement and will otherwise be bound by and take no actions contrary to any Intercreditor Agreement. The Borrower hereby acknowledges that it has received a copy of each Intercreditor Agreement and consents thereto, agrees to recognize all rights granted thereby to the Administrative Agent, the Lenders, the Letter of Credit Issuers, the Swap Lenders, the Facility B Agent, and the Facility B Lenders, and will not do any act or perform any obligation which is not in accordance with the agreements set forth therein. The Borrower further acknowledges and agrees that it is not an intended beneficiary or third party beneficiary under any Intercreditor Agreement. If a Collateral Agent shall recalculate the Adjusted Pro Rata Shares (as such term is defined in the Swap Lender Intercreditor Agreement) more than once in any calendar month, the Borrower shall, upon the request of such Collateral Agent, immediately pay an administrative fee for the account of such Collateral Agent in an amount equal to $2,500 for each such recalculation more than once in any calendar month.
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     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered in New York, New York by their proper and duly authorized officers as of the day and year first above written.

TESORO PANAMA COMPANY, S.A., as Borrower
By:	/s/ G. SCOTT SPENDLOVE
	Name:	G. Scott Spendlove
	Title:	SVP, Chief Financial Officer & Treasurer

BNP PARIBAS, as Lender, Administrative Agent, Lead Arranger, Letter of Credit Issuer, Daylight Overdraft Bank, and Swing Line Lender
By:	/s/ MATTHEW L. ROSETTI
	Name:	Matthew L. Rosetti
	Title:	Vice President

By:	/s/ JANET KOEHNE
	Name:	Janet Koehne
	Title:	Director

Lending Office for Alternative Base Rate Loans:
787 Seventh Avenue, NY, NY 10019
Lending Office for Eurodollar Rate Loans:
787 Seventh Avenue, NY, NY 10019
Uncommitted Revolving Credit Agreement -
Signature Page

SOCIÉTÉ GÉNÉRALE, as a Lender
By:	/s/ BARBARA PAULSEN
	Name:	Barbara Paulsen
	Title:	Managing Director

By:	/s/ CHUNG-TAEK OH
	Name:	Chung-Taek Oh
	Title:	Director

Uncommitted Revolving Credit Agreement -
Signature Page

NATIXIS, NEW YORK BRANCH, as a Lender
By:	/s/ DAVID PERSHAD
	Name:	David Pershad
	Title:	Managing Director

By:	/s/ VINCENT LAURAS
	Name:	Vincent Lauras
	Title:	Senior Managing Director
Uncommitted Revolving Credit Agreement -
Signature Page

CREDIT AGRICOLE CORPORATE AND INVESTMENT BANK, as a Lender
By:	/s/ LOUIS PRIEUR
	Name:	Louis Prieur
	Title:	Vice President

By:	/s/ ZALI WIN
	Name:	Zali Win
	Title:	Managing Director
Uncommitted Revolving Credit Agreement -
Signature Page

RB INTERNATIONAL FINANCE (USA) LLC, as a Lender
By:	/s/ ASTRID NOEBAUER
	Name:	Astrid Noebauer
	Title:	Group Vice President

By:	/s/ CHRISTOPH HOEDL
	Name:	Christoph Hoedl
	Title:	First Vice President

Uncommitted Revolving Credit Agreement -
Signature Page

CITIBANK N.A. PANAMA BRANCH, as a Lender
By:	/s/ BOGARD BOTELLO
	Name:	Bogard Botello
	Title:	Vice President

Uncommitted Revolving Credit Agreement -
Signature Page

THE BANK OF NOVA SCOTIA, PANAMA BRANCH, as a Lender
By:	/s/ JOHN FRAZELL
	Name:	John Frazell
	Title:	Director
Uncommitted Revolving Credit Agreement -
Signature Page

Solely for purposes of Section 11.10 of this Agreement:
Acknowledged and agreed:
BNP PARIBAS (SUISSE) SA,
as Facility B Agent and sole
Facility B Lender

By:	/s/ J. P. JEUNEHOMME
	Name:	J. P. Jeunehomme
	Title:	Account Officer

By:	/s/ ALEXANDRE WAGNER
	Name:	Alexandre Wagner
	Title:	Account Officer